Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER
by and among
ALLETE, INC.,
ALLOY PARENT LLC
and
ALLOY MERGER SUB LLC
Dated as of May 5, 2024

Exhibit 2.1
i

Exhibit 2.1

Exhibit 2.1

Exhibit 2.1
Exhibit A – Definitions
Exhibit B – Form of Surviving Corporation Articles of Incorporation
Exhibit C – Form of Surviving Corporation Bylaws
Exhibit D – Preferred Term Sheet

Exhibit 2.1
AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of May 5, 2024, is by and among ALLETE, Inc., a Minnesota corporation (the “Company”), Alloy Parent LLC, a Delaware limited liability company (“Parent”), and Alloy Merger Sub LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Merger Sub” and, together with the Company and Parent, the “Parties”).
RECITALS
WHEREAS, the Parties intend that, upon the terms and subject to the conditions set forth herein, at the Effective Time, Merger Sub will merge with and into the Company, with the Company surviving such merger (the “Merger”), in accordance with the Minnesota Business Corporation Act (the “MBCA”) and the Delaware Limited Liability Company Act (the “DLLCA”);
WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (a) determined that it is in the best interests of the Company and has declared it advisable for the Company to enter into this Agreement, including the Plan of Merger (as defined below), and to consummate the transactions contemplated hereby, including the Merger, (b) adopted and approved this Agreement and approved the Company’s execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Plan of Merger and the Merger, upon the terms and subject to the conditions set forth herein, in accordance with Section 302A.613 of the MBCA, and (c) resolved to recommend the approval of the transactions contemplated hereby, including the Merger and the Plan of Merger, to the Company’s shareholders and directed that this Agreement be submitted to the Company’s shareholders for approval at a duly held meeting of such shareholders for such purpose in accordance with the MBCA;
WHEREAS, the sole member of Parent has duly authorized and approved this Agreement and the execution, delivery and performance by Parent of this Agreement and the consummation of the transactions contemplated hereby, including the Plan of Merger and the Merger, upon the terms and subject to the conditions set forth herein;
WHEREAS, Parent, as the sole member of Merger Sub, has duly authorized and approved this Agreement and the execution, delivery and performance by Parent of this Agreement and the consummation of the transaction contemplated hereby, including the Plan of Merger and the Merger, upon the terms and subject to the conditions set forth herein;
WHEREAS, concurrently with the execution of this Agreement, and as a condition to the willingness of the Company to enter into this Agreement, each of the Sponsors is entering into (i) an equity commitment letter, dated as of the date hereof (each, an “Equity Commitment Agreement” and collectively, the “Equity Commitment Agreements”), pursuant to which each Sponsor has agreed to provide funding to Parent in the circumstances and subject to the terms and conditions set forth therein (the “Equity Financing”) and (ii) a guaranty in favor of the Company (each, a “Guaranty” and collectively, the “Guarantees”) with respect to such Sponsor’s pro rata share of certain obligations of Parent and Merger Sub under this Agreement; and

Exhibit 2.1
WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and subject to the conditions set forth herein, and each intending to be legally bound hereby, the Parties agree as follows:
ARTICLE I

THE MERGER
Section 1.01    The Merger. At the Effective Time, upon the terms and subject to the conditions set forth herein, and in accordance with the relevant provisions of the MBCA and the DLLCA, Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall thereupon cease. The Company shall continue its existence under the Laws of the State of Minnesota as the surviving corporation in the Merger (sometimes referred to herein as the “Surviving Corporation”) and a subsidiary of Parent.
Section 1.02    The Effective Time. Upon the terms and subject to the conditions set forth herein, as soon as practicable on the Closing Date, (a) the Company shall deliver to and file with the Secretary of State of the State of Minnesota articles of merger with respect to the Merger, in such form as is required by, and executed in accordance with, the relevant provisions of the MBCA (the “Articles of Merger”), (b) the Company shall file with the Secretary of State of the State of Delaware a certificate of merger with respect to the Merger, in such form as is required by, and executed in accordance with, the relevant provisions of the DLLCA (the “Certificate of Merger”) and (c) the Parties hereto shall make all other filings, recordings or publications required under the MBCA and the DLLCA in connection with the Merger. The Merger shall become effective upon the later of the time that the Articles of Merger are duly accepted for filing by the Secretary of State of the State of Minnesota in accordance with the MBCA, the Certificate of Merger is filed with and accepted for record by the Secretary of State of the State of Delaware, or at such later time as is permissible in accordance with the MBCA and the DLLCA and, as the Parties may mutually agree, as specified in the Articles of Merger and Certificate of Merger (the time the Merger becomes effective, the “Effective Time”).
Section 1.03    The Closing. Unless this Agreement has been terminated in accordance with Section 8.01, the consummation of the Merger (the “Closing”) shall take place at the offices of the Company, 30 West Superior Street, Duluth, Minnesota 55802 (or remotely via the electronic exchange of executed documents) at 9:00 a.m. (New York City time) on the fifth Business Day following the satisfaction or waiver (to the extent such waiver is permitted by Law) of the conditions to the Closing set forth in Article VII (except for those conditions to the Closing that by their nature are to be satisfied at the Closing but subject to the satisfaction or waiver of such conditions), unless another time, date or place is mutually agreed to in writing by the Parties. Notwithstanding anything to the contrary in Section 8.01(b)(i), if the conditions to the Closing set forth in Article VII (except for those conditions to the Closing that by their nature are to be satisfied at the Closing but subject to the satisfaction or waiver of such conditions) have been satisfied or waived on a date that is prior to the End Date but the Closing Date would occur after the End Date, the End Date shall be automatically extended such that it occurs on the day

Exhibit 2.1
immediately following the five (5) Business Day period described in the preceding sentence. The date on which the Closing occurs is referred to herein as the “Closing Date.”
Section 1.04    Effects of the Merger. The Merger shall have the effects specified herein and in the applicable provisions of the MBCA and the DLLCA. Without limiting the foregoing, from and after the Effective Time, the Surviving Corporation shall possess all of the properties, rights, privileges, powers and franchises of the Company and Merger Sub, and all of the claims, obligations, liabilities, debts and duties of the Company and Merger Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Corporation. As a result of the Merger, all classes and series of the capital stock of the Company and all classes and series of the capital stock of Merger Sub, will be converted or cancelled in the manner provided in Article II.
Section 1.05    Surviving Corporation Organizational Documents. As of the Effective Time, the articles of incorporation and bylaws of the Surviving Corporation, as in effect immediately prior to the Effective Time, shall be amended and restated as of the Effective Time to be in the form of the articles of incorporation attached as Exhibit B and the bylaws attached as Exhibit C, respectively, until thereafter amended as provided therein and in accordance with applicable Law.
Section 1.06    Surviving Corporation Directors and Officers. As of the Effective Time, (a) the managers of Merger Sub as of immediately prior to the Effective Time shall be the directors of the Surviving Corporation to serve until their respective successors are duly elected or appointed and qualified (including in accordance with Section 6.06) or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Corporation; provided, however, that within one (1) Business Day immediately following the Effective Time, Parent shall take, or shall cause Parent and the Surviving Corporation to take, all such actions as are necessary to cause the board of directors of the Surviving Corporation to consist of persons determined in accordance with the requirements set forth in Section 6.06, to serve until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Corporation and (b) the officers of the Company as of immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Corporation.
Section 1.07    Plan of Merger. This Article I and Article II and, solely to the extent necessary under the MBCA, the other provisions of this Agreement shall constitute a “plan of merger” for purposes of the MBCA (the “Plan of Merger”).

Exhibit 2.1
ARTICLE II

MERGER CONSIDERATION; EXCHANGE OF CERTIFICATES AND BOOK-ENTRY SHARES
Section 2.01    Merger Consideration. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:
(a)    Conversion of Company Common Stock. Subject to Section 2.03 and Section 2.04, and except as otherwise provided by Section 2.01(b) and Section 2.04(b), each share of common stock, no par value, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time, other than the AccommodationCo Share, if any, and the Dissenting Shares in accordance with Section 2.01(g) and Section 2.05, shall automatically be converted into, and shall thereafter represent solely, the right to receive cash in the amount of $67.00, without interest (the “Merger Consideration”).
(b)    Equitable Adjustment. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of Company Common Stock (or any other securities convertible therefor or exchangeable thereto) shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split), combination, subdivision, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, or any similar event, in each case, other than pursuant to the transactions contemplated by this Agreement, the Merger Consideration shall be equitably adjusted to provide to the holders of shares of Company Common Stock the same economic effect as contemplated by this Agreement prior to such action; provided, however, that nothing in this Section 2.01(b) shall be deemed construed to supersede or in any way limit Section 5.01 or to authorize or permit the Company to effect any such change that is not otherwise specifically authorized or permitted by this Agreement.
(c)    Outstanding Units of Parent. Each membership interest unit of Parent issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and unaffected by the Merger.
(d)    Outstanding Units of Merger Sub. Each membership interest unit of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one share of Class A stock (“Class A Stock”) of the Surviving Corporation and shall constitute the only outstanding shares of Class A Stock of the Surviving Corporation.
(e)    Outstanding AccommodationCo Share. The AccommodationCo Share, if any, shall be converted into and become one share of Class B stock (“Class B Stock”) of the Surviving Corporation and shall constitute the only outstanding share of Class B Stock of the Surviving Corporation.
(f)    Outstanding Preferred Stock. Each share of Preferred Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and unaffected by the Merger.

Exhibit 2.1
(g)    Dissenting Shares. At the Effective Time, each Dissenting Share shall cease to be outstanding, be canceled without payment of any consideration therefor and shall cease to exist, subject to any rights the holder thereof may have pursuant to Section 2.05 and the MBCA.
Section 2.02    Rights as Shareholders. At the Effective Time, except as set forth in Section 2.05, holders of shares of Company Common Stock (except for the holder of the AccommodationCo Share, if any) shall cease to be, and shall have no rights as, shareholders of the Company, other than (a) to receive, without interest, any dividend or other distribution with respect to such shares of Company Common Stock with a record date occurring prior to the Effective Time and (b) to receive the consideration provided under this Article II upon, in the case of any shares that are certificated, surrender of such Certificate or Book-Entry Share in accordance with Section 2.03.
Section 2.03    Exchange and Payment Procedures.
(a)    Exchange Agent. Prior to the Closing Date, Parent shall appoint a bank or trust company to act as paying and exchange agent reasonably acceptable to the Company (the “Exchange Agent”) for the purpose of exchanging shares of Company Common Stock for the Merger Consideration in accordance with Section 2.01(a). At or prior to the Effective Time, Parent shall deposit or cause to be deposited with the Exchange Agent, in trust for the benefit of the holders of shares of Company Common Stock contemplated by Section 2.01(a), an aggregate amount of cash sufficient to deliver the aggregate amount of the Merger Consideration (which, for the avoidance of doubt, shall not include any amounts due under Section 2.04). All such cash shall hereinafter be referred to as the “Exchange Fund.”
(b)    Payment Procedures
(i)    Promptly after the Effective Time (but no later than three (3) Business Days after the Effective Time), the Exchange Agent will mail to each holder of record of a certificate representing outstanding shares of Company Common Stock immediately prior to the Effective Time (a “Certificate”) whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.01(a):
(1)    a letter of transmittal, which shall specify that delivery shall be effected, and that risk of loss and title to Certificates held by such holder will pass, only upon proper delivery of such Certificates to the Exchange Agent in accordance with the procedures set forth in the letter of transmittal and which shall be in form and substance reasonably satisfactory to Parent and the Company; and
(2)    instructions for use in effecting the surrender of such Certificates in exchange for the Merger Consideration with respect to such shares; provided, however, with respect to each holder of Certificates whose shares cease to be Dissenting Shares following the Effective Time pursuant to Section 2.05, Parent shall instruct the Exchange Agent promptly after the date on which Parent becomes aware that such Dissenting Shares have ceased to be Dissenting Shares to mail to such holder the letter of transmittal and instructions referred to above with respect to such shares.

Exhibit 2.1
(ii)    Upon surrender to, and acceptance in accordance with Section 2.03(b)(iii) by, the Exchange Agent of a Certificate (or affidavits of loss in lieu thereof under Section 2.03(g)) together with the letter of transmittal, if applicable, duly completed and validly executed in accordance with the instructions thereto, the holder thereof will be entitled to the Merger Consideration payable in respect of the number of shares of Company Common Stock formerly represented by such Certificate surrendered under this Agreement.
(iii)    The Exchange Agent will accept Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange of the Certificates in accordance with customary exchange practices.
(iv)    Notwithstanding anything herein to the contrary, any holder of uncertificated shares of Company Common Stock (including any shares held pursuant to the Company Benefit Plans) represented by book entry immediately prior to the Effective Time and whose shares were converted into the right to receive the Merger Consideration (“Book-Entry Shares”), shall not be required to deliver a Certificate or an executed letter of transmittal to the Exchange Agent. In lieu thereof, each holder of record of one (1) or more Book-Entry Shares that are converted into the right to receive the Merger Consideration shall automatically upon the Effective Time be entitled to receive, and Parent shall cause the Exchange Agent to pay and deliver as promptly as reasonably practicable after the Effective Time, cash in an amount equal to the Merger Consideration multiplied by the number of uncertificated shares of Company Common Stock previously represented by such Book-Entry Shares. No interest shall be paid or accrue on any cash payable upon conversion of any Book-Entry Shares.
(v)    From and after the Effective Time, no further transfers may be made on the records of the Company or its transfer agent of Certificates or Book-Entry Shares, and if any Certificate or Book-Entry Share is presented to the Company for transfer, such Certificate or Book-Entry Share shall be canceled against delivery of the Merger Consideration payable in respect of the shares of Company Common Stock represented by such Certificate or Book-Entry Share.
(vi)    If any Merger Consideration is to be remitted to a name other than that in which a Certificate or Book-Entry Share is registered, no Merger Consideration may be paid in exchange for such surrendered Certificate or Book-Entry Share unless:
(1)    either (A) the Certificate so surrendered is properly endorsed, with signature guaranteed, or otherwise in proper form for transfer or (B) the Book-Entry Share is properly transferred; and
(2)    the Person requesting such payment shall (A) pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of the Certificate or Book-Entry Share or (B) establish to the satisfaction of the Exchange Agent that such Taxes have been paid or are not payable.

Exhibit 2.1
(vii)    At any time after the Effective Time until surrendered as contemplated by this Section 2.03, each Certificate or Book-Entry Share shall be deemed to represent only the right to receive upon such surrender the Merger Consideration payable in respect of the shares of Company Common Stock represented by such Certificate or Book-Entry Share as contemplated by Section 2.01(a). No interest will be paid or accrued for the benefit of holders of Certificates or Book-Entry Shares on the Merger Consideration payable in respect of the shares of Company Common Stock represented by Certificates or Book-Entry Shares.
(c)    No Further Ownership Rights in Company Common Stock.
(i)    At the Effective Time, each holder of a Certificate, and each holder of Book-Entry Shares, will cease to have any rights with respect to such shares of Company Common Stock, except, to the extent provided by Section 2.02, for the right to receive the Merger Consideration payable in respect of the shares of Company Common Stock formerly represented by such Certificate or Book-Entry Shares upon surrender of such Certificate or Book-Entry Share in accordance with Section 2.03(b).
(ii)    The Merger Consideration paid upon the surrender or exchange of Certificates or Book-Entry Shares in accordance with this Section 2.03 will be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificates or Book-Entry Shares.
(d)    Termination of Exchange Fund. The Exchange Agent will deliver to the Surviving Corporation, upon the Surviving Corporation’s demand, any portion of the Exchange Fund (including any interest and other income received by the Exchange Agent in respect of all such funds) which remains undistributed to the former holders of Certificates or Book-Entry Shares upon expiration of the period ending one (1) year after the Effective Time. Thereafter, any former holder of Certificates or Book-Entry Shares prior to the Merger who has not complied with this Section 2.03 prior to such time, may look only to the Surviving Corporation for payment of their claim for Merger Consideration to which such holder may be entitled.
(e)    No Liability. None of Parent, the Company, the Exchange Agent or the Surviving Corporation, nor any employee, officer, partner, director, agent or Affiliate of the foregoing, shall be liable to any former holder of shares of Company Common Stock for any payment of the Merger Consideration delivered to a public official if required by any applicable abandoned property, escheat or similar Law. Any portion of the Exchange Fund remaining unclaimed by holders of shares of Company Common Stock as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity will, to the extent not prohibited by applicable Law, become the property of Parent, free and clear of all or any claims or interest of any Person previously entitled thereto.
(f)    Waiver. The Surviving Corporation may from time to time, in the case of one or more Persons, waive one or more of the rights provided to it in this Article II to withhold certain payments, deliveries and distributions, and no such waiver shall constitute a waiver of its rights thereafter to withhold any such payment, delivery or distribution in the case of any Person.

Exhibit 2.1
(g)    Lost, Stolen or Destroyed Certificates. If any Certificate formerly representing shares of Company Common Stock has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable and customary amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall deliver and pay, in exchange for such lost, stolen or destroyed certificate, the Merger Consideration payable in respect thereof pursuant to this Agreement.
(h)    Investment of Exchange Fund. The Exchange Agent shall invest any cash in the Exchange Fund if and as directed by Parent; provided that such investment shall be (1) in obligations of, or guaranteed by the full faith and credit of, the United States, (2) in commercial paper obligations of issuers organized under the Law of a state of the United States, rated P-1 or A-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Service, respectively, (3) in certificates of deposit, bank repurchase agreements or bankers’ acceptances of commercial banks with capital exceeding ten billion dollars ($10,000,000,000), or (4) in mutual funds investing solely in such assets referred to in the foregoing clauses (1) through (3). Any interest and other income resulting from such investments shall be paid to, and be the property of, Parent. No investment losses resulting from the Exchange Fund shall diminish the rights of any holders of shares of Company Common Stock, Company Restricted Stock Units or Company Performance Stock to receive the Merger Consideration or any other payment as provided herein. To the extent, for any reason, the amount in the Exchange Fund is below what is required to make prompt payment of the aggregate cash payments contemplated by this Article II, Parent shall promptly replace, store or supplement (or cause to be replaced, stored or supplemented) the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Exchange Agent to make the payment of the aggregate cash payments contemplated by this Article II.
(i)    Withholding. Parent, the Surviving Corporation, Merger Sub, any Affiliates of the Surviving Corporation and the Exchange Agent shall be entitled to (i) deduct and withhold from the Merger Consideration and any other amounts payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or non-U.S. Tax Law and (ii) reasonably request any necessary Tax forms, including Internal Revenue Service Form W-9 or the appropriate series of Form W-8, as applicable (together with any applicable underlying forms or documentation) from any Person to whom a payment is to be made pursuant to this Agreement. To the extent amounts are so withheld and paid over to the appropriate Governmental Entity, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding were made.
Section 2.04    Equity Awards. At or prior to the Effective Time, the Company shall take such actions as are necessary (including obtaining any resolutions of the Company Board or, if appropriate, any committee thereof administering the Company Stock Plans) to effect the following:
(a)    Company Restricted Stock Units. Each Company Restricted Stock Unit that is outstanding and unvested immediately prior to the Effective Time shall be canceled as of

Exhibit 2.1
the Effective Time and converted into a contingent right to receive, from Parent or the Surviving Corporation (a “Converted Cash Award”), an aggregate amount, without interest, in cash equal in value to (i) the number of shares of Company Common Stock subject to such Company Restricted Stock Unit award immediately prior to the Effective Time after giving effect to the accumulation of dividend equivalents credited in respect of such Company Restricted Stock Units, multiplied by (ii) the Merger Consideration. Each such Converted Cash Award assumed and converted pursuant to this Section 2.04(a) will continue to have and will be subject to, the same terms and conditions as applied to the corresponding Company Restricted Stock Unit immediately prior to the Effective Time. This Section 2.04(a) (rather than Section 2.01(a)) shall govern the treatment of Company Restricted Stock Units at the Effective Time. Each Company Restricted Stock Unit that is outstanding and vested immediately prior to the Effective Time shall be canceled as of the Effective Time and converted into a right to receive, from Parent or the Surviving Corporation, an aggregate amount, without interest, in cash equal in value to (x) the number of shares of Company Common Stock subject to such vested Company Restricted Stock Unit award immediately prior to the Effective Time after giving effect to the accumulation of dividend equivalents credited in respect of such Company Restricted Stock Units, multiplied by (y) the Merger Consideration. Payment with respect to the Company Restricted Stock Units described in the preceding sentence shall be made through payroll of the Surviving Corporation or the applicable Company Subsidiary as soon as reasonably practicable following the Closing Date, subject to deduction for any applicable withholding Taxes required to be made under applicable Law.
(b)    Company Performance Stock. Each share of Company Performance Stock that is outstanding and unvested immediately prior to the Effective Time shall be canceled as of the Effective Time and converted into a vested right to receive, without interest, the Merger Consideration with respect to a pro-rata portion of the number of shares of Company Common Stock subject to such Company Performance Stock award, based on attainment of the applicable performance metrics at the greater of (i) the number determined in accordance with the performance criteria as otherwise provided in the applicable award agreement and as if the performance period ended as of the last Business Day immediately preceding the Closing Date and (ii) the target award as provided in the applicable award agreement, in either case, prorated, after giving effect to the accumulation of dividend equivalents credited in respect of such Company Performance Stock, based on the number of whole calendar months within the vesting period that has elapsed as of the Effective Time in relation to the number of calendar months in the entire vesting period (the “Applicable Company Performance Stock”). In each case, payment with respect to any Applicable Company Performance Stock shall be made through payroll of the Surviving Corporation or the applicable Company Subsidiary as soon as reasonably practicable following the Closing Date, subject to deduction for any applicable withholding Taxes required to be made under applicable Law. At the Effective Time, any outstanding portion of a Company Performance Stock award that is not the Applicable Company Performance Stock shall be canceled and converted into a Converted Cash Award with respect to an aggregate amount, without interest, in cash equal in value to (A) the prorated number of shares of Company Performance Stock that is not the Applicable Company Performance Stock after giving effect to the deemed performance determination as described above with respect to the Applicable Company Performance Stock, multiplied by (B) the Merger Consideration, subject to deduction for any applicable withholding Taxes required to be made under applicable Law. Each such Converted Cash Award assumed and converted pursuant to this Section 2.04(b) will continue to have and will be subject to, the same terms and conditions (including time-based vesting conditions, but excluding performance-based vesting conditions) as applied to the corresponding

Exhibit 2.1
Company Performance Stock immediately prior to the Effective Time. This Section 2.04(b) (rather than Section 2.01(a)) shall govern the treatment of Company Performance Stock at the Effective Time.
(c)    Company ESPP. To the extent permitted by applicable Law and the applicable Company Union Contracts, the Company shall take all actions as are necessary to (i) provide that the Company ESPP shall terminate as of immediately prior to the Closing Date and no further rights shall be granted or exercised under the Company ESPP thereafter; (ii) for any offering period in effect under the Company ESPP immediately prior to the Closing, establish a new exercise date to be set under the Company ESPP, which date shall be no later than five (5) Business Days prior to the Closing Date (the “ESPP Exercise Date”), with the automatic purchase of Company Common Stock with respect to accumulated employee contributions of each participant under the Company ESPP in respect of such offering period to occur on such date; (iii) make any adjustments that may be necessary or advisable to reflect the shortened offering period, but otherwise treat such shortened offering period as a fully effective and completed offering period or purchase period for all purposes pursuant to the Company ESPP; and (iv) provide that the amount of the accumulated contributions of each participant under the Company ESPP as of immediately prior to the ESPP Exercise Date shall, to the extent not used to purchase Company Common Stock in accordance with the terms and conditions of the Company ESPP and this Section 2.04(c), be refunded to such participant as promptly as practicable following the Effective Time (without interest).
(d)    Section 409A. To the extent that any award described in this Section 2.04 constitutes nonqualified deferred compensation subject to Section 409A of the Code, any payment contemplated hereby with respect to such award shall be made in accordance with this Agreement and the applicable award’s terms or, if later, at the earliest time permitted under the terms of such award that will not result in the application of a Tax or penalty under Section 409A of the Code.
(e)    Company DRIP. Effective as of the Effective Time, the Company DRIP shall terminate in accordance with the terms of the Company DRIP; provided that the termination of the Company DRIP will not have any effect on the Company Common Stock credited to the account of a participant in the Company DRIP at the time of such termination or the right of the holder of such Company Common Stock to receive the Merger Consideration pursuant to this Article II.
(f)    Company Actions. Prior to the Effective Time, the Company Board or, if appropriate, any committee thereof administering the Company Stock Plans shall pass any necessary resolutions or take any other required action in order to (i) effect the foregoing provisions of this Section 2.04, automatically, by virtue of the Merger and without any required action on the part of any participant, (ii) if so requested by Parent no later than five (5) Business Days prior to the Effective Time, cause the Company Stock Plans to terminate at the Effective Time, and (iii) amend (in form and substance reasonably satisfactory to Parent) the ESOP, effective at or prior to the Effective Time, to cause the ESOP to no longer be considered an “employee stock ownership plan” within the meaning of Section 4975(e)(7) of the Code and to eliminate, effective as of the Effective Time, further contributions in the form of, purchases of, or new investments by participants in, Company Common Stock or other employer securities. The Company shall take all actions necessary to ensure that from and after the Effective Time neither

Exhibit 2.1
Parent nor the Surviving Corporation shall be required to deliver shares or other capital stock of the Company to any Person pursuant to the settlement of Company Restricted Stock Units and Company Performance Stock or with respect to the ESOP.
Section 2.05    Dissenters Rights. At the Effective Time, the Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, subject to any rights the holder thereof may have under this Section 2.05. Notwithstanding anything in this Agreement to the contrary, shares of the Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who (a) demanded and perfected such holder’s right to dissent from the Merger and to be paid the fair value of such shares of Company Common Stock in accordance with Sections 302A.471 and 302A.473 of the MBCA, (b) has not voted in favor of approval of the Merger and adoption of the Plan of Merger and (c) as of the Effective Time, has not otherwise effectively withdrawn or lost such dissenters’ rights (the “Dissenting Shares”) shall not be converted into or represent the right to receive the Merger Consideration as provided in Section 2.01(a), but the holder thereof, if such holder complies in all respects with Sections 302A.471 and 302A.473 of the MBCA (the “Dissenters’ Rights”), shall be entitled to payment of the fair value (including interest determined in accordance with Section 302A.473 of the MBCA) of such Dissenting Shares in accordance with the Dissenters’ Rights; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to dissent under the Dissenters’ Rights, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, the Merger Consideration, without interest thereon. The Company shall provide prompt notice to Parent of any demands, communications, attempted withdrawals of such demands and any other instruments served pursuant to Sections 302A.471 and 302A.473 of the MBCA or which otherwise makes any demand for payment of the fair value of any shares of Company Common Stock, that are received by the Company for Dissenters’ Rights with respect to any shares of Company Common Stock, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, notwithstanding anything in Section 5.01 to the contrary, the Company shall not, without the prior written consent of Parent (which consent shall not to be unreasonably withheld, conditioned, or delayed), make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demand, or agree to do any of the foregoing.
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except (a) as set forth in the Company Reports publicly available and filed with or furnished to the SEC from and after January 1, 2022 and prior to the date of this Agreement (excluding any disclosures of factors or risks contained or references therein under the captions “Risk Factors” or “Forward-Looking Statements” and any other statements that are predictive, cautionary or forward-looking in nature) or (b) subject to Section 9.04(k), as set forth in the corresponding section of the disclosure letter delivered by the Company to Parent concurrently

Exhibit 2.1
with the execution and delivery by the Company of this Agreement (the “Company Disclosure Letter”), the Company represents and warrants to Parent and Merger Sub as follows:
Section 3.01    Organization, Standing and Power. Each of the Company and the Subsidiaries of the Company (the “Company Subsidiaries”) is duly organized, validly existing and in active status or good standing, as applicable, under the Laws of the jurisdiction in which it is organized (in the case of active status or good standing, to the extent such jurisdiction recognizes such concept), except, in the case of the Company Subsidiaries, where the failure to be so organized, existing or in active status or good standing, as applicable, has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries has all requisite entity power and authority to enable it to own, operate, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, except where the failure to have such power or authority has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership, operation or leasing of its properties and assets make such qualification or license necessary, except in any such jurisdiction where the failure to be so qualified or licensed has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Parent true and complete copies of the amended and restated articles of incorporation of the Company in effect as of the date of this Agreement (the “Company Articles”) and the bylaws of the Company in effect as of the date of this Agreement (the “Company Bylaws”).
Section 3.02    Company Subsidiaries. Except as set forth in Section 3.02 of the Company Disclosure Letter, all the outstanding shares of capital stock of, voting securities of, and other equity interests in, each Company Subsidiary have been validly issued and are fully paid and nonassessable and are owned by the Company, by another Company Subsidiary or by the Company and another Company Subsidiary, free and clear of (a) all pledges, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”) and (b) any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock, voting securities or other equity interests), except, in the case of the foregoing clauses (a) and (b), as imposed by this Agreement, the Organizational Documents of the Company Subsidiaries, applicable securities Laws or inchoate Liens arising as a matter of law. Section 3.02 of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of the Company Subsidiaries. Neither the Company nor any Company Subsidiary owns any shares of capital stock or voting securities of, or other equity interests in, any Person other than the Company Subsidiaries. The Company has made available to Parent true and complete copies of the articles of incorporation and bylaws (or equivalent Organizational Documents) of each Material Company Subsidiary in effect as of the date of this Agreement.
Section 3.03    Capital Structure.
(a)    The authorized capital stock of the Company consists of 83,616,000 shares, of which 80,000,000 shares are Company Common Stock without par value and 3,616,000 shares are preferred stock (the “Preferred Stock”), consisting of 116,000 shares of 5%

Exhibit 2.1
Preferred Stock with the par value of $100 each, 1,000,000 shares of Serial Preferred Stock without par value and 2,500,000 shares of Serial Preferred Stock A without par value. At the close of business on May 3, 2024 (the “Capitalization Date”): (i) 57,691,967 shares of Company Common Stock were issued and outstanding (not including shares described in clause (iv) below); (ii) no shares of Preferred Stock were issued and outstanding; (iii) Company Restricted Stock Units with respect to an aggregate of 136,237 shares of Company Common Stock were issued and outstanding (including for the avoidance of doubt any dividend equivalents credited in respect of Company Restricted Stock Units); (iv) Company Performance Stock with respect to an aggregate of 291,967 shares of Company Common Stock (based on achievement of applicable performance criteria at the “superior” (i.e., maximum) level) and 145,984 shares of Company Common Stock (based on the target performance level) were issued and outstanding (including for the avoidance of doubt any dividend equivalents credited in respect of Company Performance Stock); (v) 42,339 shares of Company Common Stock have been authorized and reserved for issuance pursuant to the Company ESPP; and (vi) 2,578,302 shares of Company Common Stock were reserved for issuance under the Company DRIP. At the close of business on May 3, 2024, an aggregate of 487,742 shares of Company Common Stock were available for issuance pursuant to the Executive Long-Term Incentive Compensation Plan and 273,860 shares of Company Common Stock were available for issuance pursuant to the Company’s Non-Employee Director Stock Plan, each as amended and in effect from time to time (and in each case net of shares subject to outstanding awards described above). Except as set forth above, at the close of business on the Capitalization Date, there are no shares of capital stock, or other equity or voting securities or equity or voting interests of the Company issued, reserved for issuance or outstanding. From the close of business on the Capitalization Date to the date of this Agreement, there have been no issuances by the Company of any shares of capital stock, or other equity or equity-based or voting securities or equity or voting interests, and other than with respect to ordinary course vesting of equity awards, from the close of business on the Capitalization Date to the date of this Agreement, the Company has not entered into a Contract to grant, or otherwise committed to grant any such awards or other equity or equity-based awards that may be settled in or are otherwise based on the value of the Company Common Stock.
(b)    All outstanding shares of Company Common Stock are, and all shares of Company Common Stock that may be issued upon the settlement of Company Restricted Stock Units will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any preemptive or similar right. Except as set forth in this Section 3.03, there are not issued, reserved for issuance or outstanding, and there are not any outstanding obligations of the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, (i) any capital stock of the Company or any Company Subsidiary or any securities of the Company or any Company Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary or (ii) any warrants, calls, options, “phantom” equity rights, equity appreciation rights, profit participation rights, equity-based performance units, commitments, Contracts, arrangements or undertakings of any kind, or other equity or equity-based rights or interests to acquire from the Company or any Company Subsidiary, or any security convertible or exercisable for or exchangeable into or measured by reference to any capital stock of or other equity interest in, the Company or any Company Subsidiary, or any Company Voting Debt, or any interests based on the value of equity interests in the Company or any Company Subsidiary or any other obligation of the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any capital

Exhibit 2.1
stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary (the foregoing clauses (i) and (ii), collectively, “Equity Securities”). Except pursuant to the Company Stock Plans, there are not any outstanding obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Equity Securities. There is no outstanding Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote (“Company Voting Debt”). No Company Subsidiary owns any shares of Company Common Stock. There are no proxies, voting trusts or other agreements or understandings to which the Company or any Company Subsidiary is a party or is bound with respect to the voting or registration of any capital stock or voting securities of, or other equity interests in, the Company or any of the Company Subsidiaries.
(c)    Section 3.03(c) of the Company Disclosure Letter sets forth a true and complete list, as of the Capitalization Date, of all outstanding Company Equity Awards by holder, including (i) the type of award and number of shares of Company Common Stock related thereto (including for the avoidance of doubt any dividend equivalents credited in respect of such Company Equity Award, and with Company Performance Stock reflected at the target and maximum performance levels), (ii) the name of the Company Stock Plan under which the award was granted and (iii) the grant date.
Section 3.04    Authority; Execution and Delivery; Enforceability. The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its covenants and agreements hereunder and to consummate the transactions contemplated hereby, including the Merger, subject, in the case of the Merger, to the receipt of the Company Shareholder Approval. The Company Board has unanimously adopted resolutions, at a meeting duly called at which a quorum of directors of the Company was present, (a) determining that it is in the best interests of the Company and declaring it advisable, for the Company to enter into this Agreement, (b) approving this Agreement and the Plan of Merger (such approval having been made in accordance with the MBCA, including for purposes of Section 302A.613, Subd. 1 thereof) and approving the Company’s execution, delivery and performance of this Agreement and the consummation of the transactions contemplated thereby, and (c) resolving to recommend that the Company’s shareholders approve this Agreement and the Plan of Merger (the “Company Board Recommendation”) and directing that this Agreement and the Plan of Merger be submitted to the Company’s shareholders for approval at a duly held meeting of such shareholders for such purpose (the “Company Shareholders Meeting”). A committee consisting only of directors of the Company Board who are both (i) “disinterested” (as defined in Section 302A.673 Subd. 1(d)(3) of the MBCA) and (ii) “Disinterested Directors” (as defined in Article VII of the Company Articles) has unanimously adopted resolutions approving this Agreement, including the Plan of Merger, and the transactions contemplated by this Agreement, including the Merger and any acquisition or deemed acquisition of beneficial ownership in the capital stock of the Company by Parent or any Affiliate of Parent occurring on or after the date hereof, which approval, to the extent applicable constituted approval under the provisions of Section 302A.673, Subd. 1 of the MBCA and Article VII of the Company Articles, as a result of which this Agreement, including the Plan of Merger, and the transactions contemplated by this Agreement, including the Merger and any acquisition or deemed acquisition of beneficial ownership in the capital stock of the Company by Parent or any Affiliate of Parent occurring on or after the date hereof, are not and will not be subject to the restrictions on control share acquisitions under

Exhibit 2.1
Section 302A.671 of the MBCA or business combinations under the provisions of Section 302A.673 of the MBCA or the restrictions on “Business Combinations” set forth in Article VII of the Company Articles (including Section 2 of Article VII of the Company Articles). None of the resolutions described in this Section 3.04 have been amended or withdrawn as of the date of this Agreement. Such resolutions have not been amended or withdrawn as of the date of this Agreement. Except for (i) the approval of this Agreement by the affirmative vote of the holders of a majority of all of the outstanding shares of Company Common Stock entitled to vote at the Company Shareholders Meeting (the “Company Shareholder Approval”), (ii) the filing of the Articles of Merger as required by the MBCA and (iii) the filing and acceptance for record of the Certificate of Merger with the Secretary of State of the State of Delaware, no other vote or corporate proceedings on the part of the Company or its shareholders are necessary to authorize, adopt or approve this Agreement or to consummate the transactions contemplated hereby, including the Merger. The Company has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject in all respects to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law) (the “Bankruptcy and Equity Exceptions”).
Section 3.05    No Conflicts; Consents.
(a)    The execution and delivery by the Company of this Agreement does not, and the performance by the Company of its covenants and agreements hereunder and the consummation of the transactions contemplated hereby, including the Merger, will not, (i) subject to obtaining the Company Shareholder Approval, conflict with, or result in any violation of any provision of, the Company Articles, the Company Bylaws or the Organizational Documents of any Company Subsidiary, (ii) subject to obtaining the Consents and providing the notices (as applicable) set forth in Section 3.05(a)(ii) of the Company Disclosure Letter (the “Company Required Consents”) conflict with, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right any right of first refusal, preemptive right, tag-along right, transfer right or similar right of any party or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of a Lien (other than a Permitted Encumbrance) upon any of the respective properties or assets of the Company or any Company Subsidiary pursuant to, any Contract to which the Company or any Company Subsidiary is a party (excluding any letters of credit issued by Bank of America, N.A. (or any Affiliate thereof) for the benefit of the Company or any of its Subsidiaries) or by which any of their respective properties or assets are bound or any Permit applicable to the business of the Company and the Company Subsidiaries or (iii) subject to obtaining the Company Shareholder Approval and the Consents referred to in Section 3.05(b) and making the Filings referred to in Section 3.05(b), conflict with, or result in any violation of any provision of, any Judgment or Law, in each case, applicable to the Company or any Company Subsidiary or their respective properties or assets, except for, in the case of the foregoing clauses (ii) and (iii), any matter that has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and would not prevent or materially impede, interfere with or delay the consummation of the transactions contemplated hereby, including the Merger.

Exhibit 2.1
(b)    No consent, waiver or Permit (“Consent”) of or from, or registration, declaration, notice, submission or filing (“Filing”) made to or with, any Governmental Entity is required to be obtained or made by the Company, any Company Subsidiary or any other Affiliate of the Company in connection with the Company’s execution and delivery of this Agreement or its performance of its covenants and agreements hereunder or the consummation of the transactions contemplated hereby, including the Merger, except for the following:
(i)    (1) the filing with the Securities and Exchange Commission (the “SEC”), in preliminary and definitive form, of the Proxy Statement and (2) the filing with the SEC of such reports under, and such other compliance with, the Securities Exchange Act of 1934, as amended (together with the rules and regulations of the SEC promulgated thereunder, the “Exchange Act”), or the Securities Act of 1933, as amended (together with the rules and regulations of the SEC promulgated thereunder, the “Securities Act”), in each case as may be required in connection with this Agreement or the Merger;
(ii)    compliance with, Filings under and the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”) and such other Consents or Filings as are required to be obtained or made under any other Antitrust Law and are set forth on Section 3.05(b)(ii) of the Company Disclosure Letter;
(iii)    the filing of the Articles of Merger and the Certificate of Merger with the Secretary of State of the State of Minnesota and the Secretary of State of the State of Delaware, respectively, and appropriate documents in connection with the Merger with the relevant authorities of the other jurisdictions in which the Company is qualified to do business;
(iv)    (1) Filings with, and the Consent of, the Federal Energy Regulatory Commission (the “FERC”) under Section 203 of the Federal Power Act (the “FPA”), (2) Filings with, and the Consent of, the U.S. Federal Communications Commission, and (3) Filings with, and the Consents of, the Minnesota Public Utilities Commission (the “MPUC”) and the Public Service Commission of Wisconsin (the “PSCW”) (the Filings and Consents set forth in Section 3.05(b)(ii) and this Section 3.05(b)(iv), collectively, the “Company Required Approvals”);
(v)    Filings with, and the Consent of, the Committee on Foreign Investment in the United States, or any member agency thereof acting in its capacity as a member agency (“CFIUS”);
(vi)    the Company Required Consents, as applicable;
(vii)    compliance with and filings required under the rules and regulations of the NYSE; and
(viii)    such other Filings and Consents the failure of which to make or obtain has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and would not prevent or materially impede, interfere with or delay the consummation of the Merger.

Exhibit 2.1
(c)    With respect to any letters of credit issued by Bank of America, N.A. (or any Affiliate thereof) for the benefit of the Company or any of its Subsidiaries, the consummation of the Merger and the transactions contemplated hereunder will not result in a breach, default, event of default or other termination or cash collateralization right under any such letters of credit or any agreement governing any such letters of credit.
Section 3.06    Company Reports; Financial Statements.
(a)    The Company has furnished or filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be furnished or filed by the Company with the SEC since January 1, 2022 (such documents, together with all exhibits, financial statements, including the Company Financial Statements, and schedules thereto and all information incorporated therein by reference, but excluding the Proxy Statement, being collectively referred to as the “Company Reports”). Each Company Report (i) at the time furnished or filed, complied in all material respects with the applicable requirements of the Exchange Act, the Securities Act or the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company Report and (ii) did not at the time it was filed (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation is made as to the accuracy of any financial projections or forward-looking statements. Each of the consolidated financial statements of the Company included in the Company Reports (the “Company Financial Statements”) complied at the time it was filed as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods and as of the dates involved (except as may be indicated in the notes thereto) and fairly presents in all material respects, in accordance with GAAP, the consolidated financial position of the Company and the Company’s consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited quarterly financial statements, to normal year-end audit adjustments and any other adjustments stated therein or in the notes thereto).
(b)    Neither the Company nor any Company Subsidiary has any liability of any nature that is required by GAAP to be set forth on a consolidated balance sheet of the Company and the Company Subsidiaries, except liabilities (i) reflected or reserved against in the unaudited balance sheet (including the notes thereto) of the Company and the Company Subsidiaries as of September 30, 2023 included in the quarterly report of the Company on Form 10-Q for the quarter ended September 30, 2023, (ii) incurred in the ordinary course of business after September 30, 2023 (none of which is a liability relating to or arising from breach of Contract, tort, violation of Law, or infringement or misappropriation), (iii) incurred in connection with the Merger or any other transaction or agreement contemplated by this Agreement or (iv) that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, none of the Company

Exhibit 2.1
Reports is the subject of ongoing SEC review or an outstanding SEC investigation and there are no outstanding or unresolved comments received from the SEC with respect to any of the Company Reports, or any resolved comments received from the SEC that have not yet been reflected in the Company Reports.
(c)    The Company maintains a system of “internal control over financial reporting” (as defined in Rule 13a-15(f) or 15d-15(f), as applicable, under the Exchange Act). Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP in all material respects. The Company maintains “disclosure controls and procedures” required by Rule 13a-15(e) or 15d-15(e) under the Exchange Act that are effective in all material respects to ensure that information required to be disclosed by the Company in the reports it files or furnishes under the Exchange Act is recorded, processed, summarized and reported and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder). The Company has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s outside auditors and the audit committee of the Company Board (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, known to the Company, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting; each such deficiency, weakness or fraud so disclosed, if any, has been disclosed to Parent in writing prior to the date of this Agreement.
(d)    Since January 1, 2022, the Company has complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations thereunder, as amended from time to time. The shares of Company Common Stock are listed on the NYSE, and, since January 1, 2022, the Company has complied in all material respects with the applicable listing and corporate governance requirements of the NYSE.
Section 3.07    Proxy Statement; Company Information. The Proxy Statement and any other documents filed with the SEC in connection with this Agreement will comply as to form in all material respects with the requirements of applicable Law (including the Exchange Act and the rules and regulations of the SEC promulgated thereunder), and will not, on the date the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to shareholders of the Company, at the time of the Company Shareholders Meeting and at the time of any amendment or supplement thereto, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading at the time and in light of the circumstances under which such statement is made. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub for inclusion or incorporation by reference therein.

Exhibit 2.1
Section 3.08    Absence of Certain Changes or Events.
(a)    From December 31, 2023 to, and including, the date of this Agreement, each of the Company and the Company Subsidiaries has conducted its respective business in the ordinary course of business in all material respects.
(b)    From December 31, 2023 to, and including, the date of this Agreement, there has not occurred any fact, circumstance, effect, change, event or development that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 3.09    Taxes. Except for matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:
(a)    (i) Each of the Company and the Company Subsidiaries has timely filed, taking into account all valid extensions, all Tax Returns required to have been filed and such Tax Returns are accurate and complete in all material respects, and (ii) all Taxes of the Company or of any Company Subsidiary have been timely paid in full (whether or not shown or required to be shown as due on any Tax Return) except for Taxes that are being contested in good faith and for which adequate reserves have been made in accordance with GAAP, in the Company Financial Statements.
(b)    Each of the Company and the Company Subsidiaries has withheld and, to the extent required by applicable Tax Law, timely remitted to the appropriate Governmental Entity all Taxes required to be withheld under applicable Tax Law in connection with amounts paid by the Company or any Company Subsidiary to any employee, creditor or third party.
(c)    No audit, examination, investigation or other proceeding is pending with, or has been threatened in writing by, any Governmental Entity with respect to any amount of unpaid Taxes asserted against the Company or any Company Subsidiary, in each case which have not been fully paid or settled.
(d)    Neither the Company nor any Company Subsidiary has any liability for Taxes of any Person (except for the Company or any Company Subsidiary) arising from the application of Treasury Regulations Section 1.1502-6 or any analogous provision of state, local or non-U.S. Law, as a transferee or successor or by Contract (other than pursuant to any Contract entered in the ordinary course of business that does not relate primarily to Taxes).
(e)    Neither the Company nor any Company Subsidiary is a party to or is otherwise bound by any Tax sharing, allocation, indemnification or similar agreement or arrangement, except for such an agreement or arrangement (i) exclusively between or among the Company and Company Subsidiaries, (ii) with customers, vendors, lessors or other third parties entered into in the ordinary course of business and not primarily related to Taxes, (iii) that is a Tax Equity Transaction Document or Tax Credit Transfer Document or (iv) that as of the Closing Date will be terminated without any further payments being required to be made.
(f)    Within the past two (2) years, neither the Company nor any Company Subsidiary has been a “distributing corporation” or a “controlled corporation” (within the

Exhibit 2.1
meaning of Section 355(A)(1)(A) of the Code) in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.
(g)    There are no breaches of any representations, warranties or covenants set forth in any Tax Equity Transaction Document and neither the Company nor any Company Subsidiary has received any written claim under any Tax Equity Transaction Document in respect of the loss disallowance or reduction of any federal income tax benefits, including any Tax Credit.
(h)    The representations and warranties contained in this Section 3.09 and in Section 3.10 (to the extent related to Taxes) are the sole and exclusive representations and warranties of the Company relating to Taxes or Tax Returns, and no other representation or warranty of the Company contained herein shall be construed to relate to Taxes.
Section 3.10    Employee Benefits.
(a)    Section 3.10(a) of the Company Disclosure Letter sets forth a complete and accurate list of each material Company Benefit Plan.
(b)    With respect to each material Company Benefit Plan, the Company has made available to Parent, to the extent applicable, complete and accurate copies of (i) the governing document (or, if such arrangement is not in writing, a written description of the material terms thereof), including any amendment thereto, (ii) each trust, insurance, annuity or other funding Contract related thereto, (iii) the most recent audited financial statement and actuarial or other valuation report prepared with respect thereto, (iv) the most recent annual report on Form 5500 required to be filed with the Internal Revenue Service (the “IRS”) with respect thereto, (v) all non-routine correspondence with any Governmental Entity dated since January 1, 2022 and (vi) the most recently received IRS determination letter or, if applicable, current IRS opinion or advisory letter (as to qualified plan status). No Company Benefit Plan is maintained outside the jurisdiction of the United States or covers any Company Personnel residing or working outside of the United States.
(c)    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Company Benefit Plan has been established, maintained, funded, operated and administered in compliance with its terms, the terms of applicable Company Union Contracts, and with the requirements prescribed by ERISA, the Code and all other applicable Laws, (ii) there are no pending or, to the Knowledge of the Company, threatened proceedings or claims (other than routine claims for benefits) against or relating to any Company Benefit Plan or any fiduciary thereof, or the Company or any Company Subsidiary with respect to any Company Benefit Plan or any assets of any of the foregoing and (iii) all contributions, reimbursements, premium payments and other payments required to be made by the Company or any Company Commonly Controlled Entity relating to any Company Benefit Plan have been made on or before their applicable due dates or, if not yet due, properly accrued. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any Company Commonly Controlled Entity has engaged in, and to the Knowledge of the Company, there has not been, any non-exempt transaction prohibited by ERISA or by Section 4975 of the Code or breach of fiduciary duty (as determined under ERISA) with respect

Exhibit 2.1
to any Company Benefit Plan or their related trusts that would reasonably be expected to result in a liability of the Company or a Company Commonly Controlled Entity. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no Company Benefit Plan is under audit or is the subject of an administrative proceeding or investigation by the IRS, the Department of Labor, or any other Governmental Entity, nor is any such audit or other administrative proceeding, to the Knowledge of the Company, threatened. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any Company Subsidiary has incurred (whether or not assessed) any Tax or penalty under Section 4980B, 4980D, 4980H, 6721 or 6722 of the Code.
(d)    Section 3.10(d)(i) of the Company Disclosure Letter sets forth each Company Benefit Plan that is subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code (each, a “Title IV Plan”). With respect to each Title IV Plan: (i) no reportable event (within the meaning of Section 4043 of ERISA) or event or transaction described in Sections 4062(e) or 4069 of ERISA has occurred since January 1, 2022, or is expected to occur whether as a result of the transactions contemplated hereby or otherwise; (ii) except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the minimum funding standard under Section 430 of the Code has been satisfied and no waiver of any minimum funding standard or extension of any amortization periods has been requested or granted; (iii) with respect to each Title IV Plan for which there has been a significant reduction in the rate of future benefit accrual as referred to in Section 204(h) of ERISA, the requirements of Section 204(h) of ERISA have been complied with; and (iv) no proceeding has been commenced by the Pension Benefit Guaranty Corporation to terminate any Title IV Plan. No Company Benefit Plan is a “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413 of the Code) or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), and neither the Company nor any Company Commonly Controlled Entity sponsors, maintains, contributes to, or is obligated to contribute to, or otherwise has any current or contingent liability or obligation under or with respect to, any of the foregoing types of plans or any Multiemployer Plan. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any Company Commonly Controlled Entity has incurred any Controlled Group Liability (as defined below) that has not been satisfied in full nor do any circumstances exist that could reasonably be expected to give rise to any Controlled Group Liability (except for the payment of premiums to the Pension Benefit Guaranty Corporation that are due but not delinquent). For the purposes of this Agreement, “Controlled Group Liability” means any and all liabilities (A) under Title IV of ERISA, (B) under Section 302 of ERISA, (C) under Sections 412, 430 and 4971 of the Code or (D) as a result of the failure to comply with the continuation of coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.
(e)    Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code has received or may rely upon a current favorable determination, opinion or advisory letter from the IRS.
(f)    In connection with the consummation of the Merger, no payments of money or property, acceleration of benefits or provisions of other rights, individually or in the aggregate, would or would be reasonably likely to result in imposition of the denial of deductions

Exhibit 2.1
or excise Taxes imposed under Sections 280G and 4999 of the Code, whether or not some other subsequent action or event would be required to cause such payment, acceleration or provision to be triggered.
(g)    Neither the execution and delivery of this Agreement, nor the consummation of the Merger, either alone or in combination with another event, could: (i) entitle any Company Personnel (or any dependent or beneficiary thereof) to any payment of compensation or benefits (whether in cash, property or the vesting of property); (ii) increase the amount of compensation or benefits due or payable to any Company Personnel (or any dependent or beneficiary thereof); (iii) accelerate the vesting, funding or time of payment of any compensation, equity award or other benefit; (iv) restrict the ability of the Company or any Company Subsidiary to merge, amend or terminate any Company Benefit Plan; or (v) result in the forgiveness of any employee or service provider loan.
(h)    Neither the Company nor any Company Subsidiary has any current or contingent obligation to indemnify, gross-up, reimburse or otherwise make whole any Person for any Taxes, including those imposed under Section 4999 or Section 409A of the Code (or any corresponding provisions of state, local or foreign Tax law).
(i)    Except as set forth in Section 3.10(i) of the Company Disclosure Letter, no Company Benefit Plan provides, and neither the Company nor any Company Subsidiary has any obligation to provide retiree or post-employment health or welfare benefits to any Person, other than as required by Section 4980B of the Code or any similar state Law for which the recipient pays the full premium cost.
Section 3.11    Labor and Employment Matters. Section 3.11 of the Company Disclosure Letter sets forth each collective bargaining agreement or other labor Contract with a union, works council, labor organization or other employee representative to which the Company or any Company Subsidiary is a party or by which it is bound, with respect to any of their respective employees (the “Company Union Contracts”). Except for employees covered by a Company Union Contract, no employees of the Company or any Company Subsidiary are represented by any other labor union, labor organization, works council, employee representative or group of employees with respect to their employment with the Company or any Company Subsidiary. To the Knowledge of the Company, since January 1, 2022 there have been no (i) labor union representation or certification proceedings with respect to employees of the Company or any Company Subsidiary pending or threatened to be brought or filed with the National Labor Relations Board or (ii) labor organizing activities, with respect to employees of the Company or any Company Subsidiary. There are no, and since January 1, 2022 there have been no, unfair labor practice charges, material labor grievances, material labor arbitrations, labor strikes, material slowdowns, material work stoppages, lockouts or other material labor disputes pending or, to the Knowledge of the Company, threatened against or affecting the Company or any Company Subsidiary.
Section 3.12    Litigation. There is not, and since January 1, 2022 there has not been, a Claim by or before any Governmental Entity pending or, to the Knowledge of the Company, threatened by or against the Company, any Company Subsidiary or the Real Property that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There is not, and since January 1, 2022 there has not been, a Judgment

Exhibit 2.1
outstanding against or, to the Knowledge of the Company, investigation by any Governmental Entity of the Company or any Company Subsidiary or any of their respective properties or assets that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. This Section 3.12 does not relate to Taxes; Company Benefit Plans (including their compliance with any applicable Law) or ERISA; or Intellectual Property, which are addressed in Sections 3.09, 3.10, 3.14 and 3.17, respectively; or Environmental Permits, Environmental Laws, Environmental Claims, Releases, Hazardous Materials or other environmental matters, which are addressed in Sections 3.05, 3.06, 3.07, 3.08 and 3.14, respectively.
Section 3.13    Compliance with Applicable Laws; Permits.
(a)    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and the Company Subsidiaries are, and at all times since January 1, 2022, have been in compliance with all applicable Laws and all Permits applicable to the business and operations of the Company and the Company Subsidiaries, and (ii) the Company and each Company Subsidiary hold, and are in compliance with, all Permits required by Law for the conduct of their respective businesses as they are now being conducted. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all Permits held by the Company and the Company Subsidiaries are valid and in full force and effect. This Section 3.13(a) does not relate to Taxes; Company Benefit Plans (including their compliance with any applicable Law) or ERISA; or Intellectual Property, which are addressed in Sections 3.09, 3.10, 3.14 and 3.17, respectively; or Environmental Permits, Environmental Laws, Environmental Claims, Releases, Hazardous Materials or other environmental matters, which are addressed in Sections 3.05, 3.06, 3.07, 3.08 and 3.14, respectively.
(b)    The Company and the Company Subsidiaries are, and at all times since January 1, 2022, have been in material compliance with all applicable Anti-Corruption Laws, Sanctions, anti-money laundering Laws and Laws related to controls or import regulations.
(c)    None of the Company, the Company Subsidiaries or, to the Knowledge of the Company, their respective directors, officers, employees, agents or representatives: (i) is a Designated Person, (ii) is a Person that is owned or controlled by a Designated Person, (iii) is located, organized or resident in a Sanctioned Country; or (iv) has or is now, in connection with the business of the Company or the Company Subsidiaries, engaged in, any dealings or transactions (1) with any Designated Person, (2) in any Sanctioned Country, or (3) otherwise in violation of Sanctions.
(d)    Since January 1, 2022, the Company and the Company Subsidiaries have maintained and implemented policies, procedures and controls designed to ensure compliance with all Anti-Corruption Laws, Sanctions, anti-money laundering Laws and Laws related to controls or import regulations applicable to the Company and the Company Subsidiaries.
(e)    To the Knowledge of Company, none of the Company nor any Company Subsidiary nor any director, officer, employee, or agent thereof has, since January 1, 2022, been the subject of any allegation, voluntary disclosure, prosecution, enforcement action or investigation related to any Anti-Corruption Laws, Sanctions, anti-money laundering Laws, or

Exhibit 2.1
Laws related to export controls or import regulations, or relevant Company policies, procedures, and internal controls related to the foregoing.
Section 3.14    Environmental Matters.
(a)    Except for matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:
(i)    the Company and the Company Subsidiaries are, and have been since January 1, 2022, in compliance with all Environmental Laws, and, except for matters that have been fully resolved as of the date of this Agreement, neither the Company nor any Company Subsidiary has received any written communication from a Governmental Entity or other Person that alleges that the Company or any Company Subsidiary is or has been since January 1, 2022 in violation of or subject to liability under any Environmental Law or Environmental Permit;
(ii)    with respect to all Environmental Permits and Environmental Attributes necessary to conduct the respective operations of the Company or the Company Subsidiaries as currently conducted (x) the Company and each of the Company Subsidiaries have obtained and are, and have been since January 1, 2022, in compliance with, or have filed timely applications for, all such Environmental Permits and Environmental Attributes, (y) all such Environmental Permits and Environmental Attributes are, and have been since January 1, 2022, valid and in good standing, and (z) neither the Company nor any Company Subsidiary has received written notice from any Governmental Entity seeking to modify, revoke or terminate any such Environmental Permit or Environmental Attribute;
(iii)    there are no Environmental Claims pending or, to the Knowledge of the Company, threatened in writing against the Company or any Company Subsidiary;
(iv)    to the Knowledge of the Company, there is and has been no Release, disposal or arrangement for disposal of, exposure of any Person to, or contamination by, any Hazardous Materials, by or on behalf of the Company or any Company Subsidiary, including on, at, under or from any property currently or formerly owned, leased or operated by the Company or any Company Subsidiary that, in any such case, would reasonably be expected to form the basis of any Environmental Claim against or give rise to liability for the Company or any Company Subsidiary under Environmental Law;
(v)    the Company and the Company Subsidiaries have not contractually assumed or provided an indemnity with respect to the liability of any third party Person under Environmental Laws that remains outstanding, except for such contracts or indemnities entered into in the ordinary course of business; and
(vi)    no Environmental Attributes purchased, sold, traded or otherwise transferred by the Company or the Company Subsidiaries have been invalidated or recaptured in a manner that would reasonably be expected to form the basis of any Environmental Claim against the Company or any Company Subsidiary or give rise to any liability of the Company or any Company Subsidiary under Environmental Law.

Exhibit 2.1
(b)    The representations and warranties contained in Sections 3.05, 3.06, 3.07, 3.08 and this Section 3.14 are the sole and exclusive representations and warranties of the Company relating to Environmental Permits, Environmental Laws, Environmental Claims, Releases, Hazardous Materials or other environmental matters, and no other representation or warranty of the Company contained herein shall be construed to relate to Environmental Permits, Environmental Laws, Environmental Claims, Releases, Hazardous Materials or other environmental matters.
Section 3.15    Contracts.
(a)    Except for the Company Benefit Plans and Contracts filed as exhibits to any Company Report or set forth in Section 3.15 of the Company Disclosure Letter, as of the date hereof, neither the Company nor any Company Subsidiary is a party to, and none of their respective properties or assets is bound by any of the following categories of Contracts (each such Contract required to be filed as an exhibit to any Company Report or listed in Section 3.15 of the Company Disclosure Letter, a “Company Contract”):
(i)    any Contract required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act that has not been so filed;
(ii)    any Contract to which the Company or any Company Subsidiary is a party that (1) restricts the ability of the Company or any Company Subsidiary to engage in or compete in any business in any manner that is material to the Company and the Company Subsidiaries, taken as a whole, (2) requires the Company or any Company Subsidiary to conduct any business on a “most favored nations” basis with any third party that restricts in any material respect the business of the Company and the Company Subsidiaries, taken as a whole, or (3) provides for “exclusivity,” rights of first refusal or offer or any similar requirement or right in favor of any third party that restricts in any material respect the business of the Company and the Company Subsidiaries, taken as a whole;
(iii)    any Contract (1) constituting a credit agreement, loan agreement, indenture or similar agreement for outstanding Indebtedness of the Company or any of the Company Subsidiaries in excess of $25 million, whether secured or unsecured; or (2) that requires the Company or any Company Subsidiary to make any advance, loan or commitment therefor or provide any credit support or any capital contribution to, or other investment in, any Person (other than the Company) in excess of $25 million;
(iv)    any (1) material Contract with respect to the creation, formation, governance or control of any material partnerships, joint ventures, joint ownership arrangements, strategic alliances or other similar arrangements with third parties or (2) any material Tax Equity Transaction Document;
(v)    any Contract that (1) relates to the acquisition of assets (other than in the ordinary course of business) or capital stock or other securities (by merger, capital contribution or otherwise) of any Person after the date of this Agreement with a total

Exhibit 2.1
consideration of more than $25 million in the aggregate, (2) relates to the disposition (other than in the ordinary course of business) after the date of this Agreement, directly or indirectly, of assets of the Company or the Company Subsidiaries with a total consideration of more than $25 million in the aggregate or any capital stock or other securities (by merger, capital contribution or otherwise) of the Company or the Company Subsidiaries or (3) contains a put, call, right of first refusal or similar right pursuant to which the Company or any Company Subsidiary could be required to purchase or sell, as applicable, any of the foregoing;
(vi)    any Contract with a term exceeding one (1) year after the date of this Agreement for future purchases, exchanges or sales of gas, oil or electric energy in excess of $50 million in the aggregate (other than Contracts solely between the Company and any of its wholly owned Subsidiaries or solely among its wholly owned Subsidiaries);
(vii)    any Contract that otherwise limits or restricts the payment of dividends or distributions in respect of the capital stock or equity interests of the Company or any Company Subsidiary;
(viii)    any Contract entered into since January 1, 2022 that relates to the settlement (or proposed settlement) of any pending or threatened proceeding (other than Regulatory Proceedings), other than any settlement that would reasonably be expected to result in aggregate payments of less than $25 million in cash (net of any amount covered by insurance or indemnification that is reasonably expected to be received by the Company or any Company Subsidiary); or
(ix)    any Contract entered into since January 1, 2022 that relates to the sale, transfer or other disposition of a business or assets by the Company or any Company Subsidiary pursuant to which the Company or any Company Subsidiary has any continuing indemnification, guarantee, “earnout” or other contingent, deferred or fixed payment obligations that would reasonably be expected to result in aggregate payments in excess of $25 million after the date hereof.
(b)    Except as would not have or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Company Contract is a valid, binding and legally enforceable obligation of the Company or one of the Company Subsidiaries, as the case may be, and, to the Knowledge of the Company, of the other parties thereto, subject in all respects to the Bankruptcy and Equity Exceptions, (ii) each such Company Contract is in full force and effect and (iii) none of the Company or any Company Subsidiary is (with or without notice or lapse of time, or both) in breach or default under any such Company Contract and, to the Knowledge of the Company, no other party to any such Company Contract is (with or without notice or lapse of time, or both) in breach or default thereunder. Neither the Company nor any Company Subsidiary has received written notice of (1) any violation or default under any Company Contract or (2) any termination or threatened termination of any Company Contract, except for violations, defaults or terminations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Parent, or have otherwise filed with the SEC, true and complete copies of each Company Contract in all material respects (including, for the

Exhibit 2.1
avoidance of doubt, all material amendments, modifications, extensions or renewals with respect thereto).
Section 3.16    Real Property. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company and the Company Subsidiaries has either good and insurable fee simple title or valid leasehold, easement or other real property rights, to the land (together, with any buildings, wires, pipes, structures and other improvements thereon and fixtures thereto, collectively, the “Real Property”) necessary to permit it to conduct its business as currently conducted. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and except as may be limited by the Bankruptcy and Equity Exceptions, (a) all Real Property is free and clear of Encumbrances (other than Permitted Encumbrances), (b) all leases, easements or other similar occupancy agreements (collectively, “Real Property Leases”) under which the Company or any Company Subsidiary leases, accesses, uses or occupies any Real Property are valid, binding and in full force and effect against the Company or the Company Subsidiaries and, to the Knowledge of the Company, the counterparties thereto, in accordance with their respective terms and (c) none of the Company, the Company Subsidiaries or, to the Knowledge of the Company, the counterparties thereto are in default under Real Property Leases. This Section 3.16 does not relate to Environmental Permits, Environmental Laws, Environmental Claims, Releases, Hazardous Materials or other environmental matters, which are addressed in Sections 3.05, 3.06, 3.07, 3.08 and 3.14, respectively; or Intellectual Property, which is addressed in Section 3.17.
Section 3.17    Intellectual Property; Data Privacy and Security.
(a)    Section 3.17(a) of the Company Disclosure Letter sets forth a correct and complete list (in all material respects) of all (i) issued patents and patent applications, (ii) trademark registrations and applications and material unregistered trademarks (iii) copyright registrations and applications, and (iv) Internet domain names, each owned the Company in any jurisdiction in the world.
(b)    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and the Company Subsidiaries exclusively own, or have the valid right to use, all Intellectual Property used in their business as presently conducted and such conduct does not infringe or otherwise violate any Person’s Intellectual Property, (ii) there is no Claim of such infringement or other violation pending or, to the Knowledge of the Company, threatened in writing against the Company or any Company Subsidiary, (iii) to the Knowledge of the Company, no Person is infringing or otherwise violating any Intellectual Property owned by the Company and the Company Subsidiaries, and (iv) no Claims of such infringement or other violation are pending or threatened in writing against any Person by the Company or any Company Subsidiary.
(c)    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all computer hardware, firmware, databases, software, systems, information technology infrastructure, networks, and other similar or related items of automated, computerized or software systems, infrastructure, and telecommunication assets and equipment owned or used by or for the Company or any of the

Exhibit 2.1
Company Subsidiaries (collectively, the “Company Systems”) (i) are functional and operate and run in a reasonable business manner and (ii) are sufficient for the current needs of the business of the Company and the Company Subsidiaries including as to capacity and ability to meet current average peak volumes in a timely manner, and there have been no material failures, security breaches, breakdowns, outages, or unavailability of any of the foregoing since January 1, 2022 that have caused any substantial disruption or interruption in or to the use of such Company Systems or the conduct of the business of the Company or any of the Company Subsidiaries. The Company and the Company Subsidiaries maintain reasonable backup and disaster recovery plans and procedures with respect to the foregoing and the data stored or processed thereby.
(d)    The Company, and to the Knowledge of the Company all vendors, processors or other third parties processing or otherwise with access to Personal Information processed by or on behalf of the Company (collectively, “Data Partners”), are, and have been since January 1, 2022 complied, in compliance in all material respects with all applicable (i) Privacy Laws, (ii) policies, notices or statements related to Personal Information (“Privacy Policies”) and (iii) contractual commitments related to the processing of Personal Information (collectively with Privacy Policies and Privacy Laws, the “Privacy Requirements”). The Company has, since January 1, 2022, presented a Privacy Policy to individuals prior to the collection of any Personal Information from such individuals, and its Privacy Policies are and have, since January 1, 2022, been accurate, consistent and complete and not misleading or deceptive (including by omission) in all material respects.
(e)    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company has, since January 1, 2022, implemented, maintained and complied with, and required all Data Partners to at all times implement, maintain and comply with, technical, physical and organizational measures to (x) protect Personal Information against any accidental, unlawful or unauthorized access, use, loss, disclosure, alteration, destruction, compromise or other processing (a “Security Incident”) and (y) identify and address internal and external risks to the privacy and security of Personal Information and (ii) since January 1, 2022, neither the Company nor, to the Knowledge of the Company, any of its Data Partners has experienced any Security Incidents.
(f)    In relation to any Security Incident or alleged violation of a Privacy Requirement, neither the Company nor any of its Data Partners has (i) notified, or, to the Knowledge of the Company, been required to notify, any Person or (ii) received any written notice, inquiry, request, claim, complaint, correspondence or other communication in writing from, or been the subject of any investigation or enforcement action by, any Person.
(g)    The representations and warranties contained in this Section 3.17 are the sole and exclusive representations and warranties of the Company relating to Intellectual Property, the Company Systems and Privacy Requirements, and no other representation or warranty of the Company contained herein shall be construed to relate to Intellectual Property, the Company Systems and Privacy Requirements.
Section 3.18    Insurance. As of the date hereof, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) all fire and casualty, general liability, director and officer, business interruption,

Exhibit 2.1
cybersecurity, product liability, sprinkler and water damage insurance policies, other insurance policies and self-insurance programs maintained by the Company or any Company Subsidiary (“Insurance Policies”) are in full force and effect, (b) all premiums due with respect to such Insurance Policies have been paid, (c) neither the Company nor any Company Subsidiary is in breach or default under, and to the Knowledge of the Company, no event has occurred which, with notice or the lapse of time, would constitute a breach of or default under, or permit termination or modification under, any such Insurance Policies and (d) since the most recent renewal date, the Company and the Company Subsidiaries have not received any written notice threatening termination of, or premium increases or alterations of coverage under any such policies, other than premium increases or alterations of coverage occurring in the ordinary course during the renewal process for any such policies.
Section 3.19    Regulatory Filings.
(a)    The Company is a “holding company” under the Public Utility Holding Company Act of 2005. Except as set forth in Section 3.19(a) of the Company Disclosure Letter, other than the Company and the Company Utility Subsidiaries, none of the Company Subsidiaries is regulated as a public utility under the FPA or as a public utility under applicable Law of any state.
(b)    All Filings required to be made by the Company or any Company Subsidiary since January 1, 2022, with the FERC, the MPUC and the PSCW, as the case may be, have been made, including all forms, statements, reports, agreements and all documents, exhibits, amendments and supplements appertaining thereto, including all rates, tariffs and related documents, and all such Filings complied, as of their respective dates, with all applicable requirements of applicable statutes and the rules and regulations promulgated thereunder, except for Filings the failure of which to make or to make in compliance with all applicable requirements of applicable statutes and the rules and regulations promulgated thereunder would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 3.20    Takeover Statutes. Assuming the accuracy of the representations and warranties set forth in Section 4.10(b), (a) no further action is required by the Company Board or any committee thereof or the shareholders of the Company to render inapplicable (i) the restrictions on “business combinations” with an “interested shareholder” (each as defined in Section 302A.011, Subd. 46 and Subd. 49, respectively, of the MBCA) set forth in Section 302A.673 of the MBCA or the definitions in Section 302A.011 of the MBCA related thereto, and (ii) the restrictions on “Business Combinations” set forth in Article VII of the Company Articles (including the restrictions set forth in Section 2 of Article VII of the Company Articles), in each case, as they relate to the execution, delivery and performance of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement, (b) there is no other state anti-takeover statute or regulation (or similar statute or regulation) under the Laws of the State of Minnesota or, to the Company’s Knowledge, any other Governmental Entity, or any takeover-related provision in the Company Articles or Company Bylaws that would prohibit or restrict the ability of the Company to enter into this Agreement or its ability to consummate the Merger, and (c) the Merger does not constitute a “control share acquisition” subject to the provisions of Section 302A.671 of the MBCA by virtue of Section 302A.011, Subd. 38(d), of the MBCA.

Exhibit 2.1
Section 3.21    Brokers’ Fees and Expenses. Except for J.P. Morgan Securities LLC and Houlihan Lokey Capital, Inc., no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement, including the Merger, based upon arrangements made by or on behalf of the Company or any of the Company Subsidiaries. There is no Contract, agreement, plan or arrangement to which the Company or any of the Company Subsidiaries is bound to provide any gross-up or otherwise reimburse (including any expense reimbursement) any other Person as a result of a Company Takeover Proposal or otherwise becomes due and payable due to the execution of this Agreement.
Section 3.22    Opinion of Financial Advisor. The Company Board has received an opinion of J.P. Morgan Securities LLC to the effect that, as of the date of such opinion and based upon and subject to the various matters, limitations, qualifications and assumptions set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock and, as of the date of this Agreement, such opinion has not been modified or withdrawn. The Company Board has received an opinion of Houlihan Lokey Capital, Inc. to the effect that, as of the date of such opinion and based upon and subject to the various matters, limitations, qualifications and assumptions set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock and, as of the date of this Agreement, such opinion has not been modified or withdrawn. The Company has been authorized by each of J.P. Morgan Securities LLC and Houlihan Lokey Capital, Inc. to permit, subject to its prior review and consent, the inclusion of its opinion in its entirety, and references thereto, in the Proxy Statement.
Section 3.23    No Additional Representations. Except for the representations and warranties expressly set forth in Article IV (as modified by the Parent Disclosure Letter) and in any certificate delivered by Parent to the Company in accordance with the terms hereof, the Company specifically acknowledges and agrees that neither Parent nor any of its Affiliates, Representatives or shareholders or any other Person makes, or has made, any other express or implied representation or warranty whatsoever (whether at law, including at common law, or by statute, or in equity). Except for the representations and warranties expressly set forth in this Article III (as modified by the Company Disclosure Letter) and in any certificate delivered by the Company to Parent in accordance with the terms hereof, the Company hereby expressly disclaims and negates (a) any other express or implied representation or warranty whatsoever (whether at law, including at common law or by statute, or in equity), including with respect to (i) the Company or the Company Subsidiaries or any of the Company’s or the Company Subsidiaries’ respective businesses, assets, employees, Permits, liabilities, operations, regulatory matters, prospects or condition (financial or otherwise) or (ii) any opinion, projection, forecast, statement, budget, estimate, advice or other information with respect to the projections, budgets or estimates of future revenues, results of operations (or any component thereof), cash flows, financial condition (or any component thereof) or the future business and operations of the Company or the Company Subsidiaries related to future periods, as well as any other business plan and cost-related plan information of the Company or the Company Subsidiaries, made, communicated or furnished (orally or in writing), or to be made, communicated or furnished (orally or in writing), to Parent, its Affiliates or its Representatives, in each case, whether made by the Company or any of its Affiliates, Representatives or shareholders or any other Person (this clause (ii), collectively, “Company Projections”) and (b) all liability and responsibility for any

Exhibit 2.1
such other representation or warranty or any such Company Projection, except in the case of fraud.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Except as set forth in the disclosure letter delivered by Parent to the Company concurrently with the execution and delivery by Parent and Merger Sub of this Agreement (the “Parent Disclosure Letter”), Parent and Merger Sub represent and warrant to the Company as follows:
Section 4.01    Organization, Standing and Power. Each of Parent and Merger Sub is duly organized, validly existing and in active status or good standing, as applicable, under the Laws of the jurisdiction in which it is organized (in the case of active status or good standing, to the extent such jurisdiction recognizes such concept), except where the failure to be so organized, existing or in active status or good standing, as applicable, has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each of Parent and Merger Sub has all requisite entity power and authority to enable it to own, operate, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, except where the failure to have such power or authority has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each of Parent and Merger Sub is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership, operation or leasing of its properties and assets make such qualification or license necessary, except in any such jurisdiction where the failure to be so qualified or licensed has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 4.02    Authority; Execution and Delivery; Enforceability. Each of Parent and Merger Sub has all requisite entity power and authority to execute and deliver this Agreement, to perform its covenants and agreements hereunder and to consummate the transactions contemplated hereby, including the Merger. The sole member of Parent has adopted resolutions duly authorizing and approving this Agreement and Parent’s execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement, including the Merger. Such resolutions have not been amended or withdrawn as of the date of this Agreement. Parent, as the sole member of Merger Sub, has adopted resolutions duly authorizing and approving this Agreement and Parent’s execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement, including the Merger. Such resolutions have not been amended or withdrawn as of the date of this Agreement. Parent, as the sole member of Merger Sub, is approving this Agreement and the transactions contemplated by this Agreement, including the Merger, simultaneously with the execution and delivery of this Agreement. Parent and Merger Sub have duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by the Company, this Agreement constitutes the legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against it in accordance with its terms, subject in all respects to the Bankruptcy and Equity Exceptions.

Exhibit 2.1
Section 4.03    No Conflicts; Consents.
(a)    The execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance by each of Parent and Merger Sub of its covenants and agreements hereunder and the consummation of the transactions contemplated hereby, including the Merger, will not, (i) conflict with, or result in any violation of any provision of, the Organizational Documents of Parent or the Organizational Documents of Merger Sub, (ii) subject to obtaining the Consents set forth in Section 4.03(a)(ii) of the Parent Disclosure Letter (the “Parent Required Consents” and, together with the Company Required Consents, the “Required Consents”) conflict with, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under, or result in the creation of a Lien upon any of the respective properties or assets of Parent or Merger Sub pursuant to, any Contract to which Parent or Merger Sub is a party or by which any of their respective properties or assets are bound or any Permit applicable to the business of Parent or Merger Sub or (iii) subject to obtaining the Consents referred to in Section 4.03(b) and making the Filings referred to in Section 4.03(b), conflict with, or result in any violation of any provision of, any Judgment or Law, in each case, applicable to Parent or Merger Sub or their respective properties or assets, except for, in the case of the foregoing clauses (ii) and (iii), any matter that has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(b)    No Consent of or from, or Filing made to or with, any Governmental Entity is required to be obtained or made by Parent or any Affiliate of Parent in connection with Parent’s and Merger Sub’s execution and delivery of this Agreement or their performance of their covenants and agreements hereunder or the consummation of the transactions contemplated hereby, including the Merger, except for the following:
(i)    compliance with, Filings under and the expiration or termination of any applicable waiting period under the HSR Act (the “HSR Approval”), and such other Consents or Filings as are required to be obtained or made under any other Antitrust Law and are set forth on Section 4.03(b)(i) of the Parent Disclosure Letter (the “Antitrust Approvals”);
(ii)    the filing of the Articles of Merger with the Secretary of State of the State of Minnesota and appropriate documents in connection with the Merger with the relevant authorities of the other jurisdictions in which Parent and the Company are qualified to do business;
(iii)    (1) Filings with, and the Consent of, the FERC under Section 203 of the FPA, (2) Filings with, and the Consent of, the U.S. Federal Communications Commission, and (3) Filings with, and the Consents of, the MPUC and the PSCW (the “State Approvals”);
(iv)    Filings with, and the Consent of, CFIUS (the Consents and Filings set forth in Section 4.03(b)(i), Section 4.03(b)(iii) and this Section 4.03(b)(iv), collectively, the “Parent Required Approvals” and, together with the Company Required Approvals, the “Required Approvals”);

Exhibit 2.1
(v)    the Parent Required Consents, as applicable; and
(vi)    such other Filings and Consents the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 4.04    Information in the Proxy Statement. None of the information supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement (or any amendment thereof or supplement thereto) will, at the date mailed to shareholders of the Company or at the time of the Company Shareholders Meeting and at the time of any amendment or supplement thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading at the time and in light of the circumstances under which such statement is made. Notwithstanding the foregoing, no representation or warranty is made by either Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company or any Affiliates thereof for inclusion or incorporation by reference therein.
Section 4.05    Litigation. There is no Claim before any Governmental Entity pending or, to the Knowledge of Parent, threatened against Parent or Merger Sub that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. There is no Judgment outstanding against or, to the Knowledge of Parent, investigation by any Governmental Entity of Parent or Merger Sub or any of their respective properties or assets that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 4.06    Compliance with Applicable Laws. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (a) Parent and Merger Sub are in compliance with all applicable Laws and all Permits applicable to the business and operations of Parent and Merger Sub and (b) Parent holds, and is in compliance with, all Permits required by Law for the conduct of its business as it is now being conducted. Neither Parent nor Merger Sub is a Designated Person.
Section 4.07    Availability of Funds; Financing.
(a)    Assuming (i) the Debt Financing is funded in accordance with the Debt Commitment Letter and (ii) the accuracy of the representations and warranties set forth in Section 3.03 and compliance in all material respects with Section 5.01(b)(ii) and Section 5.01(b)(iv), Parent will have available to it at the Closing sufficient unrestricted cash or other sources of immediately available funds in U.S. dollars to consummate the transactions contemplated hereby, including the Merger, and to enable Parent to satisfy all of its obligations under this Agreement, including the payment of the Merger Consideration.
(b)    Concurrently with the execution of this Agreement, each Sponsor has executed their respective Equity Commitment Agreement. The Equity Commitment Agreements are in full force and effect, are a valid, binding and enforceable obligation of such Sponsor. The Equity Commitment Agreements are not subject to any conditions or other contractual

Exhibit 2.1
contingencies other than as expressly set forth therein. Parent has delivered to the Company true, correct, complete and fully executed copies of (i) the commitment letter, dated as of the date hereof (together with all exhibits, schedules, annexes, amendments and joinders related thereto, the “Debt Commitment Letter”), among Parent, Sumitomo Mitsui Banking Corporation and MUFG Bank, Ltd., (ii) the fee letter, dated as of the date hereof (together with all exhibits, schedules, annexes, amendments and joinders related thereto, the “Fee Letter” and, together with the Debt Commitment Letter, the “Debt Letters”), among Parent, Sumitomo Mitsui Banking Corporation and MUFG Bank, Ltd. (provided that such Fee Letter may be redacted solely as to fee amounts and other economic terms (including any such terms included in the “market flex”) that are customarily redacted in connection with similar financings and that could not adversely affect the conditionality, enforceability, amount, availability or termination of the Financing), pursuant to which and subject to the terms and conditions expressly set forth therein, each of the Debt Financing Entities party thereto has severally committed to provide debt financing in the amounts set forth in the Debt Commitment Letter to Parent for the purposes expressly set forth in the Debt Commitment Letter (such debt financing, the “Debt Financing” and, together with the Equity Financing, the “Financing”) and (iii) the Equity Commitment Agreements. As of the date of this Agreement, none of the Financing Commitment Letters have been amended, restated or otherwise modified or waived in any respect, and no such amendment, restatement, modification or waiver is contemplated. As of the date of this Agreement, none of the commitments contained in any Financing Commitment Letter has been terminated, withdrawn, rescinded, reduced or otherwise modified in any respect. To the Knowledge of Parent, no such termination, withdrawal, rescission, reduction or modification is contemplated. As of the date of this Agreement, each of the Financing Commitment Letters is in full force and effect and constitutes the legal, valid, binding and enforceable obligation of Parent and, to Parent’s Knowledge, each of the other parties thereto, subject in each case to the Bankruptcy and Equity Exceptions. There are no conditions precedent or contingencies directly or indirectly related to the funding of the full amount of the Financing, other than as expressly set forth in the Financing Commitment Letters. Subject to the terms and conditions of the Financing Commitment Letters and a refinancing in full of the 2025 Notes prior to the Closing that expressly permits all transactions contemplated by this Agreement (including the Financing), the net proceeds of the Financing (together with other sources of immediately available funds) will provide Parent and Merger Sub with sufficient funds at the Closing to pay all of their respective obligations under this Agreement and each of the Financing Commitment Letters, including the payment of the Merger Consideration, the payoff amount and all fees then-due and expenses payable by Parent, Merger Sub or any of their respective Affiliates in connection with the Financing (such amounts, collectively, the “Required Amount”). As of the date of this Agreement, assuming the accuracy of the representations and warranties of the Company herein and the satisfaction or waiver of the conditions to Closing set forth in Section 7.01 and Section 7.03, no event has occurred which, with or without notice, lapse of time or both, constitutes, or would, or would reasonably be expected to, constitute, a breach or default under the Financing Commitment Letters, constitute, a breach, default or failure to satisfy a condition under the Financing Commitment Letters by or on the part of Parent or, to Parent’s Knowledge, any other party to the Financing Commitment Letters. As of the date of this Agreement, there are no side letters or other agreements, Contracts, arrangements or understandings of any kind (written or oral) related to the Financing or any of the Financing Commitment Letters that could affect the conditionality, enforceability,

Exhibit 2.1
amount provided under the Financing Commitment Letters, availability or termination of the Financing other than as expressly set forth in the Financing Commitment Letters. Parent has fully paid all commitment fees and other fees required to be paid on or prior to the date of this Agreement in connection with the Financing. As of the date of this Agreement, assuming the satisfaction of the conditions set forth in Section 7.01 and Section 7.03, Parent does not have any reason to believe that it or any of the parties to the Financing Commitment Letters will be unable to satisfy on a timely basis any of the conditions to the Financing contemplated by the Financing Commitment Letters required to be satisfied by it, that the conditions thereof will not otherwise be satisfied at or prior to the Closing or that the Financing will not be made available in accordance with the terms of the Financing Commitment Letters at or prior to the Closing. As of the date of this Agreement, no Person that is a party to any of the Financing Commitment Letters has notified Parent (or any of its Affiliates or Representatives) of its intention to terminate, withdraw, rescind, reduce or modify any of its obligations under any of the Financing Commitment Letters or to not provide the Financing.
Section 4.08    Guaranty. Concurrently with the execution and delivery of this Agreement, each Sponsor has delivered to the Company a true, correct and complete copy of a duly executed Guaranty, and assuming the due authorization, execution and delivery of by the Company of each such Guaranty and this Agreement, each such Guaranty constitutes a valid and binding obligation of such Sponsor, enforceable against it in accordance with its terms, subject in all respect to the Bankruptcy and Equity Exceptions. No event has occurred that, with notice or lapse of time or both, would, or would reasonably be expected to, constitute a default on the part of such Sponsor pursuant to such Sponsor’s Guaranty.
Section 4.09    Parent; Merger Sub. Parent owns beneficially and of record all of the outstanding equity interests of Merger Sub, free and clear of all Liens other than Liens of general applicability as may be provided under the Securities Act or other applicable securities Laws. Neither Parent (other than with respect to Merger Sub) nor Merger Sub owns any shares of capital stock or voting securities of, or other equity interests in, any Person. Each of Parent and Merger Sub was formed solely for the purpose of merging with and into the Company (with respect to Merger Sub) and taking action incident to the Merger and this Agreement. Neither Parent nor Merger Sub has any assets, liabilities or obligations and has not, since the date of its formation, carried on any business or conducted any operations, except, in each case, as arising from the execution of this Agreement, the performance of its covenants and agreements hereunder and matters ancillary thereto, including the Financing.
Section 4.10    Ownership of Company Common Stock. Neither Parent nor any other Affiliate of Parent (a) “beneficially owns” (as such term is defined for purposes of Section 13(d) of the Exchange Act) any shares of Company Common Stock (except for the AccommodationCo Share, if any) or any other Equity Securities or (b) is an “interested shareholder” under Section 302A.011, Subd. 49, of the MBCA.
Section 4.11    Brokers’ Fees and Expenses. Except for Morgan Stanley & Co. LLC and Moelis & Company, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement, including the Merger, based upon arrangements made by or on behalf of Parent or Merger Sub.

Exhibit 2.1
Section 4.12    Solvency. Assuming (a) the representations and warranties of the Company and Company Subsidiaries made in this Agreement are true and correct in all material respects (disregarding any references to “Knowledge of the Company,” “Company Material Adverse Effect,” “materiality” or similar qualifications contained in such representations), (b) the compliance by the Company of its obligations hereunder, (c) all material contingent liabilities of the business of the Company are disclosed herein, in the Company Disclosure Letter or in the Company Reports, (d) the satisfaction of the conditions set forth in Article VII and (e) that the most recent projections, forecasts or estimates of the Company and the Company Subsidiaries that have been provided to Parent have been prepared in good faith based on assumptions that were and continue to be reasonable, each of Parent and Merger Sub, individually and on a consolidated basis, are not as of the date hereof, and after giving effect to the transactions contemplated hereby to occur at Closing, including the Merger, the Financing and any Substitute Financing, will not be Insolvent. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of Parent, Merger Sub or any of their respective Affiliates.
Section 4.13    Investigation. Each of Parent and Merger Sub has such knowledge and experience in financial and business matters that it is capable of evaluating the Company and the merits and risks of the Merger and the other transactions contemplated by this Agreement. Each of Parent and Merger Sub has been given an opportunity to examine all documents provided by, conduct due diligence and ask questions of, and to receive answers from, the Company and its Representatives concerning the transactions contemplated by this Agreement. Parent and Merger Sub have conducted their own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) and assets of the Company and its Subsidiaries, and acknowledge that they have been provided access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company and its Subsidiaries for such purpose. Parent and Merger Sub acknowledge and agree that in making their decision to enter into this Agreement and to consummate the transactions contemplated hereby, Parent and Merger Sub have relied solely upon their own investigation and the express representations and warranties of the Company and its Subsidiaries set forth in Article III (including the related portions of the Company Disclosure Letter) and in any certificate delivered by the Company to Parent in accordance with the terms hereof and, except in the case of fraud, disclaim reliance on any other representations and warranties of any kind or nature, express or implied (including, but not limited to, any relating to the future or historical financial condition, results of operations, assets or liabilities or prospects of the Company and its Subsidiaries).
Section 4.14    No Additional Representations. Except for the representations and warranties expressly set forth in Article III (as modified by the Company Disclosure Letter) and in any certificate delivered by the Company to Parent in accordance with the terms hereof, each of Parent and Merger Sub (a) specifically acknowledges and agrees that none of the Company or any of its Affiliates, Representatives or shareholders or any other Person makes, or has made, any other express or implied representation or warranty whatsoever (whether at law, including at common law or by statute, or in equity), including with respect to the Company or the Company Subsidiaries or any of the Company’s or the Company Subsidiaries’ respective businesses, assets, employees, Permits, liabilities, operations, regulatory matters, prospects, condition (financial or otherwise) or any Company Projection, and hereby expressly waives and

Exhibit 2.1
relinquishes any and all rights, Claims or causes of action (whether in contract or in tort or otherwise, or whether at law, including at common law or by statute, or in equity) based on, arising out of or relating to any such other representation or warranty or any Company Projection, (b) specifically acknowledges and agrees to the Company’s express disclaimer and negation of any such other representation or warranty or any Company Projection and of all liability and responsibility for any such other representation or warranty or any Company Projection and (c) expressly waives and relinquishes any and all rights, Claims and causes of action (whether in contract or in tort or otherwise, or whether at law, including at common law or by statute, or in equity) against (i) the Company in connection with accuracy, completeness or materiality of any Company Projection and (ii) any Affiliate of the Company or any of the Company’s or any such Affiliate’s respective Representatives or shareholders (other than the Company) or any other Person, and hereby specifically acknowledges and agrees that such Persons shall have no liability or obligations, based on, arising out of or relating to this Agreement or the negotiation, execution, performance or subject matter hereof, including (1) for any alleged nondisclosure or misrepresentations made by any such Person or (2) in connection with the accuracy, completeness or materiality of any Company Projection. Each of Parent and Merger Sub acknowledges and agrees that (A) it has conducted its own independent investigation of the transactions contemplated hereby (including with respect to the Company and the Company Subsidiaries and their respective businesses, operations, assets and liabilities) and, in making its determination to enter into this Agreement and proceed with the transactions contemplated hereby, has relied solely on the results of such independent investigation and the representations and warranties of the Company expressly set forth in Article III (as modified by the Company Disclosure Letter) and in any certificate delivered by the Company to Parent in accordance with the terms hereof, and (B) except for the representations and warranties of the Company expressly set forth in Article III (as modified by the Company Disclosure Letter) and in any certificate delivered by the Company to Parent in accordance with the terms hereof, it has not relied on, or been induced by, any representation, warranty or other statement of or by the Company or any of its Affiliates, Representatives or shareholders or any other Person, including any Company Projection or with respect to the Company or the Company Subsidiaries or any of the Company’s or the Company Subsidiaries’ respective businesses, assets, employees, Permits, liabilities, operations, regulatory matters, prospects or condition (financial or otherwise) or any Company Projection, in determining to enter into this Agreement and proceed with the transactions contemplated hereby.
ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS
Section 5.01    Conduct of Business.
(a)    Conduct of Business by the Company. Except (A) for matters set forth in Section 5.01(a) of the Company Disclosure Letter or otherwise expressly contemplated or required by this Agreement, (B) as required by a Governmental Entity or by applicable Law, (C) as contemplated by (i) with respect to 2024, the 2024 annual operating budget set forth on Section 5.01(a)(C)(i) of the Company Disclosure Letter and (ii) with respect to 2025, the 2025 Company forecast set forth on Section 5.01(a)(C)(ii) of the Company Disclosure Letter (the foregoing clauses (i) and (ii), collectively, the “Budget”) or (D) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement until the Effective Time, the Company shall, and shall cause each Company

Exhibit 2.1
Subsidiary to, use commercially reasonable efforts to, (u) conduct its business in the ordinary course of business in all material respects (which shall be deemed to include taking or refraining to take actions as and to the extent the Company or the Company Subsidiaries reasonably believe necessary or appropriate in response to any epidemic, pandemic or disease outbreak (including the COVID-19 virus)); provided that prior to taking any such action in response to the foregoing, to the extent reasonably practicable, the Company reasonably consults with Parent and considers in good faith any recommendations of Parent in respect thereto, (v) operate the Company in accordance with the Budget in all material respects, (w) preserve intact, in all material respects and consistent with past practice, its business organization, goodwill and existing relationships with employees (including the Specified Employees), customers, suppliers (including any power providers), joint venture partners, lenders, landlords and any other Person having a business relationship with the Company or any of the Company Subsidiaries that is material to the Company, and Governmental Entities, (x) maintain in effect all material existing Permits necessary for the conduct of its business and to timely submit renewal applications (as applicable), and (y) satisfy obligations as necessary to maintain in good standing material development projects and opportunities (such as paying deposits, timely submitting required information, and otherwise continuing to pursue generation and transmission development opportunities), subject to Section 5.01(b).
(b)    In addition, and without limiting the generality of the foregoing Section 5.01(a), except (1) as set forth in Section 5.01(b) of the Company Disclosure Letter or otherwise expressly contemplated or required by this Agreement, (2) as required by a Governmental Entity or by applicable Law or (3) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed; provided that Parent shall be entitled to withhold its consent in its sole discretion with respect to the matter addressed in clause xvii), from the date of this Agreement until the Effective Time, the Company shall not, and shall not permit any Company Subsidiary to, do any of the following:
(i)    declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its capital stock, other equity interests or voting securities, except for (A) quarterly cash dividends payable by the Company in respect of shares of Company Common Stock with declaration, record, increase and payment dates consistent with the Company’s past practices in an amount per share of Company Common Stock not in excess of five percent (5%) per share more than the dividend payable during the prior 12-month period, and (B) dividends and distributions by a direct or indirect wholly owned Company Subsidiary solely to its parent, (C) dividends and distributions by the Company or a Company Subsidiary required under any Tax Equity Transaction Document that is (1) existing as of the date of this Agreement or (2) entered into after the date of this Agreement in connection with, or otherwise in accordance with, any transaction that is consented to by Parent to the extent required by the terms herein (the Tax Equity Transaction Documents in clauses (1) and (2) collectively, the “Permitted Tax Equity Transaction Documents”) and (D) a “stub period” dividend to holders of record of Company Common Stock as of immediately prior to the Effective Time equal to the product of (1) the number of days from the record date for payment of the last quarterly dividend paid by the Company prior to the Effective Time, multiplied by (2) a daily dividend rate determined by dividing the amount of the last quarterly dividend paid prior to the Effective Time by ninety-one (91);

Exhibit 2.1
(ii)    amend any of its Organizational Documents (A) except for immaterial or ministerial amendments or amendments required by changes in Law or (B) with respect to any Subsidiary other than (I) a Material Company Subsidiary, (II) any Subsidiary that constitutes a “significant subsidiary” as defined in Rule 1-02(w)(1) of Regulation S-X under the Securities Act (including any Subsidiary that became or becomes a “significant subsidiary” as defined in Rule 1-02(w)(1) of Regulation S-X under the Securities Act following December 31, 2023) or (III) any other Subsidiary of the Company if such amendment would reasonably be expected to prevent or materially impede, interfere with or delay the consummation of the transactions contemplated by this Agreement (such Subsidiaries in clauses (I) through (III), an “Other Subsidiary”);
(iii)    except as permitted by Section 5.01(b)(v), Section 5.01(b)(vi) or for transactions exclusively among the Company and the wholly owned Company Subsidiaries or exclusively among the wholly owned Company Subsidiaries, split, combine, consolidate, subdivide, reclassify or take similar action with respect to any of its capital stock, other equity interests or voting securities, or securities convertible into or exchangeable or exercisable for capital stock or other equity interests or voting securities, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, other equity interests or voting securities;
(iv)    repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock or voting securities of, or equity interests in, the Company or any Company Subsidiary or any securities of the Company or any Company Subsidiary convertible into or exchangeable or exercisable for capital stock or voting securities of, or equity interests in, the Company or any Company Subsidiary, or any warrants, calls, options, “phantom” stock or units, stock appreciation rights or other equity or equity-based rights to acquire any such capital stock, securities, interests or rights, except for (A) transactions between (1) the Company and any Company Subsidiary or (2) a Company Subsidiary and another Company Subsidiary, (B) the acquisition by the Company of shares of Company Common Stock in the open market to satisfy its obligations under all Company Benefit Plans or the Company DRIP or deferrals based on Company Common Stock, in each case, in accordance with their terms in effect as of the date hereof, (C) the withholding or reacquisition of shares of Company Common Stock in respect of forfeitures of Company Equity Awards in accordance with their terms or to satisfy Tax obligations with respect to awards granted pursuant to the Company Stock Plans in accordance with their terms in effect as of the date hereof and (D) in connection with, or otherwise in accordance with, the Permitted Tax Equity Transaction Documents;
(v)    issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien, any Equity Securities or Company Voting Debt, in each case, except for (A) the settlement of Company Restricted Stock Units, or Company Performance Stock or of deferrals based on Company Common Stock, in each case, in accordance with their terms in effect as of the date hereof, (B) the issuance of shares of Company Common Stock or other Equity Securities to satisfy the Company’s obligations under the Company ESPP, to satisfy its obligations under all Company Benefit Plans (including with respect to outstanding Company Equity Awards) when due in accordance with their terms as in

Exhibit 2.1
effect as of the date hereof or under the Company DRIP or deferrals based on Company Common Stock, in each case, in accordance with their terms in effect as of the date hereof, (C) in connection with, or in accordance with, the Permitted Tax Equity Transaction Documents or (D) the issuance of Preferred Stock to Parent or any of Parent’s Affiliates pursuant to Section 6.18; provided, however, that the Company shall be permitted to issue Equity Securities in the amounts and during the periods provided in Section 5.01(b)(v) of the Company Disclosure Letter;
(vi)    (A) grant or announce to any Company Personnel any increase in compensation or benefits (including paying to any Company Personnel any amount not due by its terms) other than increases (1) required by the terms of a Company Union Contract as in effect on the date hereof or (2) due to planned hiring described in Section 5.01(b)(vi) of the Company Disclosure Letter, (B) grant to any Company Personnel any change-in-control, severance, retention or termination pay, or enter into or amend any change-in-control, severance, retention or termination agreement with any Company Personnel, (C) establish, adopt, enter into, amend in any material respect or terminate any Company Benefit Plan (or any plan or agreement that would be a Company Benefit Plan if in existence on the date hereof), except for amendments in the ordinary course of business consistent with past practices that either (1) do not materially increase costs for the Company or any Company Subsidiary or (2) are otherwise reasonably expected to be recoverable in a rate case, or (D) take any action to increase or accelerate or commit to accelerate the time of vesting, funding or payment of any compensation or benefits to any Company Personnel, including under any Company Benefit Plan, except in the case of the foregoing clauses (A) through (D) for actions required pursuant to the terms of any Company Union Contract, Company Benefit Plan or “rabbi” trust, in each case, existing on the date hereof and listed on Section 3.10(a) of the Company Disclosure Letter, or as expressly required by the terms and conditions of this Agreement;
(vii)    (A) hire, promote or terminate (other than for cause) any individual who is subject to the reporting requirements of Section 16 under the Exchange Act with respect to the Company (collectively, the “Specified Employees”) or (B) waive or release the restrictive covenant obligations of any Company Personnel;
(viii)    commence an obligation to contribute to any Multiemployer Plan or incur any complete or partial withdrawal liability (in each case, within the meaning of Title IV of ERISA) with respect to any Multiemployer Plan;
(ix)    materially amend, extend, terminate or enter into any Company Union Contract;
(x)    make any material change in accounting methods, principles or practices, except to the extent as may have been required or authorized by a change in applicable Law or GAAP or by any Governmental Entity (including the SEC or the Public Company Accounting Oversight Board);
(xi)    (A) make any acquisition of an asset or business (including by merger, consolidation or acquisition of stock or any other equity interests or assets); provided that no consent of Parent will be required for the following acquisitions so long as, in each case, such acquisition is not reasonably expected to have a material adverse

Exhibit 2.1
impact on or cause a material delay in obtaining any Required Approval, to cause a material adverse change to the applicable regulatory status of the Company, any Material Company Subsidiary or any other Company Subsidiary if such acquisition would be material to the Company taken as a whole, or cause the Company, any Material Company Subsidiary or any other Company Subsidiary if such acquisition would be material to the Company taken as a whole, to no longer be eligible for any currently applicable authorizations, exemptions or waivers under the FPA or the Public Utility Holding Company Act of 2005: (1) any acquisition for consideration that is individually not in excess of twenty million dollars ($20,000,000) and in the aggregate not in excess of forty million dollars ($40,000,000) in any calendar year; (2) any acquisition by the Minnesota Power and SWL&P Business that the Company reasonably expects will be included in rate base so long as the acquisition price the Company agrees to pay does not include amounts that are not typically recoverable in regulated rates such as an acquisition premium or goodwill, (3) any acquisition, lease or option of real estate in the ordinary course of business or (4) any acquisition by New Equity Energy LLC or its Subsidiaries in the ordinary course of business that does not materially deviate from the capital expenditure plan in the capital expenditure budget set forth on Section 5.01(b)(xiii) of the Company Disclosure Letter, it being understood that any acquisitions contemplated in the preceding subclauses (2), (3) and (4) shall not be included in the calculation of the aggregate amounts permitted in Section 5.01(b)(xi)(A)(1) or (B) sell, lease or otherwise transfer or dispose of any asset or business (including by merger, consolidation or disposition of stock or any other equity interests or assets) except for any disposition (1) of assets with an individual value not in excess of ten million dollars ($10,000,000) and an aggregate value not in excess of twenty-five million dollars ($25,000,000) in any calendar year, (2) sales or leases of real estate in the ordinary course of business, (3) of obsolete or worn-out equipment in the ordinary course of business, or (4) in connection with, or in accordance with, a Permitted Tax Credit Transfer Document, it being understood that any dispositions contemplated in the preceding subclauses (2), (3) and (4) shall not be included in the calculation of the aggregate amounts permitted in this Section 5.01(b)(xi)(B);
(xii)    (A) incur or guarantee any Indebtedness, except for (1) Indebtedness in replacement of or refinancing of existing Indebtedness that matures within one year from the date of replacement or refinancing; provided that (x) the aggregate commitments or principal amounts thereunder shall not be increased and (y) such Indebtedness shall (a) contain covenants and event of default provisions not materially more restrictive than the covenants and event of default provisions governing the Indebtedness being refinanced, (b) not require the granting of any guarantees or collateral from Parent or from any Subsidiaries of the Company other than any guarantees or collateral that have been granted with respect to the Indebtedness being refinanced, (c) contain interest rates, maturity dates, redemption, make-whole and other economic provisions, as determined in consultation with Parent, on market terms commensurate with terms available at the time of incurrence to issuers in the same industry and having the same corporate credit rating as the Company; (d) expressly permit all transactions contemplated by this Agreement (including the Financing), and (e) not result in any material adverse tax consequences for the Company (including any such material adverse tax consequences for the Company that are required to be reflected on a Tax Return of

Exhibit 2.1
Parent or any consolidated, unitary or combined tax group of which the Company or any successor thereto is a member) (the requirements in subclauses (a)-(e), the “Required Debt Terms”), (2) guarantees by the Company of existing Indebtedness of any Company Subsidiary, (3) guarantees and other credit support by the Company of obligations of any Company Subsidiary, (4) borrowings under existing revolving credit facilities or existing commercial paper programs or, in each case, replacements thereof on comparable terms (or with respect to interest rates, then-market rates), in the case of the foregoing clauses (1) through (4), in the ordinary course of business, (5) Indebtedness contemplated by the Permitted Tax Equity Transaction Documents or (6) Indebtedness in amounts necessary to maintain the current capital structure of the Company and Company Utility Subsidiaries, or as otherwise authorized by the MPUC and the PSCW that satisfies clauses (c) through (e) of the Required Debt Terms and does not include any covenants or events of default with respect to the Company or a Company Subsidiary that are materially more restrictive than the covenants and events of default that apply to the Company or such Company Subsidiary under any Indebtedness in existence on the date hereof; provided, further, that in no event shall any Indebtedness incurred pursuant to this Section 5.01(b)(xii) (or any Contract related to such Indebtedness) or any amendment, modification or waiver to any Indebtedness include any term or provision pursuant to which the consummation of the Merger or the other transactions contemplated by this Agreement (including the Financing) would reasonably be expected to result in a breach, default or event of default with respect to such Indebtedness (or any Contract related to such Indebtedness) or permit the holders of any Indebtedness of the Company or any Company Subsidiary to accelerate payment of such Indebtedness or require the Company or any Company Subsidiary to voluntarily or involuntarily redeem, replace or repay such Indebtedness prior to its scheduled maturity (the “Prohibited Terms”); provided, further, that with respect to any Specified Letter of Credit Agreement or other standalone letter of credit facility under which a default or event of default (or similar event), including due to a “change of control”, will occur as a result of the transactions hereunder, no letters of credit shall be issued thereunder unless the applicable letter of credit issuer thereunder has agreed to waive such event of default (or similar event) or consent to the transactions hereunder (including the Financing) in accordance with the terms of the applicable Specified Letter of Credit Agreement or standalone letter of credit facility, as applicable; provided, further, that the Company shall provide written disclosure to Parent within 10 days of the end of each month of all outstanding amounts under each of the Company’s and its Subsidiaries’ revolving credit facilities and the face amount of each of the Company’s and its Subsidiaries’ issued letters of credit, in each case, as of the last day of such month; (B) other than as expressly contemplated by Section 5.05(g), terminate any Specified Debt Agreement; (C) incur any Encumbrance other than Permitted Encumbrances or (D) or amend, modify or waive any term or provision of any Indebtedness in a manner adverse in any material respect to the Company (it being agreed and understood that any amendment, modification or waiver that gives effect to any Prohibited Terms or that would not satisfy the Required Debt Terms shall be adverse in a material respect to the Company);
(xiii)    make, or agree to commit to make, any capital expenditure, except (A) as set forth in the capital expenditure plan in the capital expenditure budget set forth on Section 5.01(b)(xiii) of the Company Disclosure Letter, plus a ten percent (10%)

Exhibit 2.1
variance per calendar year with respect to the aggregate capital budget set forth therein, (B) capital expenditures related to operational emergencies, equipment failures or outages or deemed necessary or prudent based on Good Utility Practice, in each case, subject to the terms of Section 5.01(c), or (C) as required by applicable Law or a Governmental Entity; provided that in the case of the foregoing clause (B), the Company shall provide Parent with notice of such action taken as soon as reasonably practicable thereafter;
(xiv)    except as required by applicable Law or as occurring in the ordinary course of business consistent with past practice, change or rescind any entity classification or other material Tax election (except that the Company may make or permit a Company Subsidiary to make certain Tax elections as required or permitted pursuant to any Permitted Tax Equity Transaction Document or Permitted Tax Credit Transfer Document), change any material method of Tax accounting, settle or compromise any material Tax liability, audit, refund or other Tax proceeding, enter into any “closing agreements” (within the meaning of Section 7121 of the Code or any similar provision of state, local or non-U.S. Law) or request any ruling in either case relating to a material amount of Taxes or request any extension or waiver of the limitation period applicable to any material Tax claim (provided, nothing contained in this Section 5.01(b) other than this Section 5.01(b)(xiv) shall be construed as relating to Taxes or Tax Returns);
(xv)    waive, release, assign, settle or compromise any material Claim against the Company or any Company Subsidiary, except for waivers, releases, assignments, settlements or compromises that are limited solely to (A) the payment of monetary damages that, with respect to the payment of such monetary damages, the amount of monetary damages to be paid by the Company or the Company Subsidiaries does not exceed (1) the amount with respect thereto reflected on the Company Financial Statements (including the notes thereto) or (2) ten million dollars ($10,000,000), in the aggregate, in excess of the proceeds received or to be received from any insurance policies in connection with such payment and (B) non-monetary terms that are not material to the Company;
(xvi)    announce or effectuate a reduction in force, plant closing, mass layoff or other workforce action that triggers the Worker Adjustment and Retraining Notification Act;
(xvii)    enter into a material new line of business or cease operations of an existing material line of business;
(xviii)    sell, assign, transfer, license, abandon, permit to lapse, or otherwise dispose of, any material Intellectual Property of the Company or any Company Subsidiary other than non-exclusive licenses granted in the ordinary course of business;
(xix)    adopt or recommend a plan or agreement of complete or partial liquidation or dissolution, restructuring or other reorganization;
(xx)    fail to maintain, terminate or cancel any material insurance coverage maintained by the Company or any Company Subsidiary with respect to any material assets without using commercially reasonable efforts to replace such coverage with a comparable amount of insurance coverage to the extent available on commercially reasonable terms;

Exhibit 2.1
(xxi)    (A) form any new Subsidiary (except for any such Subsidiary that is a wholly owned Subsidiary of the Company) or joint ventures or (B) materially modify the terms of any existing joint ventures in a manner that is adverse in any material respect to the Company;
(xxii)    (A) unless otherwise addressed by Sections 5.01(b)(i) – (xxi) or (xxiii) (except to the extent clause (xxiii) relates to this clause (xxii)), enter into any Company Contract of the types set forth in Sections 3.15(a)(ii) or 3.15(a)(ix), (B) enter into any Company Contract with amounts due to or payable by the Company or any Company Subsidiary in excess (i) $100 million over the life of the contract, in the case of a Company Contract in respect of the Minnesota Power and SWL&P Business, or (ii) $20 million over a consecutive 12-month period in respect of the Other Business, (C) modify or amend in any material respect that is materially adverse to the Company or any Company Subsidiary, or terminate or waive any material right under, any Company Contract, except for (x) any modification, amendment, termination or waiver in the ordinary course of business or (y) a termination or waiver without material penalty or loss of material benefit to the Company or any Company Subsidiary, or (D) enter into any Contract under which the consummation by the Company of the Merger or the other transactions contemplated hereby will result in any breach or violation of, or constitute a default under (or an event which with notice or lapse of time or both would become a default), or result in the loss of a benefit under, or give rise to any right of termination, cancellation or acceleration of, such Contract; or
(xxiii)    agree to take, or enter into any Contract to do, any of the foregoing.
In the event that the Company or any Company Subsidiary would be prohibited from taking any action by reason of Section 5.01(a) or this Section 5.01(b) without the prior written consent of Parent, such action may nevertheless be taken without such consent if the Company requests Parent’s prior written consent (provided that such request is made via email and delivered to each of the Notice Individuals) and Parent fails to respond in writing or fails to withhold its consent to such request within 10 Business Days after the date of such request; provided that Parent shall use reasonable best efforts to respond within any such shorter time period as may be requested by the Company and reasonably warranted by the circumstances.
(c)    Emergencies. Notwithstanding anything to the contrary herein, the Company may, and may cause any Company Subsidiary to, take reasonable actions in compliance with applicable Law with respect to any operational emergencies (including any restoration measures in response to any hurricane, strong winds, ice event, fire, tornado, tsunami, flood, earthquake or other natural disaster, severe weather-related event, circumstance or development, act of terrorism or sabotage), cybersecurity incidents, equipment failures, outages or an immediate and material threat to the health or safety of natural Persons; provided that (x) the Company shall provide Parent with notice of such action as soon as reasonably practicable thereafter and (y) such actions shall be deemed prudent by the Company in good faith and made in accordance with Good Utility Practice.
(d)    No Control of the Company’s Business. Parent acknowledges and agrees that (i) nothing contained herein is intended to give Parent, directly or indirectly, the right to control or direct the operations of the Company or any Company Subsidiary prior to the

Exhibit 2.1
Effective Time and (ii) prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and the Company Subsidiaries’ respective businesses and operations.
(e)    Notice of Changes. Each of Parent and the Company shall promptly notify the other in writing of any change or event of which it becomes aware that would reasonably be expected to prevent any of the conditions precedent described in Article VII from being satisfied. Further, from the date of this Agreement until the Effective Time, the Company shall reasonably promptly notify Parent either in writing, or at any meeting of the Transition Committee, of any loans or grants pursued or obtained by the Company that would trigger a review pursuant to the National Environmental Policy Act (including, loans or grants under the Inflation Reduction Act or similar federal or state incentives, or loans or grants under the Title 17 Clean Energy Financing Program).
(f)    For the avoidance of doubt, this Section 5.01 does not relate to the ability of the Company or the Company Subsidiaries to make filings in connection with, or agree to settlement or stipulation of, Regulatory Proceedings.
Section 5.02    Regulatory Proceedings.
(a)    Between the date of this Agreement and the Closing, the Company and the Company Subsidiaries may (i) initiate any Regulatory Proceeding or (ii) enter into any settlement or stipulation in respect of any Regulatory Proceeding, in any case, (A) in the ordinary course of business, (B) as set forth on Section 5.02(a) of the Company Disclosure Letter or (C) otherwise with the prior written consent of Parent (such consent not to be unreasonably withheld, delayed or conditioned), other than in each case, with respect to any Material Regulatory Proceeding, which shall require the prior written consent of Parent (such consent not to be unreasonably withheld, delayed or conditioned). Notwithstanding anything in this Agreement to the contrary, the terms of Section 6.03 shall control with respect to any Regulatory Proceeding under Section 6.03, including any Filing made in connection therewith.
(b)    Between the date of this Agreement and the Closing, the Company and the Company Subsidiaries shall, to the extent permitted by Law, (i) keep Parent informed as promptly as reasonably practicable of any material communications or meetings with any Governmental Entities (including any member or representative of any Governmental Entity’s staff) with respect to such Material Regulatory Proceedings and provide copies of any related written communications or materials; (ii) consult with Parent and give Parent a reasonable opportunity, within time constraints imposed in such Material Regulatory Proceedings, to comment on material written communications or materials to be submitted to any Governmental Entity, in each case, with respect to any such Material Regulatory Proceedings, which the Company and the Company Subsidiaries shall consider in good faith; and (iii) use commercially reasonable efforts to provide Parent with reasonable prior notice of and an invitation to any such meeting, telephone call or conference or conversation (in each case, with full participation rights) related thereto and consider in good faith the views of Parent in connection therewith.
(c)    In the event that the Company or any Company Subsidiary would be prohibited from taking any action by reason of this Section 5.02 without the prior written consent

Exhibit 2.1
of Parent, such action may nevertheless be taken without such consent if the Company requests Parent’s prior written consent (provided that such request is made via email and delivered to each of the Notice Individuals) and Parent fails to respond in writing or fails to withhold its consent to such request within 10 Business Days after the date such request is delivered; provided that Parent shall use reasonable best efforts to respond within any such shorter time period as may be requested by the Company and reasonably warranted by the circumstances.
(d)    For the avoidance of doubt, this Section 5.02 shall not relate to any Tax matter.
Section 5.03    No Solicitation by the Company; Company Board Recommendation.
(a)    The Company shall not, and shall cause its Subsidiaries and its and their respective directors, officers and employees not to, and shall instruct its other Representatives not to, (i) directly or indirectly solicit, initiate or knowingly encourage, induce or facilitate any Company Takeover Proposal or any inquiry, offer or proposal that constitutes, or would reasonably be expected to lead to, a Company Takeover Proposal, in each case, except for this Agreement and the transactions contemplated hereby, or (ii) directly or indirectly participate in any discussions or negotiations with any Person (except between the Company’s Affiliates and its and their respective Representatives, on the one hand, and Parent, Merger Sub and their Affiliates and its and their respective Representatives, on the other hand) regarding, or furnish to any such Person, any nonpublic information relating to, or afford any Person access to, the business, operations, assets, books, records or personnel of, the Company or any Company Subsidiary with respect to, or cooperate in any way with any such Person with respect to, any Company Takeover Proposal or any inquiry, offer or proposal that constitutes, or would reasonably be expected to lead to, a Company Takeover Proposal. The Company shall, and shall cause its Affiliates and its and their respective Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person (except between the Company’s Affiliates and its and their respective Representatives, on the one hand, and Parent and Parent’s Affiliates and its and their respective Representatives, on the other hand) conducted heretofore with respect to any Company Takeover Proposal or any inquiry, offer or proposal that constitutes, or would reasonably be expected to lead to, a Company Takeover Proposal, request the prompt return or destruction of all nonpublic information previously furnished and immediately terminate all physical and electronic data room access previously granted to any such Person or its Representatives. Notwithstanding anything to the contrary herein, at any time prior to obtaining the Company Shareholder Approval, in response to the receipt of a bona fide written Company Takeover Proposal made after the date of this Agreement that does not result from a breach (other than an immaterial breach) of this Section 5.03(a) by the Company and that the Company Board determines in good faith (after consultation with outside legal counsel and a nationally recognized financial advisor) constitutes or would reasonably be expected to lead to a Superior Company Proposal and the failure to take such action described in clause (1) or (2) of this Section 5.03(a) would be reasonably likely to be inconsistent with the fiduciary duties of the Company Board under applicable Law, the Company and its Representatives may (1) furnish information with respect to the Company and the Company Subsidiaries to the Person making such Company Takeover Proposal (and its Representatives) (provided that all such information has previously been provided to Parent or is provided to Parent as promptly as practicable after, and in any event within twenty-four (24) hours of, the provision of such information to such

Exhibit 2.1
Person) pursuant to an Acceptable Confidentiality Agreement that does not restrict the Company’s ability to comply with its obligations under this Section 5.03 and (2) participate in discussions regarding the terms of such Company Takeover Proposal, including terms of a Company Acquisition Agreement with respect thereto, and the negotiation of such terms with the Person making such Company Takeover Proposal (and such Person’s Representatives) pursuant to an Acceptable Confidentiality Agreement. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 5.03 by any Representative of the Company or any of its Affiliates shall constitute a breach of this Section 5.03 by the Company. Notwithstanding anything to the contrary herein, the Company may grant a waiver, amendment or release under any confidentiality or standstill agreement to the extent necessary to allow a confidential Company Takeover Proposal to be made to the Company or the Company Board so long as the Company Board promptly (and in any event, within twenty-four (24) hours) notifies Parent thereof after granting any such waiver, amendment or release and the Company Board determines, prior to granting any such waiver, amendment or release, in good faith (after consultation with outside legal counsel) that the failure to grant such waiver, amendment or release would be reasonably likely to be inconsistent with the Company’s Board’s fiduciary duties under applicable Law.
(b)    Except as set forth in Section 5.03(a), Section 5.03(c), Section 5.03(e) and Section 5.03(f), and except for the public disclosure of a Company Recommendation Change Notice made in compliance with this Agreement, neither the Company Board nor any committee thereof shall (i) withdraw, change, qualify, withhold, modify in any manner adverse to Parent, or propose publicly to withdraw, change, qualify, withhold or modify in any manner adverse to Parent, the Company Board Recommendation, (ii) adopt, approve, declare advisable or recommend, or propose publicly to adopt, approve, declare advisable or recommend, any Company Takeover Proposal, (iii) fail to include in the Proxy Statement the Company Board Recommendation (except as set forth in Section 6.01(a)), (iv) fail to expressly reaffirm publicly the Company Board Recommendation following Parent’s written request to do so if a Company Takeover Proposal is publicly announced or disclosed (provided that Parent may only make such request two (2) times with respect to any particular Company Takeover Proposal or any material publicly announced or disclosed amendment or modification thereto), on or prior to the earlier of (A) the fifth (5th) Business Day after the delivery of such request by Parent and (B) two (2) Business Days prior to the Company Shareholders Meeting (or any adjournment or postponement thereof) or (v) take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer (except for a recommendation against such offer or a customary “stop, look and listen” communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) (any action in the foregoing clauses (i)–(v) being referred to as a “Company Adverse Recommendation Change”). Except as set forth in Section 5.03(a), Section 5.03(c), Section 5.03(e) and Section 5.03(f), neither the Company Board nor any committee thereof shall authorize, permit, approve or recommend, or propose publicly to authorize, permit, approve or recommend, or allow the Company or any of its Affiliates to execute or enter into, any Contract, letter of intent, memorandum of understanding, agreement in principle, agreement, merger agreement, acquisition or similar agreement or commitment constituting, or that would reasonably be expected to lead to, any Company Takeover Proposal, or requiring, or that would reasonably be expected to cause, the Company to abandon or terminate this Agreement (a “Company Acquisition Agreement”).

Exhibit 2.1
(c)    Notwithstanding anything to the contrary herein, at any time prior to obtaining the Company Shareholder Approval, the Company Board may make a Company Adverse Recommendation Change or terminate this Agreement in accordance with Section 8.01(c)(i) (subject to the satisfaction of the conditions therein), in each case, if the Company has received a Superior Company Proposal that does not result directly or indirectly from a breach (other than an immaterial breach) of Section 5.03 by the Company or any Company Subsidiary and, in each case, only if the Company Board determines in good faith (after consultation with outside legal counsel and a nationally recognized financial advisor) that the failure to effect a Company Adverse Recommendation Change or terminate this Agreement in accordance with Section 8.01(c)(i) in response to the receipt of such Superior Company Proposal, as the case may be, would be reasonably likely to be inconsistent with the Company Board’s fiduciary duties under applicable Law; provided, however, that the Company Board may not make such Company Adverse Recommendation Change or terminate this Agreement pursuant to Section 8.01(c)(i) unless (i) the Company Board has provided prior written notice to Parent (a “Company Recommendation Change Notice”) that it is prepared to effect a Company Adverse Recommendation Change or terminate this Agreement in accordance with Section 8.01(c)(i) at least four (4) Business Days prior to taking such action, which notice shall specify the basis for such action and, in the case of a Superior Company Proposal, attaching the most current draft of any Company Acquisition Agreement with respect to such Superior Company Proposal or, if no draft exists, a summary of the material terms and conditions of such Superior Company Proposal (it being understood that such Company Recommendation Change Notice shall not in itself be deemed a Company Adverse Recommendation Change and that if there has been any subsequent material revision or amendment to the terms of a Superior Company Proposal, a new notice to which the provisions of clauses (iii) and (iv) of this Section 5.03(c) shall apply mutatis mutandis except that, in the case of such a new notice, all references to four (4) Business Days in this Section 5.03(c) shall be deemed to be two (2) Business Days), (ii) the Company has provided to Parent, prior to the commencement of such four (4) Business Day period, the information with respect to such Company Takeover Proposal required to be provided pursuant to Section 5.03(a) and Section 5.03(d), (iii) during the four (4) Business Day period after delivery of the Company Recommendation Change Notice, if requested by Parent, the Company and its Representatives negotiate in good faith with Parent and its Representatives regarding any revisions to this Agreement that Parent proposes to make as would permit the Company Board in the exercise of its fiduciary duties not to effect a Company Adverse Recommendation Change or terminate this Agreement pursuant to Section 8.01(c)(i), and (iv) at the end of such four (4) Business Day period and taking into account any changes to the terms of this Agreement committed to in writing by Parent, the Company Board determines in good faith (after consultation with outside legal counsel and a nationally recognized financial advisor) that the failure to make such a Company Adverse Recommendation Change or terminate this Agreement in accordance with Section 8.01(c)(i) would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law, and that, such Company Takeover Proposal still constitutes a Superior Company Proposal.
(d)    The Company shall promptly (and in any event no later than twenty-four (24) hours after receipt) advise Parent orally and in writing of any Company Takeover Proposal, the material terms and conditions of any such Company Takeover Proposal and the identity of the Person making such Company Takeover Proposal. The Company shall keep Parent reasonably informed in all material respects on a reasonably current basis (and in any event no

Exhibit 2.1
later than twenty-four (24) hours thereafter) of the material terms and status (including any change to the terms thereof) of any Company Takeover Proposal. Without limiting the foregoing, the Company shall notify Parent in writing promptly (and in any event within twenty-four (24) hours) after it determines to begin providing information or to engage in discussions or negotiations concerning a Company Takeover Proposal.
(e)    Notwithstanding anything to the contrary herein, at any time prior to obtaining the Company Shareholder Approval, the Company Board may make a Company Adverse Recommendation Change in accordance with this Section 5.03(e) if a Company Intervening Event has occurred and the Company Board determines in good faith (after consultation with outside legal counsel and a nationally recognized financial advisor) that the failure to effect a Company Adverse Recommendation Change as a result of the occurrence of such Company Intervening Event would be reasonably likely to be inconsistent with the Company Board’s fiduciary duties under applicable Law; provided, however, that the Company Board may not make such Company Adverse Recommendation Change unless (i) the Company Board has provided a Company Recommendation Change Notice that it is prepared to effect a Company Adverse Recommendation Change at least four (4) Business Days prior to taking such action, which notice shall specify the basis for such Company Adverse Recommendation Change, (ii) during the four (4) Business Day period after delivery of the Company Recommendation Change Notice, if requested by Parent, the Company and its Representatives negotiate in good faith with Parent and its Representatives regarding any revisions to this Agreement that Parent proposes to make and (iii) at the end of such four (4) Business Day period and taking into account any changes to the terms of this Agreement committed to in writing by Parent, the Company Board determines in good faith (after consultation with outside legal counsel and a nationally recognized financial advisor) that the failure to make such a Company Adverse Recommendation Change would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law.
(f)    Nothing contained in this Section 5.03 shall prohibit the Company from (i) complying with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act or (ii) making any disclosure to the shareholders of the Company if, in the good-faith judgment of the Company Board (after consultation with outside legal counsel), failure to so disclose would be reasonably likely to be inconsistent with its obligations under applicable Law.
(g)    For purposes of this Agreement:
(i)    “Company Takeover Proposal” means any inquiry, proposal or offer (whether or not in writing), from any Person or group (other than Parent and its Affiliates) relating to, in a single transaction or series of related transactions, any direct or indirect (1) merger, consolidation, share exchange, other business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company pursuant to which any Persons or group (or the equityholders of any Person) would acquire, directly or indirectly, twenty percent (20%) or more of the consolidated assets of the Company and the Company Subsidiaries, taken as a whole, or to which twenty percent (20%) or more of the consolidated revenues, net income or assets of the Company and the Company Subsidiaries, taken as a whole, or twenty percent (20%) or more of the voting power of the Company or of the surviving entity in any merger, consolidation, share exchange or other business combination involving the Company, (2) sale, lease,

Exhibit 2.1
contribution or other disposition, directly or indirectly (including by way of merger, consolidation, share exchange, other business combination, spin-off, partnership, joint venture, sale of capital stock of or other equity interests in a Company Subsidiary or otherwise) of any business or assets of the Company or the Company Subsidiaries representing twenty percent (20%) or more of the consolidated revenues, net income or assets of the Company and the Company Subsidiaries, taken as a whole, (3) issuance, sale or other disposition, directly or indirectly, to any Person (or the shareholders of any Person) or group of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing twenty percent (20%) or more of the voting power of the Company, (4) transaction (including any tender offer or exchange offer) in which any Person (or the shareholders of any Person) would acquire (in the case of a tender offer or exchange offer, if consummated), directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any group which beneficially owns or has the right to acquire beneficial ownership of, twenty percent (20%) or more of any class of capital stock of the Company, (5) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing, or (6) any combination of the foregoing.
(ii)    “Superior Company Proposal” means a bona fide written Company Takeover Proposal (provided that for purposes of this definition, the applicable percentage in the definition of Company Takeover Proposal shall be “more than fifty percent (50%)” rather than “twenty percent (20%) or more”), which the Company Board determines in good faith, after consultation with outside legal counsel and a nationally recognized financial advisor, and taking into account the legal, financial, regulatory, timing and other aspects of such Company Takeover Proposal, the identity of the Person making the proposal and any financing required for such proposal, the ability of the Person making such proposal to obtain such required financing and the level of certainty with respect to such required financing, and such other factors that are deemed relevant by the Company Board, is (1) more favorable to the holders of shares of Company Common Stock than the transactions contemplated by this Agreement (after taking into account any revisions to the terms of this Agreement that are committed to in writing by Parent (including pursuant to Section 5.03(c))) and (2) is reasonably capable of being completed in accordance with its terms.
(iii)    “Company Intervening Event” means any material fact, circumstance, effect, change, event or development that occurred or arose after the date of this Agreement, which (A) was neither known by, nor reasonably foreseeable (or if known, the magnitude or material consequences of which were not known, understood or reasonably foreseeable by the Company Board as of the date of this Agreement) by the Company Board as of the date of this Agreement and (B) first becomes known to or by the Board of Directors of the Company prior to obtaining Company Shareholder Approval; provided that none of the foregoing shall constitute a Company Intervening Event: (1) the Company or any of its Subsidiaries meeting or exceeding any internal or public projection, budget, forecast, estimate or prediction in respect of revenues, earnings or other financial or operating metrics for any period, (2) any change in and of itself in the trading price or trading volume of shares of Company Common Stock on the NYSE or in the Company’s credit rating; provided that, in any case, the event or circumstance underlying such change may be taken into account, (3) the receipt, existence of or terms

Exhibit 2.1
of a Company Takeover Proposal or any inquiry, proposal or offer that constitutes, or could reasonably be excepted to lead to, a Company Takeover Proposal, or any matter relating thereto or consequence thereof or (4) any action taken by any Party pursuant to and in compliance with such Party’s obligation under this Agreement or the consequences of any such action.
(iv)    “Acceptable Confidentiality Agreement” means any confidentiality agreement entered into by the Company that contains confidentiality provisions that are not less favorable in any material respect to the Company than those contained in any of the Confidentiality Agreements, except that such confidentiality agreement need not include explicit or implicit standstill provisions or otherwise restrict the making of or amendment or modification to a Company Takeover Proposal; provided that such confidentiality agreement shall not contain any provision requiring the Company or its Subsidiaries to pay or reimburse the counterparty’s expenses and shall not contain any provision that would prevent the Company from complying with its obligations under this Section 5.03.
Section 5.04    Financing.
(a)    Each of Parent and Merger Sub shall use its reasonable best efforts to, and shall use its reasonable best efforts to cause each of its respective Affiliates and Representatives to, take all actions and do all things necessary, proper or advisable to obtain the net proceeds of the Financing, or any Substitute Financing, in each case, on the terms and subject only to the conditions expressly set forth in the Financing Commitment Letters (including any “market flex” provisions set forth in any Debt Letter) and subject to any modifications permitted by this Section 5.04 at or prior to the Closing Date, including (i) maintaining in effect the Financing Commitment Letters and complying with all of their respective obligations thereunder to the extent required as a condition to accessing such Financing, (ii) negotiating, entering into and delivering definitive agreements with respect to the Financing (the “Definitive Agreements”) on the terms contained in the Financing Commitment Letters (including any “market flex” provisions set forth in any Debt Letter) (or with other terms reasonably acceptable to Parent and without any Prohibited Modifications) and subject only to the conditions expressly set forth in the Financing Commitment Letters on the date of this Agreement, (iii) satisfying on a timely basis all conditions in the Financing Commitment Letters and the Definitive Agreements that are applicable to Parent or any of its Affiliates or Representatives that are within their control, (iv) if required under the Debt Letters, entering into amendments to the Definitive Agreements with respect to the Debt Financing to give effect to any “market flex” provisions contained in any Debt Letter and (v) subject to the satisfaction of the conditions set forth in Section 7.01 and Section 7.03 (other than those conditions to be satisfied substantially concurrently with the Closing), consummating, and obtaining the net proceeds of, the Financing no later than the Closing.
(b)    In the event that all conditions set forth in Article VII have been satisfied or waived or, upon funding shall be satisfied or waived, each of Parent and Merger Sub shall use its reasonable best efforts to, and shall use its reasonable best efforts to cause each of their respective Affiliates and Representatives to, cause each applicable Person that is a party to any of the Financing Commitment Letters to fund the Financing in accordance with its terms on the Closing Date to the extent the proceeds thereof are required to pay the Required Amount and

Exhibit 2.1
consummate the Merger and the other transactions contemplated thereby. Each of Parent and Merger Sub shall not, and shall use its reasonable best efforts to cause its Affiliates and Representatives not to, take or refrain from taking, directly or indirectly, any action that would reasonably be expected to result in a failure of the Financing (other than as expressly provided by the Debt Letters in respect of the “Backstop Revolving Credit Facility” and the “Backstop L/C Facility” (as such terms are defined in the Debt Commitment Letter)) to be available and funded in the Required Amount at or prior to the Closing; provided that Parent shall be permitted to terminate commitments in respect of the “Backstop Term Loan Facility” (as such term is defined in the Debt Commitment Letter).
(c)    Upon reasonable request by the Company from time to time, Parent shall keep the Company reasonably informed on a current and timely basis of the status of Parent’s efforts to obtain the Financing and to satisfy the conditions thereof, including advising and updating the Company, in a reasonable level of detail, with respect to status, proposed closing date of the Financing and material terms of the Definitive Agreements and providing copies of substantially final drafts of the primary Definitive Agreements (including, with respect to the Debt Financing, the credit agreement) with sufficient time for the Company to review with its counsel (provided that any fee letter and any engagement letter for the placement of debt securities may be redacted solely as to fee amounts and other economic terms (including any such terms included in the “market flex”) that are customarily redacted in connection with similar financings and that could not adversely affect the conditionality, enforceability, amount, availability or termination of the Financing). Without limiting the generality of the foregoing, Parent shall give the Company prompt written notice (i) of any breach or default (or alleged or purported breach or default), or any event or circumstance that (with or without notice, lapse of time or both) would reasonably be expected to give rise to any breach or default, by any party to any of the Financing Commitment Letters or Definitive Agreements, (ii) of any termination or repudiation (or alleged or purported termination or repudiation) of any of the Financing Commitment Letters or Definitive Agreements, and (iii) if for any reason at any time Parent believes that it may not be able to obtain all or any portion of the Financing on the terms, in the manner or from the sources contemplated by the Financing Commitment Letters or any Definitive Agreement. Parent shall provide any information reasonably requested by the Company relating to any of the circumstances referred to in clauses (i), (ii) or (iii) of the immediately preceding sentence promptly after the Company makes any such request.
(d)    Neither Parent nor Merger Sub shall, without the Company’s prior written consent: permit any amendment, supplement, modification, assignment, termination, replacement or waiver to be made to, or consent to any waiver of, any provision of or remedy under any of the Financing Commitment Letters or Definitive Agreements if such amendment, supplement, modification, termination, assignment, replacement or waiver would or would reasonably be expected to (1) reduce the aggregate amount of the Financing (including by increasing the amount of fees to be paid or original issue discount) below the Required Amount (when taken together with other sources of funds immediately available to Parent (including additional equity commitments that will be funded at or prior to Closing)); provided that Parent shall be permitted to terminate commitments in respect of the “Backstop Term Loan Facility” (as such term is defined in the Debt Commitment Letter), (2) impose new or additional conditions to the Financing or otherwise expand, amend or modify any of the existing conditions to the Financing, (3) adversely impact the ability of Parent or Merger Sub to enforce its rights against any other

Exhibit 2.1
party to any of the Financing Commitment Letters or Definitive Agreements or (4) otherwise expand, amend, modify or waive any provision of any of the Financing Commitment Letters or Definitive Agreements in a manner that in any such case would or would reasonably be expected to prevent, delay or make less likely (A) the funding of the Financing in an amount no less than the Required Amount (or satisfaction of the conditions to the Financing) at or prior to the Closing or (B) the timely consummation of the Merger and the other transactions contemplated hereby (the effects described in clauses (1) through (4), the “Prohibited Modifications”); provided that Parent may amend the Debt Letters to add Debt Financing Entities that have not previously executed the Debt Letters as of the date of this Agreement without the prior written consent of the Company. In the event that any new debt or equity commitment letters or fee letters are entered into in accordance with any termination, amendment, replacement, supplement, modification or waiver of any Financing Commitment Letter or Definitive Agreement permitted pursuant to this Section 5.04(d), references to the “Financing,” “Debt Financing Parties,” “Definitive Agreements” and “Financing Commitment Letters” (and other like terms in this Agreement) shall be deemed to refer to the Financing as so terminated, amended, supplemented, modified, waived or replaced for all purposes of this Agreement and each such term shall be construed accordingly. Parent shall promptly deliver to the Company copies of any termination, amendment, supplement, modification, waiver or replacement of any Financing Commitment Letter or Definitive Agreement and each other agreement entered into in connection therewith (provided that any fee letter may be redacted solely as to fee amounts and other economic terms (including any such terms included in the “market flex”) that are customarily redacted in connection with similar financings and that could not adversely affect the conditionality, enforceability, amount, availability or termination of the Financing).
(e)    If any portion of the Financing becomes, or is expected to become, unavailable for any reason (other than on account of Parent’s termination of commitments in respect of the “Backstop Term Loan Facility” (as such term is defined in the Debt Commitment Letter)), Parent shall, and shall cause its Affiliates and relevant Representatives, as promptly as practicable following the occurrence of such event, to (i) notify the Company in writing thereof and the reason therefor, (ii) use its reasonable best efforts to obtain substitute financing in an amount sufficient, when taken together with any available portion of the Financing, to enable Parent to consummate the Merger and the other transactions contemplated hereby in accordance with its terms (including to pay the Required Amount) and which does not include any Prohibited Modification or condition to the consummation of such substitute financing that is more onerous in any significant respect than the conditions set forth in the Financing Commitment Letters as of the date of this Agreement (any such substitute financing, the “Substitute Financing”) and (iii) use its reasonable best efforts to obtain a new financing commitment letter that provides for such Substitute Financing and, promptly after execution thereof, deliver to the Company true, complete and correct copies of the new commitment letter and all related fee letters (provided that any such fee letter may be redacted solely as to fee amounts and other economic terms (including any such terms included in the “market flex”) that are customarily redacted in connection with similar financings and that could not adversely affect the conditionality, enforceability, amount, availability or termination of the Financing) and related definitive financing documents with respect to such Substitute Financing; provided, however, that Parent shall not be required to obtain financing that includes terms and conditions materially less favorable (taking into account any “market flex” provisions) to Parent, relative to those in the portion of the Financing being replaced. Upon obtaining any

Exhibit 2.1
commitment for any such Substitute Financing, references to the “Financing,” “Debt Financing Parties,” “Definitive Agreements”, “Financing Commitment Letters” “Debt Commitment Letter” and “Debt Letters” (and other like terms in this Agreement) shall be deemed to refer to such Substitute Financing and the commitments thereunder and the agreements with respect thereto for all purposes of this Agreement and each such term shall be construed accordingly.
(f)    Parent shall pay, or cause to be paid, as the same shall become due and payable, all fees and other amounts that become due and payable under the Financing Commitment Letters.
(g)    Notwithstanding anything contained in this Agreement to the contrary, Parent and Merger Sub expressly acknowledge and agree that neither Parent’s nor Merger Sub’s obligations hereunder are conditioned in any manner upon Parent or Merger Sub obtaining the Financing, any Substitute Financing or any other financing.
Section 5.05    Financing Cooperation.
(a)    The Company shall deliver to Parent the Required Financial Information as soon as reasonably practicable and, in any case, no later than the date on which the Required Financial Information would be required to satisfy the conditions precedent set forth in the Debt Letters. The Company shall maintain its existing corporate and facility ratings (but not any specific rating). From the date hereof until the Closing (or the earlier termination of this Agreement pursuant to Section 8.01), subject to the limitations set forth in this Section 5.05, and unless otherwise agreed by Parent, the Company will use its reasonable best efforts, will cause each of its Subsidiaries to use reasonable best efforts, and will use its reasonable best efforts to cause its and its Subsidiaries’ Representatives to use reasonable best efforts, to provide customary cooperation to Parent, as reasonably requested by Parent as may be necessary or desirable for Parent’s arrangement of the Debt Financing. Such cooperation will include using reasonable best efforts, upon Parent’s reasonable request, to:
(i)    cooperate with the marketing efforts of Parent solely in connection with the Debt Financing, including making appropriate senior officers of the Company available to participate in a reasonable number of lender or investor meetings, due diligence sessions, meetings with ratings agencies and road shows, in each case, at reasonable times and locations mutually agreed and upon reasonable prior notice (it being understood that any such meetings may take place via videoconference or web conference at the Company’s option);
(ii)    provide reasonable and customary assistance to Parent in Parent’s preparation of customary confidential information memoranda, private placement memoranda, offering memoranda, prospectuses, lender and investor presentations and similar documents customarily required in connection with financings of a type similar to the Debt Financing and as may be reasonably requested by Parent, in each case, with respect to historical information relating to the Company and its Subsidiaries in connection with such marketing efforts for the Debt Financing;
(iii)    to the extent contemplated by or required under the Debt Commitment Letter, provide customary authorization letters to the Debt Financing Entities to accompany customary marketing materials in respect of the Debt Financing,

Exhibit 2.1
including making a customary 10b-5 representation with respect to the information contained therein (in each case, including customary exculpatory provisions with respect to the Company, each of its Subsidiaries and each of their respective Affiliates and Representatives);
(iv)    cooperate with the Debt Financing Entities’ due diligence efforts, to the extent reasonable and customary for financings similar to the Debt Financing;
(v)    assist Parent in obtaining any customary corporate or facility ratings (but not any specific rating) from any rating agencies contemplated by the Debt Financing;
(vi)    assist the Debt Financing Parties in benefiting from the existing lending and investment banking relationships of the Company and the Company Subsidiaries; and
(vii)    furnish all documentation and other information required in connection with the Debt Financing by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) and the requirements of 31 C.F.R. §1010.230, at least four (4) Business Days prior to the anticipated Closing Date, in each case, to the extent reasonably requested by Parent at least nine (9) Business Days prior to the anticipated Closing Date.
(b)    Notwithstanding anything to the contrary contained in this Section 5.05, nothing in this Agreement (including this Section 5.05) shall require any such cooperation to the extent that it would reasonably be expected to (i) other than in connection with any Consent Solicitation require the Company or any of its Affiliates or any of their respective Subsidiaries or Representatives to pay any commitment or other fees, make any other payment, reimburse any expenses or otherwise incur any liability or obligation in connection with the Debt Financing, agree to give any indemnities or otherwise incur any obligation under any certificate, instrument, agreement or other documentation, in each case, that would be effective prior to the Closing, (ii) unreasonably interfere with the ongoing business or operations of the Company or any of its Affiliates or any of their respective Subsidiaries or Representatives, (iii) other than in connection with a Consent Solicitation, require the Company or any of its Affiliates or any of their respective Subsidiaries or Representatives to enter into, execute, deliver or approve any certificate (including any certificate as to solvency), instrument, agreement or other documentation (other than customary authorization letters in connection with the marketing efforts for the Debt Financing; provided that any such information distributed in connection with the foregoing shall contain customary language which shall exculpate the Company, its Affiliates and their respective Subsidiaries and Representatives with respect to any liability related to the unauthorized use or misuse of the contents of such information or related marketing materials by the recipients thereof) or agree to any change or modification of any existing certificate, instrument, agreement or other documentation, (iv) conflict with or result in any violation of the Company Articles, the Company Bylaws or the Organizational Documents of any of its Subsidiaries or any of their respective Affiliates, (v) result in a violation or breach of, or a default (with or without notice, lapse of time or both) under, any Contract to which the Company, any of its Subsidiaries or any of their respective Affiliates is a party, including this Agreement and any

Exhibit 2.1
applicable confidentiality obligation, in each case, entered into with a Person that is not an Affiliate of the Company, (vi) result in a violation of applicable Law (including with respect to privacy of employees), (vii) threaten any attorney-client privilege or other applicable legal privilege of the Company or any of its Affiliates or any of their respective Subsidiaries or Representatives, in each case, as reasonably determined by the Company or any of its Affiliates or any of their respective Subsidiaries or Representatives, (viii) cause any Representative of the Company or any of its Affiliates to incur any personal liability, (ix) other than in connection with a Consent Solicitation, cause any representation or warranty in this Agreement to be breached by the Company or any of its Affiliates, (x) require the Company or any of its Affiliates or any of their respective Subsidiaries or Representatives to prepare or deliver any pro forma financial information, projections or other forward-looking financial information, (xi) require the Company or any of its Affiliates or any of their respective Subsidiaries or Representatives to deliver any legal opinion or reliance letter or (xii) require the Company or any of its Affiliates or any of their respective Subsidiaries or Representatives to deliver (1) other than to the extent contemplated by the Required Financial Information, any audited financial information or any financial information prepared in accordance with Regulation S-K or Regulation S-X under the Securities Act of 1933, as amended, or any financial information in a form not customarily prepared by the Company with respect to such period or (2) any financial information with respect to a month or fiscal period that has not yet ended or has ended less than forty-five (45) days prior to the date of such request. The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing; provided, however, that such logos are used solely in a manner that is not intended, or reasonably likely, to harm or disparage the Company or any of its Subsidiaries or any of their respective Affiliates or Representatives or the reputation or goodwill of any of the foregoing.
(c)    Parent shall (i) promptly upon request by the Company, reimburse the Company for all of its reasonable and documented out-of-pocket fees and expenses (including reasonable and documented out-of-pocket fees and expenses of counsel and accountants) incurred by the Company or any of its Affiliates or any of their respective Subsidiaries or Representatives in connection with the Debt Financing, including any cooperation related thereto and (ii) indemnify and hold harmless the Company and its Affiliates and any of their respective Subsidiaries or Representatives against any claim, loss, damage, injury, liability, judgment, award, penalty, fine, cost (including cost of investigation), expense (including fees and expenses of counsel and accountants) or settlement payment incurred as a result of, or in connection with, such cooperation or the Debt Financing and any information used or misused in connection therewith other than those claims, losses, damages, injuries, liabilities, judgments, awards, penalties, fines, costs, expenses and settlement payment arising out of or resulting from the fraud, gross negligence or willful misconduct of the Company, its Subsidiaries or their respective Affiliates and Representatives as finally determined by a court of competent jurisdiction.
(d)    The parties hereto acknowledge and agree that the provisions contained in this Section 5.05 represent the sole obligation of the Company and its Affiliates and any of their respective Subsidiaries or Representatives with respect to any financing (including the Debt Financing) to be obtained by Parent with respect to the transactions contemplated by this Agreement (including the Debt Letters).
(e)    All nonpublic or otherwise confidential information regarding the Company, any of its Subsidiaries or any of their respective Affiliates obtained by Parent or any

Exhibit 2.1
of its Representatives or any of their respective Affiliates pursuant to this Section 5.05 shall be deemed subject to the Confidentiality Agreement.
(f)    Notwithstanding anything in this Agreement to the contrary, in no event shall the receipt by, or availability to, Parent or any of its Affiliates of any funds or financing or any other financing transaction (including the Debt Financing) be a condition to Parent’s or Merger Subs’ obligations to effect the Closing.
(g)    The Company and its Subsidiaries shall deliver payoff or similar notices with respect to any Indebtedness requested by Parent at least ten (10) Business Days prior to the anticipated Closing Date to the applicable agents, trustees or financing sources thereunder within the time frames required by the terms of such Indebtedness. The Company and its Subsidiaries shall deliver to Parent at least two (2) Business Days prior to the Closing Date a copy of payoff letters with respect to such Indebtedness (and shall deliver at least five (5) Business Days prior to the Closing Date drafts of such payoff letters), setting forth the total amounts payable thereunder to fully satisfy all principal, interest, fees, costs, and expenses owed to each holder of such Indebtedness as of the anticipated Closing Date (and the daily accrual thereafter), together with appropriate wire instructions, and the agreement from the administrative agent, trustee or other debtholder that upon payment in full of all such amounts owed to such holder, all Indebtedness with respect thereto shall be discharged and satisfied in full and, if applicable, all liens on the Company or its applicable Subsidiaries and their respective assets and equity shall be released and terminated, together with any applicable documents reasonably necessary to evidence the release and termination of all liens on the Company or its applicable Subsidiaries and their respective assets and equity securing such Indebtedness. The Company shall reasonably cooperate with Parent in replacing, backstopping or cash collateralizing any letters of credit issued pursuant to any such Indebtedness.
(h)    Promptly upon the request of the Parent, the Company shall actively assist Parent in obtaining waivers of any “change of control” (or similar term), any default or event of default or any mandatory prepayment or prepayment right or offer for prepayment right arising under the Indebtedness listed on Section 5.05(h) of the Company Disclosure Letter (the “Specified Debt Agreements”) as a result of any of the transactions contemplated by this Agreement and in obtaining other amendments to the Specified Debt Agreements reasonably requested by the Parent, which such assistance shall include, without limitation, coordinating with (and introducing the Parent and its Representatives to) the agents, lenders, noteholders and letter of credit issuers under the Specified Debt Agreements, executing and entering into such waivers and amendments and complying with customary closing deliverables required for the effectiveness thereof (the actions described herein, the “Consent Solicitations”).
ARTICLE VI

ADDITIONAL AGREEMENTS
Section 6.01    Preparation of the Proxy Statement; Company Shareholders Meeting.
(a)    As promptly as reasonably practicable following the date of this Agreement (and in any event, no later than forty-five (45) days after the date of this Agreement,

Exhibit 2.1
unless the Parties otherwise agree in writing), unless the Company Board has made a Company Adverse Recommendation Change in accordance with Section 5.03, the Company shall prepare and cause to be filed with the SEC a proxy statement to be mailed to the shareholders of the Company relating to the Company Shareholders Meeting (together with any amendments or supplements thereto, the “Proxy Statement”) in preliminary form. Parent shall furnish all information concerning itself and its Affiliates to the Company, and provide such other assistance, as may be reasonably requested by the Company or its outside legal counsel in connection with the preparation, filing and distribution of the Proxy Statement.
(b)    The Company agrees that (i) assuming the truth, accuracy and completeness of the information supplied in writing to the Company by Parent for inclusion or incorporation by reference in the Proxy Statement (subject to any necessary amendment or supplement pursuant to Section 6.01(e)), the Proxy Statement will not, at the date it is first mailed to the Company’s shareholders and at the time of the Company Shareholders Meeting (subject to any necessary amendment or supplement pursuant to Section 6.01(f)), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and (ii) assuming the truth, accuracy and completeness of the information supplied in writing to the Company by Parent for inclusion or incorporation by reference in the Proxy Statement (subject to any necessary amendment or supplement pursuant to Section 6.01(e)), the Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder. Parent and Merger Sub agree that none of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company’s shareholders and at the time of the Company Shareholders Meeting (subject to any necessary amendment or supplement pursuant to Section 6.01(e)), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
(c)    The Company shall promptly notify Parent after the receipt of any comments from the SEC with respect to, or any request from the SEC for amendments or supplements to, the Proxy Statement and shall provide Parent with copies of all correspondence between it and its Affiliates and Representatives, on the one hand, and the SEC, on the other hand. Unless the Company Board has made a Company Adverse Recommendation Change, the Company shall:
(i)    use its reasonable best efforts (1) to respond as promptly as reasonably practicable to any comment from the SEC with respect to, or any request from the SEC for amendments or supplements to, the Proxy Statement and (2) to have the SEC advise the Company as promptly as reasonably practicable that the SEC has no further comments on the Proxy Statement;
(ii)    file the Proxy Statement in definitive form with the SEC and cause such definitive Proxy Statement to be mailed to the shareholders of the Company as promptly as reasonably practicable after the SEC advises the Company that the SEC has no further comments on the Proxy Statement;

Exhibit 2.1
(iii)    include the Company Board Recommendation in the preliminary and definitive Proxy Statement; and
(iv)    prior to filing the Proxy Statement in preliminary form with the SEC, responding to any comment from the SEC with respect to, or any request from the SEC for amendments or supplements to, the Proxy Statement or mailing the Proxy Statement in definitive form to the shareholders of the Company, provide Parent with a reasonable opportunity to review and comment on such document or response and consider in good faith any of Parent’s comments thereon.
(d)    Unless the Company Board has made a Company Adverse Recommendation Change, the Company shall, as soon as practicable after mailing of the definitive Proxy Statement to the shareholders of the Company, duly convene and hold the Company Shareholders Meeting and, subject to Section 5.03(c), solicit the Company Shareholder Approval; provided, however, that the Company may postpone or adjourn the Company Shareholders Meeting (i) with the prior written consent of Parent; (ii) if a quorum has not been established; (iii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Company Board has determined in good faith after consultation with outside counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s shareholders prior to the Company Shareholders Meeting; (iv) to allow reasonable additional time to solicit additional proxies, if and to the extent the requisite Company Shareholder Approval would not otherwise be obtained; or (v) if required by Law; provided, further, that without the prior written consent of Parent (which will not be unreasonably withheld, conditioned or delayed), the Company Shareholders Meeting will not be postponed or adjourned (y) on more than two (2) separate occasions or (z) by more than ten (10) Business Days for each such event giving rise to such a postponement or adjournment. The Company shall keep Parent reasonably informed with respect to proxy solicitation results as reasonably requested by Parent.
(e)    If, prior to the Company Shareholders Meeting, any event occurs with respect to Parent, or any change occurs with respect to other information supplied by Parent for inclusion in the Proxy Statement, that is required to be described in an amendment of, or a supplement to, the Proxy Statement, Parent shall promptly notify the Company of such event, and Parent and the Company shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement so that either such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, and, as required by Law, in disseminating the information contained in such amendment or supplement to the Company’s shareholders. Nothing in this Section 6.01(e) shall limit the obligations of any Party under Section 6.01(a).
(f)    If prior to the Company Shareholders Meeting, any event occurs with respect to the Company or any Company Subsidiary, or any change occurs with respect to other information in the Proxy Statement (other than information provided by Parent regarding Parent or Merger Sub for inclusion in the Proxy Statement), that is required to be described in an amendment of, or a supplement to, the Proxy Statement, the Company shall promptly notify

Exhibit 2.1
Parent of such event, and the Company shall promptly file with the SEC any necessary amendment or supplement to the Proxy Statement so that either such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading and, as required by Law, in disseminating the information contained in such amendment or supplement to the Company’s shareholders. Nothing in this Section 6.01(f) shall limit the obligations of any Party under Section 6.01(a).
Section 6.02    Access to Information; Confidentiality.
(a)    Subject to applicable Law and the Confidentiality Agreements, the Company shall, and shall cause each of the Company Subsidiaries to, afford to Parent and its Representatives reasonable access (at Parent’s sole cost and expense), during normal business hours and upon reasonable advance notice, during the period from the date of this Agreement until the earlier of the Effective Time or termination of this Agreement in accordance with Section 8.01, to the properties, books, records, Contracts, commitments, officers, employees and other personnel of the Company and the Company Subsidiaries, and during such period, the Company shall, and shall cause its respective Subsidiaries to, make available promptly to Parent (i) to the extent not publicly available, a copy of each material Filing made by it during such period pursuant to the requirements of securities Laws or filed with or sent to the SEC, the MPUC, the PSCW or any other Governmental Entity and (ii) all other information concerning its business, properties and personnel as Parent may reasonably request; provided, however, that, in each case, such access and furnishing of information shall not unreasonably disrupt the operations of the Company or any of its Subsidiaries; provided, further, that (x) the Company may withhold from Parent or its Representatives any document or information that the Company reasonably believes is subject to the terms of a confidentiality agreement with a third party (provided that the Company shall use its commercially reasonable efforts to obtain the required consent of such third party to disclose such document or information) or subject to any attorney–client privilege (provided that the Company shall use its commercially reasonable efforts to allow the disclosure of such document or information (or as much of it as possible) in a manner that does not result in a loss of attorney-client privilege) or is commercially sensitive or is considered a trade secret (in each case, as determined in the Company’s reasonable discretion) and (y) neither Parent nor its Representatives shall have the right to collect any air, soil, surface water or ground water samples or perform any invasive or destructive air sampling on, under, at or from any of the properties owned, leased or operated by the Company or its Subsidiaries without the Company’s prior written consent. Except for incidents caused by the Company’s or its Affiliate’s or Representative’s willful misconduct or gross negligence, Parent shall indemnify the Company and its Affiliates and Representatives from, and hold the Company and its Affiliates and Representatives harmless against, any and all Claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs, expenses, including attorneys’ fees and disbursements, and the cost of enforcing this indemnity arising out of or resulting from any access provided pursuant to this Section 6.02(a).
(b)    All documents and information exchanged pursuant to this Section 6.02 shall be subject to the terms of (i) that certain Confidentiality Agreement, dated as of July 11, 2023, by and between the Company and GIP (the “GIP Confidentiality Agreement”) and (ii) that certain Confidentiality Agreement, dated as of July 19, 2023, by and between the

Exhibit 2.1
Company and Canada Pension Plan Investment Board (the “CPPIB Confidentiality Agreement” and, together with the GIP Confidentiality Agreement, the “Confidentiality Agreements”). If this Agreement is terminated pursuant to Section 8.01, the Confidentiality Agreements shall remain in effect in accordance with their respective terms.
(c)    Notwithstanding the foregoing, nothing in this Section 6.02 or the Confidentiality Agreements shall limit any customary disclosures made by Parent or its Affiliates to the Debt Financing Parties and Parent’s or its existing or prospective direct and indirect general or limited partners, equityholders, members, managers, investors, and its and their respective underwriters, initial purchasers, solicitation agents, existing and potential lenders (and related agents) or otherwise in connection with efforts or activities by Parent, Sponsors or the Debt Financing Parties or their respective Affiliates to obtain the Financing or as otherwise permitted pursuant to Section 6.07; provided, however, that prior to any such disclosure the recipients, other than any recipient that is subject to customary confidentiality restrictions, of such information and other information contemplated to be provided by the Company pursuant to Section 5.05 agree to customary confidentiality arrangements reasonably satisfactory to the Company (which shall include “click through” or other affirmative actions by the intended recipient agreeing to be bound thereby).
Section 6.03    Further Actions; Regulatory Approvals; Required Actions.
(a)    Subject to the terms and conditions of this Agreement, each of the Parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other Parties in doing, all things necessary to cause the conditions to the Closing set forth in Article VII to be satisfied as promptly as reasonably practicable and to effect the Closing as promptly as reasonably practicable thereafter, including (i) making all necessary Filings with Governmental Entities or third parties, (ii) obtaining the Required Consents and any third-party Consents that are necessary, proper or advisable to consummate the Merger, (iii) obtaining the Required Approvals and all other Consents of Governmental Entities that are necessary, proper or advisable to consummate the Merger and the other transactions contemplated hereby and (iv) executing and delivering any additional instruments that are necessary, proper or advisable to consummate the Merger and the other transactions contemplated hereby.
(b)    In connection with and without limiting the generality of Section 6.03(a) and subject to the obligations of Section 6.06,
(i)    each of Parent and the Company shall make or cause to be made, in consultation and cooperation with the other, at a mutually agreeable time after the date of this Agreement, (1) an appropriate filing of a Notification and Report Form pursuant to the HSR Act relating to the Merger, (2) all other necessary Filings relating to the Merger with other Governmental Entities under any other Antitrust Law, and (3) all necessary filings with the U.S. Federal Communications Commission;
(ii)    each of Parent and the Company shall use reasonable best efforts to obtain CFIUS Approval, which shall include (1) preparing and filing a declaration with CFIUS with respect to the transactions contemplated by this Agreement as promptly as practicable after the date of this Agreement and in any event within twenty (20) Business

Exhibit 2.1
Days (unless otherwise agreed by the Parties) and (2), if applicable, as promptly as practicable, and in any event, within twenty (20) Business Days (unless otherwise agreed by the Parties) following receipt of written notification (including by email) from CFIUS that, based on its assessment of the declaration, CFIUS requests that the parties file a joint voluntary notice of the transactions contemplated by this Agreement, prefiling and filing a final joint voluntary notice with CFIUS with respect to the transactions contemplated by this Agreement, in each case pursuant to the DPA;
(iii)    other than those filings referenced in Section 6.03(b)(i) and Section 6.03(b)(ii), the Company shall make or cause to be made, in consultation and cooperation with and upon consent of Parent, such consent not to be unreasonably withheld, conditioned, or delayed, as promptly as reasonably practicable after the date of this Agreement and in any event within seventy-five (75) days after the date of this Agreement, which may be extended by mutual agreement of the Parties (such consent not to be unreasonably withheld, conditioned or delayed), all necessary Filings with other Governmental Entities relating to the Merger, including any such Filings necessary to obtain any Required Approval;
(iv)    each of Parent and the Company shall furnish to the other all assistance, cooperation and information reasonably required for any such Filing made by such Party and in order to achieve the effects set forth in this Section 6.03;
(v)    unless prohibited by applicable Law or by a Governmental Entity, each of Parent and the Company shall give the other Parties reasonable prior notice of any such Filing and, to the extent reasonably practicable, of any written or oral communication with any Governmental Entity relating to the Merger (including with respect to any of the actions referred to in this Section 6.03(b)) and, to the extent reasonably practicable, permit the other to review and discuss in advance, and consider in good faith the views and comments of, and secure the participation of (including supplying appropriate witnesses to the extent necessary or advisable), the other in connection with any such Filing (except for HSR Act filings) or communication;
(vi)    each of Parent and the Company shall respond as promptly as reasonably practicable under the circumstances (and, with respect to CFIUS, in any event, no later than the applicable timeline requested by CFIUS pursuant to the DPA, including any extensions granted thereunder) to any inquiries directed to such Party received from any Governmental Entity or any other authority enforcing the DPA or applicable Antitrust Laws for additional information, documentation, certifications or other materials in connection with the CFIUS Approval, antitrust, competition or similar matters (including a “second request” under the HSR Act) and not enter into any agreement with any such Governmental Entity or other authorities not to consummate the Merger, except with the prior written consent of the other Parties, such consent not to be unreasonably withheld, conditioned, or delayed;
(vii)    each of Parent and the Company shall make an appropriate response to any requests made of such Party by any Governmental Entity in connection with any review or investigation of the transactions contemplated by this Agreement; and

Exhibit 2.1
(viii)    unless prohibited by applicable Law or a Governmental Entity, to the extent reasonably practicable, each of Parent and the Company shall (1) not participate in or attend any meeting, telephone call or conference or engage in any substantive conversation with any Governmental Entity (including any member or representative of any Governmental Entity’s staff) regarding specific approval of the Merger without the other Parties, (2) give the other reasonable prior notice of and invitation to any such meeting, telephone call or conference or conversation (in each case, with full participation rights) and considering in good faith the views of the other Party in connection therewith, and, in the event one Party is prohibited by applicable Law or by the applicable Governmental Entity from participating in or attending any such meeting, telephone call or conference or engaging in any such conversation, keep such Party apprised (including by providing summaries, if applicable) with respect thereto, (3) cooperate in the filing of any substantive memoranda, white papers, filings, pleadings, correspondence, responses or other written communications explaining or defending or otherwise in connection with this Agreement or the Merger, articulating any regulatory or competitive argument or responding to requests or objections made by any Governmental Entity or any intervenor in any proceeding relating to a Required Approval and (4) furnish the other Parties with copies (including any drafts submitted to a Governmental Entity) of all substantive correspondence, Filings (except HSR Act filings) and communications (and memoranda setting forth the substance thereof) between it and its Affiliates and their respective Representatives on the one hand, and any Governmental Entity or members of any Governmental Entity’s staff, on the other hand, with respect to this Agreement or the Merger; provided that the Parties shall be permitted to designate any correspondence, Filing or communication as “outside counsel only” to the extent such correspondence, Filing or communication contains commercially sensitive information and the receiving outside counsel shall not provide these materials to the Party it represents; provided, further, any information required to be provided pursuant to this Section 6.03(b)(viii) may be redacted (A) to remove references concerning the valuation of the Company, (B) as necessary to comply with contractual arrangements, (C) as necessary to comply with applicable Law, (D) to remove any “personal identifier information” (as defined in the DPA), and (E) as necessary to address reasonable privilege or confidentiality concerns.
For the avoidance of doubt, this Section 6.03(b) shall not apply to Tax matters.
(c)    Parent shall not, and shall not knowingly cause its Affiliates to, (I) enter into any transaction to acquire any asset, property, business or Person (by way of merger, consolidation, share exchange, investment, other business combination, asset, stock or equity purchase, or otherwise) or (II) enter into any new commercial activities or businesses unrelated to the transactions contemplated by this Agreement in the State of Minnesota or the State of Wisconsin, in each case of clause (I) and clause (II), that would reasonably be expected to materially increase the risk of (w) not obtaining any Required Approval, (x) not making any Consent or Filing contemplated by this Section 6.03 or (y) materially delaying the receipt of any Required Approval or the making of any making any Consent or Filing contemplated by this Section 6.03. In furtherance of and without limiting any of Parent’s covenants and agreements under this Section 6.03 and Section 6.06, Parent shall use its reasonable best efforts to avoid or eliminate each and every impediment that may be asserted by a Governmental Entity so as to

Exhibit 2.1
enable the Closing to occur as soon as reasonably possible, which such reasonable best efforts shall include the following:
(i)    defending through litigation on the merits, any Claim asserted in any court or other proceeding by any Person, including any Governmental Entity, that seeks to or could prevent or prohibit or impede, interfere with or materially delay the consummation of the Closing, and shall have the right, but not the obligation, to appeal an adverse decision on the merits;
(ii)    proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture, licensing or disposition of any assets or businesses of Parent or the Company or the Company Subsidiaries, including entering into customary ancillary agreements on commercially reasonable terms relating to any such sale, divestiture, licensing or disposition;
(iii)    agreeing to any limitation on the conduct of Parent (including, after the Closing, the Surviving Corporation and the Company Subsidiaries); and
(iv)    agreeing to take any other action as may be required by a Governmental Entity in order to effect each of the following: (1) obtaining all Required Approvals as soon as reasonably possible and in any event before the End Date, (2) having vacated, lifted, dissolved, reversed or overturned any Judgment that is in effect that prohibits, prevents or restricts the consummation of, or impedes, interferes with or materially delays the Closing and (3) effecting the expiration or termination of any waiting period, which would otherwise have the effect of preventing, prohibiting or restricting consummation of the Closing or impeding, interfering with or materially delaying the Closing.
(d)    Notwithstanding anything to the contrary, nothing in this Section 6.03 (other than the first sentence of Section 6.03(c)) shall require Parent to take, or agree to take, any action (other than with respect to any restrictions on information sharing or any other action which is not material to Parent or such Person) related to (x) any of its Affiliates, (y) any Sponsor or their respective direct or indirect portfolio companies owned, managed, advised or controlled by any of the Sponsors or any of their respective Affiliates or (z) any limited partner or other direct or indirect investors in any investment fund affiliated with, advised or managed by any Sponsor or any of their respective Affiliates, or any of the respective Affiliates of any such limited partners or investors; provided, further, that the provisions of this Section 6.03 shall not be construed to (x) require Parent, Merger Sub or any Affiliate of Parent or (y) permit the Company without the prior written consent of Parent (which consent shall not to be unreasonably withheld, conditioned, or delayed), to undertake any efforts or take any action (including accepting any terms, conditions, liabilities, obligations, commitment, sanctions or other measures and proposing, negotiating, committing to and effect, by consent decree, hold separate order or otherwise, the sale, divestiture, licensing or disposition of assets or businesses of Parent or the Company or their respective Affiliates) if the taking of such efforts or action, individually or in the aggregate, has resulted or would reasonably be expected to result in a Burdensome Condition; provided, further, that notwithstanding anything contained in this Agreement to the contrary, in no event shall Parent, Merger Sub or any Affiliate of Parent be required to pursue or

Exhibit 2.1
defend any Claim against CFIUS in connection with the transactions contemplated hereby, including the Merger. Nothing in this Section 6.03 shall obligate the Parent, the Company or any of their respective Affiliates to take any action that is not conditioned on the Closing.
(e)    Parent shall promptly notify the Company and the Company shall notify Parent of any notice or other communication from any Person alleging that such Person’s Consent is or may be required in connection with the Merger.
Section 6.04    Notification of Certain Matters; Transaction Litigation. Prior to the Effective Time, the Company shall give prompt notice to Parent (i) to the extent permitted under applicable Law, of any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with the transactions contemplated hereby, if the subject matter of such communication or the failure of such Party to obtain Consent would reasonably be expected to be material to the Company, the Surviving Corporation or, to the Knowledge of the Company, Parent and (ii) if the Company becomes aware that any material information technology system has suffered a material security breach that results in unauthorized access or restriction imposed by a third party to customer or Company data or a material operational failure; provided, however, with respect to the foregoing clauses (i) and (ii), no such notification (or any good faith failure to provide such notification shall affect the representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement and shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice). The Company shall promptly notify Parent of any shareholder litigation arising from this Agreement or the Merger that is brought or threatened in writing against the Company or members of the Company Board (“Transaction Litigation”) and shall keep Parent reasonably informed with respect to the status thereof and shall give consideration to Parent’s advice with respect to such Transaction Litigation. The Company shall reasonably consult with Parent with respect to the defense or settlement of any Transaction Litigation and shall not settle any Transaction Litigation without Parent’s consent (not to be unreasonably withheld, conditioned or delayed); provided that the Company shall not be required to take any action to the extent doing so would reasonably be expected to threaten the loss of any attorney-client privilege.
Section 6.05    Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) directly resulting from the Merger by each individual who will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the Effective Time to be exempt under Rule 16b-3 promulgated under the Exchange Act.
Section 6.06    Governance Matters.
(a)    The Company, Parent and Merger Sub agree that (i) the applications submitted to the MPUC and the PSCW with respect to the Merger shall include the information concerning the Merger, the Company, Parent and Merger Sub required by the Laws of the State of Minnesota and the State of Wisconsin, as applicable, and (ii) such applications and any amendments or supplements thereto shall include the commitments and agreement set forth in Section 6.06(b), to the extent applicable in the relevant jurisdictions, and subject to Section 6.03(d), any other additional agreements or commitments that the Company, in

Exhibit 2.1
consultation with and subject to the consent of Parent (which consent shall only be required in the case of agreements or commitments that are material to the Company and its Subsidiaries, taken as a whole, or to Parent or that materially deviate from the agreements or commitments (x) in the applications submitted to the MPUC and the PSCW with respect to the Merger or (y) that have been previously consented to by Parent), may deem advisable from time to time to obtain prompt approval of such applications.
(b)    The Company, Parent and Merger Sub agree that the applications submitted to the MPUC and the PSCW with respect to the Merger shall include the following specific commitments and agreements:
(i)    Local and Management Commitments.
(1)    Headquarters. The Company will continue to maintain the headquarters of its regulated businesses in Duluth, Minnesota and Superior, Wisconsin.
(2)    Names. The name of the Company will be “ALLETE”. The Company (I) will keep the current name of its regulated operations business in Minnesota as “Minnesota Power” and (II) will, or will cause, Superior Water, Light and Power Company, a Subsidiary of the Company, to keep its current name.
(3)    Local/Independent Directors. The Company will agree to appoint at least one member to the Company Board from each of Minnesota and Wisconsin. The Company will agree that two members of the Company Board will be independent directors. The chief executive officer of the Company will be a member of the Company Board.
(4)    Budgets. Capital budgets, including material variances of such budgets, shall be approved by a majority of the Company Board.
(5)    Management. The Company will agree to maintain the current senior management team consistent with the terms otherwise set forth in Section 6.10, subject to changes to account for voluntary departures or terminations in the ordinary course, including termination for failure to be in good standing with the Company or any Company Subsidiary or any of their respective policies.
(ii)    Community Commitments. For five (5) years after the Closing, the Company shall maintain historic levels of economic development and charitable contributions in service territories of the Company and the Company Subsidiaries consistent with those set forth on Section 6.06(b)(ii) of the Company Disclosure Letter.
(iii)    Rate and Cost Impacts.
(1)    No Acquisition Premium. The Company will not attempt to recover the acquisition premium of the transactions contemplated by this Agreement from its utility customers.

Exhibit 2.1
(2)    Transaction Costs. The Company will not attempt to recover the costs of executing the transactions contemplated by this Agreement from its utility customers.
(3)    Transition Costs. The Company will not attempt to recover transition costs, if any, of the transactions contemplated by this Agreement from its utility customers, except to the extent the transition costs produce savings (and then only as such savings materialize).
(4)    Debt Maintenance. The Company will agree to use commercially reasonable efforts to maintain its debt/equity ratios and its corporate and facility ratings in accordance with regulatory requirements.
(iv)    Separateness. The Company will agree to such corporate separateness conditions set forth on Section 6.06(b)(iv) of the Company Disclosure Letter; provided, however, that nothing in this Agreement or the Company Disclosure Letter shall prevent the Company, after the Closing, from submitting a request to a Governmental Entity that any such condition set forth in clauses (1) through (4) of Section 6.06(b)(iii) or Section 6.06(b)(iv) of the Company Disclosure Letter be limited to a portion of the Company, or to certain Company Subsidiaries or Affiliates, or otherwise altered to align with a future corporate reorganization..
(v)    Company Employees. The Company will agree to the obligations with respect to Company Employees set forth in Section 6.10.
Section 6.07    Public Announcements. Except with respect to (a) a Company Adverse Recommendation Change, a Company Recommendation Change Notice, a Company Takeover Proposal, a Superior Company Proposal or any matter related to any of the foregoing, in each case, that is made in compliance with Section 5.03, (b) any dispute between or among the Parties regarding this Agreement or the transactions contemplated hereby, (c) a public statement that is consistent in all material respects with previous press releases, public disclosures or public statements made by a Party in accordance with this Agreement, including in investor conference calls, Company Reports, Q&As or other publicly disclosed documents, in each case under this clause (c), to the extent such disclosure is still factually accurate (and not materially misleading) or (d) Parent, Sponsors or their respective Affiliates, any communications that are disclosures or communications to existing or prospective general or limited partners, equityholders, members, managers, investors, underwriters, initial purchasers, solicitation agents, existing and potential lenders (and related agents) of Parent, Sponsors or any of their respective Affiliates, the Debt Financing Parties or otherwise in connection with efforts or activities by Parent, Sponsors or the Debt Financing Parties to obtain the Financing, in each case, who are subject to customary confidentiality restrictions, Parent and the Company shall consult with each other before issuing, and give each other the reasonable opportunity to review and comment upon, any press release or other written public statement with respect to this Agreement or the transactions contemplated hereby, including the Merger, and shall not issue any such press release or make any such written public statement prior to such consultation, except as such Party reasonably concludes (based upon advice of its outside legal counsel) may be required by applicable Law, court process or by

Exhibit 2.1
obligations pursuant to the rules of any national securities exchange or national securities quotation system. The Company and Parent agree that the initial press release to be issued with respect to this Agreement or the Merger shall be in a form agreed to by the Parties. Nothing in this Section 6.07 shall limit the ability of any Party to make internal announcements to its respective employees that are consistent in all material respects with the prior public disclosures regarding the transactions contemplated by this Agreement.
Section 6.08    Fees, Costs and Expenses. Except as provided otherwise in this Agreement, including Section 8.02(b), all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such fees, costs or expenses, whether or not the Closing occurs; provided that any filing fees incurred in connection with obtaining the CFIUS Approval shall be paid by Parent.
Section 6.09    Indemnification, Exculpation and Insurance.
(a)    Parent agrees that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors, officers or employees of the Company and the Company Subsidiaries as provided in their respective Organizational Documents and any indemnification or other similar Contracts of the Company or any Company Subsidiary, in each case, as in effect on the date of this Agreement, shall continue in full force and effect in accordance with their terms (it being agreed that after the Closing such rights shall be mandatory rather than permissive, if applicable), and Parent shall cause the Surviving Corporation and the Company Subsidiaries to perform their respective obligations thereunder. Without limiting the foregoing, from and after the Effective Time, the Surviving Corporation agrees that it will indemnify and hold harmless each individual who is as of the date of this Agreement, or who becomes prior to the Effective Time, a director, officer or employee of the Company or any Company Subsidiary or who is as of the date of this Agreement, or who thereafter commences prior to the Effective Time, serving at the request of the Company or any Company Subsidiary as a director, officer or employee of another Person (the “Company Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any Claim, whether civil, criminal, administrative or investigative (including with respect to matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby)), arising out of or pertaining to the fact that the Company Indemnified Party is or was a director, officer or employee of the Company or any Company Subsidiary or is or was serving at the request of the Company or any Company Subsidiary as a director, officer or employee of another Person, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable Law. In the event of any Claim covered under this Section 6.09, each Company Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such Claim from Parent; provided that (i) any Person seeking advancement of expenses shall first provide an undertaking, if and only to the extent required by applicable Law or the Surviving Corporation’s Organizational Documents, to the Parent, to repay such advances if it is ultimately determined by final adjudication that such person is not entitled to indemnification and (ii) the Surviving Corporation shall cooperate in good faith in the defense of any such matter.

Exhibit 2.1
(b)    In the event that Parent or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Parent or the Surviving Corporation, as the case may be, shall cause proper provision to be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, assume the covenants and agreements set forth in this Section 6.09.
(c)    For a period of six (6) years from and after the Effective Time, the Surviving Corporation shall either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company or its Subsidiaries or provide substitute policies for the Company and its current and former directors and officers who are currently covered by the directors’ and officers’ and fiduciary liability insurance coverage currently maintained by the Company, in either case, of not less than the existing coverage and having other terms not materially less favorable to the insured persons than the directors’ and officers’ liability insurance and fiduciary liability insurance coverage currently maintained by the Company with respect to claims arising from facts or events that occurred on or before the Effective Time (with insurance carriers having at least an “A” rating by A.M. Best with respect to directors’ and officers’ liability insurance and fiduciary liability insurance), except that in no event shall the Surviving Corporation be required to pay with respect to such insurance policies in respect of any one (1) policy year more than three hundred percent (300%) of the aggregate annual premium most recently paid by the Company prior to the date of this Agreement (the “Maximum Amount”), and if the Surviving Corporation is unable to obtain the insurance required by this Section 6.09(c) it shall obtain as much comparable insurance as possible for the years within such six (6) year period for an annual premium equal to the Maximum Amount, in respect of each policy year within such period. In lieu of such insurance, prior to the Closing Date the Company may, at its option, purchase a “tail” directors’ and officers’ liability insurance policy and fiduciary liability insurance policy for the Company and its current and former directors, officers and employees who are currently covered by the directors’ and officers’ and fiduciary liability insurance coverage currently maintained by the Company, such tail to provide coverage in an amount not less than the existing coverage and to have other terms not materially less favorable to the insured persons than the directors’ and officers’ liability insurance and fiduciary liability insurance coverage currently maintained by the Company with respect to claims arising from facts or events that occurred on or before the Effective Time for a period of not less than six (6) years; provided that in no event shall the cost of any such tail policy in respect of any one policy year exceed the Maximum Amount. The Surviving Corporation shall maintain such policies in full force and effect and continue to honor the obligations thereunder.
(d)    The provisions of this Section 6.09 (i) shall survive consummation of the Merger for six years, (ii) are intended to be for the benefit of, and will be enforceable by, each indemnified or insured party (including the Company Indemnified Parties), their heirs and their representatives and (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

Exhibit 2.1
Section 6.10    Employee Matters.
(a)    During the period commencing at the Effective Time and ending on the two (2) year anniversary of the Effective Time (or, if earlier, on the date of termination of employment of the relevant Company Employee (as defined below)) (the “Continuation Period”), Parent shall cause the Surviving Corporation or its applicable Subsidiary to provide each individual who is employed by the Company or a Company Subsidiary immediately prior to the Effective Time and who remains in the employ of the Surviving Corporation or any of its Subsidiaries immediately following the Effective Time (each, a “Company Employee”) who is not a Represented Employee (as defined in Section 6.10(c)) with (i) the same or better employment position in the same location as held by the Company Employee immediately prior to the Effective Time, unless either (1) such Company Employee consents to such position or location change or (2) such location change is pursuant to a plan put in place by the Company or a Company Subsidiary prior to the Effective Time, (ii) a base salary or wage rate that is no less favorable than that provided to the Company Employee immediately prior to the Effective Time, (iii) aggregate annual and long-term incentive compensation target opportunities that are no less favorable than those provided to the Company Employee immediately prior to the Effective Time (it being understood that any such long-term incentive compensation opportunities may be in the form of cash or private company incentive awards, including one-time awards intended to have at least equivalent value) and (iv) employee benefits that are no less favorable in the aggregate than those provided to the Company Employee immediately prior to the Effective Time. During the Continuation Period, Parent also shall cause the Surviving Corporation or its applicable Subsidiary to, (i) maintain post-retirement welfare arrangements that are no less favorable than those post-retirement welfare arrangements in place for the Company’s current or former employees as of the Effective Time and (ii) provide each Company Employee who experiences a termination of employment with the Surviving Corporation (other than for “cause”) severance benefits that are no less favorable than those provided pursuant to the severance guidelines set forth in Section 6.10(a) of the Company Disclosure Letter.
(b)    With respect to annual cash bonuses for the fiscal year in which the Effective Time occurs: (i) on or immediately following the Effective Time, the Company shall pay, or cause to be paid to, each Company Employee who is participating as of immediately prior to the Effective Time in the annual bonus program for such year a pro-rated annual cash bonus for such fiscal year based on the deemed achievement at the target level of attainment of the applicable performance criteria (as determined by the Company in its good faith discretion) with such pro-ration being made based on the portion of such fiscal year completed as of the Effective Time and (ii) for the portion of such fiscal year following the Effective Time each Company Employee shall be eligible for a pro-rated annual cash bonus, subject to such performance criteria as may be determined by Parent or the Surviving Corporation, with such pro-rated annual cash bonus to reflect the number of calendar days during the post-Effective Time portion of the fiscal year during which the Company Employee was employed; provided that the pro-rata payment with respect to such remaining portion of the fiscal year shall be at the greater of the target level of performance originally established for such fiscal year or the actual level of performance against the performance criteria determined by Parent or the Surviving Corporation for such remaining portion of the fiscal year; provided that, in no event shall payment of any amounts pursuant to this Section 6.10(b) result in the duplication of payments to any Company Employee under any other incentive, severance or other similar arrangement.

Exhibit 2.1
(c)    With respect to each Company Employee who is covered by a Company Union Contract (each, a “Represented Employee”), Parent shall cause the Surviving Corporation or its applicable Subsidiary to, honor the Company Union Contracts, in effect at the Effective Time in accordance with their terms (it being understood that this sentence shall not be construed to limit the ability of Parent or the Surviving Corporation or any applicable Subsidiary to amend, modify, negotiate or terminate any such Company Union Contract, to the extent permitted by the terms of the applicable Company Union Contract and applicable Law). The provisions of this Section 6.10 shall be subject to any applicable provisions of the Company Union Contracts and applicable Law in respect of such Represented Employee, to the extent the provisions of this Section 6.10 are inconsistent with or otherwise in conflict with the provisions of any such Company Union Contract or applicable Law. Prior to the Effective Time, the Company and each Company Subsidiary shall fully and timely satisfy all notice, information, consultation, bargaining or consent obligations owed to any labor union, labor organization or employee representative representing any Represented Employee in connection with the transactions contemplated by this Agreement.
(d)    At the Effective Time, Parent shall cause the Surviving Corporation or its applicable Subsidiary to honor and cause to be performed in accordance with their terms all of the Company’s and all of the Company Subsidiaries’ employment, severance, retention, termination and change-in-control plans, policies, programs, agreements, arrangements and guidelines (including any change-in-control severance agreement or other arrangement between the Company and any Company Employee) maintained by the Company or any Company Subsidiary at the Effective Time and set forth on Section 6.10(d) of the Company Disclosure Letter, including with respect to any payments, benefits or rights arising as a result of the Merger (either alone or in combination with any other event), it being understood that this sentence shall not be construed to limit the ability of Parent or the Surviving Corporation or any applicable Subsidiary to amend, modify, negotiate or terminate any such plans, policies, programs, agreements, arrangements and guidelines after the Effective Time in accordance with their terms. For purposes of any Company Benefit Plan containing a definition of “change in control,” “change of control” or similar term that relates to a transaction at the level of the Company, the Closing shall be deemed to constitute a “change in control,” “change of control” or such similar term.
(e)    With respect to all employee benefit plans of Parent, the Surviving Corporation or any of their Subsidiaries, including any “employee benefit plan” (as defined in Section 3(3) of ERISA) (including any vacation, paid time-off and severance plans), each Company Employee’s service with the Company or any Company Subsidiary (as well as service with any predecessor employer of the Company or any such Company Subsidiary, to the extent service with the predecessor employer was recognized by the Company or such Company Subsidiary and is accurately reflected within a Company Employee’s records) prior to the Effective Time shall be treated as service with Parent, the Surviving Corporation or any of their Subsidiaries, as applicable, for purposes of determining eligibility to participate, level of severance benefits, vesting (other than with respect to equity or equity-based awards) and future vacation benefit accruals, except (i) to the extent that such service was not recognized for the same purpose under the corresponding Company Benefit Plan in which such Company Employee participated immediately prior to the Effective Time, (ii) for purposes of any defined benefit plan accruals or (iii) to the extent that such recognition would result in any duplication of compensation or benefits for the same period of service.

Exhibit 2.1
(f)    Parent shall, and shall cause the Surviving Corporation to, use commercially reasonable efforts to waive, or cause to be waived, any pre-existing condition limitations, exclusions, actively at work requirements and waiting periods under any group welfare benefit plan maintained by Parent, the Surviving Corporation or any of their Subsidiaries in which Company Employees (and their eligible dependents) participate from and after the Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the corresponding Company Benefit Plan immediately prior to the Effective Time. Parent shall, or shall cause the Surviving Corporation to, use commercially reasonable efforts to recognize the dollar amount of all co-payments, deductibles and similar expenses paid by and credited to each Company Employee (and their eligible dependents) under a group health Company Benefit Plan during the calendar year in which the Effective Time occurs but only for the portion of such plan year prior to the transition to a successor plan for purposes of satisfying such year’s corresponding deductible and co-payment limitations under any replacement group health benefit plans of Parent, the Surviving Corporation or any of their Subsidiaries in which they participate during such year.
(g)    Notwithstanding anything to the contrary herein, the provisions of this Section 6.10 are solely for the benefit of the parties to this Agreement, and no provision of this Section 6.10 is intended to, or shall, constitute the establishment or adoption of or an amendment or modification to any Company Benefit Plan, or other benefit or compensation plan, policy, program, agreement or arrangement for purposes of ERISA or otherwise, and no Company Personnel or any other individual associated therewith or any other Person (other than the Parties) shall be regarded for any purpose as a third-party beneficiary of this Agreement or have the right to enforce the provisions hereof including in respect of continued employment (or resumed employment) or any particular term of condition of employment. Nothing contained herein shall alter the at-will employment relationship of any Company Employee as applicable or prohibit or limit the ability of Parent or any of its Affiliates (including, following the Effective Time, the Surviving Corporation and its Subsidiaries) to amend, modify or terminate any benefit or compensation plan, program, policy, agreement or arrangement.
Section 6.11    Parent; Merger Sub.
(a)    Prior to the Effective Time, neither Parent nor Merger Sub shall engage in any activity of any nature except for activities related to or in furtherance of the transactions contemplated by this Agreement, including the Merger, the Financings and the transactions pursuant to the Interim Investment Documents, or otherwise related to maintaining its organizational matters.
(b)    Parent hereby (i) guarantees the due, prompt and faithful payment performance and discharge by Merger Sub of, and compliance by Merger Sub with, all of the covenants and agreements of Merger Sub under this Agreement and (ii) agrees to take all actions necessary, proper or advisable to ensure such payment, performance and discharge by Merger Sub hereunder.
Section 6.12    Takeover Statutes. If any Takeover Statute or similar statute or regulation becomes applicable to this Agreement or the Merger, the Company shall use reasonable best

Exhibit 2.1
efforts to obtain such approvals and take such actions to ensure that the Merger may be consummated as promptly as practicable on the terms contemplated by this Agreement.
Section 6.13    Stock Exchange Delisting. The Company shall cooperate with Parent and take, or cause to be taken, all actions, and do, or cause to be done, all things reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE to enable the delisting by the Surviving Corporation of the shares of Company Common Stock from the NYSE and the deregistration of the shares of Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time, and, in any event, no more than ten (10) days after the Closing Date. Prior to the Closing, the Company shall in the ordinary course of business consistent with past practice prepare quarterly and annual reports pursuant to the Exchange Act such that if any such reports are required to be filed after the Closing and prior to the deregistration of the Company’s securities under the Exchange Act, the Company will be reasonably capable of timely filing such reports.
Section 6.14    Parent Approval. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger and the other transactions contemplated by this Agreement, in each case, on the terms and conditions set forth in this Agreement.
Section 6.15    Non-solicitation. Until the Closing, Parent agrees that, without the Company’s prior written consent, neither it nor any of its Affiliates under its control and that has received Proprietary Information (as defined in the CPPIB Confidentiality Agreement) shall, directly or indirectly solicit for employment or employ any officer or director or senior management employee of the Company or any of its Subsidiaries who is employed by the Company or any of its Subsidiaries as of, or at any time after, the date of this Agreement and who is introduced (directly or indirectly) to Parent or otherwise has contact with Parent in connection with the transactions contemplated hereby; provided, however, that Parent and its Affiliates shall not be prohibited from (i) making general employment solicitations, whether directly or through a search firm, or hiring any person who responds to such solicitations so long as such solicitations are not in any way targeted at any of the employees of the Company or any of its Subsidiaries, (ii) soliciting or hiring any current or former employee of the Company or any of its Subsidiaries where such person initiates contact, directly or indirectly, with Parent regarding employment with Parent or any of its Subsidiaries so long as Parent and its Affiliates under its control did not have any contact with such Person in violation of this Section 6.15 prior to the time such Person initiated contact or (iii) solicitating or hiring any employee or former employee whose employment with the Company has been terminated by the Company not less than six months prior to such solicitation, offer or hire.
Section 6.16    Transition Planning. As soon as reasonably practicable after the date of this Agreement, each of the Company, GIP and CPPIB will designate two (2) individuals reasonably acceptable to each other to a working committee (the “Transition Committee”) for the purpose of, subject to the Confidentiality Agreements and compliance with applicable Law, coordinating with respect to transition planning, Material Regulatory Proceedings, Required Approvals and any other regulatory matters in connection with the transactions contemplated hereby. In the event that any such Transition Committee member is unable to attend a meeting of the Transition Committee or is otherwise temporarily unavailable to discharge his or her

Exhibit 2.1
duties in connection with the Transition Committee, the Company, GIP or CPPIB, as applicable, shall have the right to designate one “alternate” individual to the Transition Committee. Such “alternate” individual shall be entitled to attend meetings of the Transition Committee in place of the originally designated committee member for so long as such Transition Committee member is unable to attend meetings of the Transition Committee or is otherwise unavailable to discharge his or her duties in connection therewith. The Transition Committee will meet at least monthly until the earlier of the termination of this Agreement and the Effective Time (and such meeting may be by telephonic or video conference in lieu of an in-person meeting). The Company will use reasonable best efforts to prepare and deliver three (3) Business Days prior to such meeting a reasonable agenda for each meeting of the Transition Committee and shall provide Parent with a reasonable opportunity to review such agenda and consider in good faith any reasonable addition or modification proposed by Parent to such agenda. Notwithstanding anything herein to the contrary, the Company shall be permitted to invite additional Company Personnel to attend any meeting of the Transition Committee as reasonably necessary or appropriate. Notwithstanding the foregoing, and for the avoidance of doubt, the obligations of the Parties under this Section 6.16 are in addition to any other obligations of the Parties in this Agreement.
Section 6.17    2025 Notes Refinancing. The Company shall use best efforts to refinance, redeem, repurchase or otherwise repay all outstanding 2025 Notes on or prior to 90 days after the date hereof using, together with de minimis cash on hand, the proceeds of, or in exchange for, one or more new series of non-convertible senior unsecured indebtedness, which indebtedness shall (i) be on the market terms reasonably available to the Company at the time (provided, that such terms shall not restrict the ability of the Company or any Subsidiary to pay dividends or distributions or repurchase or redeem equity interests, unless Parent consents to the inclusion of any such restriction), (ii) expressly permit all transactions contemplated by this Agreement (including the Financing), and (iii) not result in any material adverse tax consequences for the Company (including any such material adverse tax consequences for the Company that are required to be reflected on a Tax Return of Parent or any consolidated, unitary or combined tax group of which the Company or any successor thereto is a member).  The Company shall consult with Parent on such refinancing, including with respect to the terms of such refinancing indebtedness.  If no such refinancing is completed within such 90-day period, without prejudice to the Parent’s other rights under this Agreement, the Company shall (i) authorize and empower Parent to direct a refinancing by the Company of all outstanding 2025 Notes, and the Company shall reasonably cooperate in all respects with requests of Parent to consummate or facilitate consummation of such refinancing prior to Closing (including executing any documents in connection with such refinancing) and (ii) undertake at such time as the Parent shall select and actively support a consent solicitation with respect to the 2025 Notes to shorten the notice period to optionally redeem the 2025 Notes to five business days (or such other period as Parent shall agree), allow any optional redemption notices in connection with the Merger to be conditional and any other amendments reasonably requested by Parent.
Section 6.18    Interim Financing.
(a)    Promptly after the date hereof, each of the Company and Parent or any of Parent’s Affiliates shall cooperate in good faith and use commercially reasonable efforts to negotiate and finalize definitive documents in accordance with the terms set forth on Exhibit D (the “Interim Investment Documents”) as promptly as reasonably practicable.

Exhibit 2.1
(b)    (i) At any time during the period from July 1, 2025 to September 30, 2025 (the “First Call Period”), the Company may provide Parent with written notice (provided that such request is made via email and delivered to each of the Notice Individuals) of its intent to raise equity capital in an amount of no less than $50 million and up to $150 million (the “First Tranche Investment”) and Parent shall have ten (10) Business Days to notify the Company of its election to participate in the First Tranche Investment and (ii) at any time during the period from October 1, 2025 to December 31, 2025 (the “Second Call Period”), the Company may provide Parent with written notice of its intent to raise equity capital in an amount of no less than $50 million and up to $300 million (less any amounts called by the Company in connection with the First Tranche Investment) (the “Second Tranche Investment” and together with the First Tranche Investment, the “Preferred Equity Investments” and each, a “Preferred Equity Investment”) and Parent shall have ten (10) Business Days to notify the Company of its election to participate in the Second Tranche Investment. If Parent elects to participate in a Preferred Equity Investment, the Parties shall execute the applicable Interim Investment Documents within five (5) Business Days of Parent’s election in connection with such Preferred Equity Investment and use reasonable best efforts to consummate the Preferred Equity Investment as soon as reasonably practicable, subject to any required regulatory approvals (including (x) any approvals under the HSR Act and (y) Filings with, or Consents of the FERC, the MPUC, the PSCW).
(c)    If Parent declines to participate in a Preferred Equity Investment or fails to provide notice within the required ten (10) Business Day period with respect to the applicable Preferred Equity Investment, notwithstanding anything in this Agreement to the contrary, the Company shall thereafter be permitted to issue Company Common Stock for an amount equal to any unfunded amounts under any such Preferred Equity Investment in the public markets.
(d)    To the extent permitted by Law, in the event that Parent makes a Preferred Equity Investment, the Interim Investment Documents shall include a waiver of such provisions of the Company Articles as may be inconsistent with the terms contemplated in Exhibit D and the Company and Parent shall cooperate and use reasonable best efforts to ensure that such provisions shall not apply to the Preferred Stock issued in any Preferred Equity Investment. Upon Parent’s or the Company’s request, the Company shall seek shareholder approval of an amendment to the Company Articles at the Company Shareholders Meeting to eliminate such provisions of the Company Articles as may be inconsistent with the terms contemplated in Exhibit D, and the Company and Parent shall cooperate in good faith with respect thereto.
ARTICLE VII

CONDITIONS PRECEDENT
Section 7.01    Conditions to Each Party’s Obligation to Effect the Transactions. The obligation of each Party to effect the Closing is subject to the satisfaction or written waiver (by such Party) at or prior to the Closing of the following conditions:
(a)    Company Shareholder Approval. The Company Shareholder Approval shall have been obtained.

Exhibit 2.1
(b)    Required Approvals. (i) The waiting period applicable to the Merger under the HSR Act, and any agreement between a Party and a Governmental Entity not to consummate the Merger, shall have expired or been terminated, (ii) all applicable approvals under Antitrust Laws set forth on Section 3.05(a)(ii) of the Company Disclosure Letter shall have been obtained or are deemed to be obtained and any mandatory waiting period related thereto shall have expired or been terminated, (iii) CFIUS Approval shall have been obtained, and (iv) the other Required Approvals shall have been obtained at or prior to the Effective Time and such approvals shall have become Final Orders. For purposes of this Section 7.01(b), a “Final Order” means a Judgment by the relevant Governmental Entity that (1) has not been reversed, stayed, enjoined, set aside, annulled or suspended and is in full force and effect, (2) with respect to which, if applicable, any mandatory waiting period prescribed by Law before the Merger may be consummated has expired or been terminated, and (3) as to which all conditions to the consummation of the Merger prescribed by Law have been satisfied.
(c)    No Legal Restraints. No Law and no Judgment, whether preliminary, temporary or permanent, shall be in effect that prevents, makes illegal or prohibits the consummation of the Merger (any such Law or Judgment, a “Legal Restraint”).
Section 7.02    Conditions to Obligations of the Company. The obligation of the Company to effect Closing is further subject to the satisfaction or waiver (by the Company) at or prior to the Closing of the following conditions:
(a)    Representations and Warranties.(i) The representations and warranties of Parent and Merger Sub contained herein (except for the representations and warranties contained in Section 4.01 and Section 4.02) shall be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) as of the date hereof and the Closing Date as if made as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of any such representation or warranty to be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect, and (ii) the representations and warranties of Parent and Merger Sub contained in Section 4.01 and Section 4.02 shall be true and correct as of the date hereof and as of the Closing Date as if made as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of any such representation or warranty to be true and correct would be di minimis.
(b)    Performance of Covenants and Agreements of Parent and Merger Sub. Subject to Section 5.05(f), the Parent and Merger Sub shall have complied with or performed in all material respects all covenants and agreements required to be performed by them under this Agreement at or prior to the Closing.
(c)    Officer’s Certificate. The Company shall have received a certificate signed on behalf of Parent by an authorized signatory of Parent certifying the satisfaction by Parent and Merger Sub of the conditions set forth in Section 7.02(a) and Section 7.02(b).

Exhibit 2.1
Section 7.03    Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are further subject to the satisfaction or waiver (by Parent and Merger Sub) at or prior to the Closing of the following conditions:
(a)    Representations and Warranties. (i) The representations and warranties of the Company contained herein (except for the representations and warranties contained in Section 3.01 (other than the last sentence thereof), Section 3.03, Section 3.04, Section 3.08(b), Section 3.20 and Section 3.21) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) as of the date hereof and the Closing Date as if made as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of any such representation or warranty to be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (ii) the representations and warranties of the Company contained in Section 3.03 and Section 3.21 shall be true and correct as of the date hereof and the Closing Date as if made as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of any such representation or warranty to be true and correct would be de minimis, and (iii) the representations and warranties of the Company contained in Section 3.01 (other than the last sentence thereof), Section 3.04, Section 3.08(b) and Section 3.20 shall be true and correct in all respects as of the Closing Date as if made as of such date.
(b)    Performance of Covenants and Agreements of the Company. The Company shall have complied with or performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing.
(c)    Absence of Company Material Adverse Effect. Since the date of this Agreement, no fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect shall have occurred.
(d)    Absence of Burdensome Condition. No Law, Judgment (to the extent arising in connection with the Required Approvals) or any Required Approvals shall impose or require any undertakings, terms, conditions, liabilities, obligations, commitments or sanctions, or any structural or remedial actions that constitute, or would reasonably be expected to constitute, a Burdensome Condition.
(e)    Officer’s Certificate. Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company certifying the satisfaction by the Company of the conditions set forth in Section 7.03(a), Section 7.03(b) and Section 7.03(c).

Exhibit 2.1
ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER
Section 8.01    Termination Rights.
(a)    Termination by Mutual Consent. The Company and Parent shall have the right to terminate this Agreement at any time prior to the Effective Time, whether before or after receipt of the Company Shareholder Approval, by mutual written consent.
(b)    Termination by Either the Company or Parent. Each of the Company and Parent shall have the right to terminate this Agreement, at any time prior to the Effective Time, whether before or after the receipt of the Company Shareholder Approval, if:
(i)    the Closing shall not have occurred by 5:00 p.m. New York City time on August 5, 2025 (the “End Date”); provided that if, prior to the End Date, all of the conditions to the Closing set forth in Article VII have been satisfied or waived, as applicable, except for any conditions set forth in Section 7.01(b) (Required Approvals) or Section 7.01(c) (No Legal Restraints) (only if such Legal Restraint is in respect of a Required Approval) and those conditions that by their nature are to be satisfied at the Closing, but provided that such conditions shall be capable of being satisfied if the Closing were to take place on such date, the End Date shall automatically be extended for up to two (2) successive three (3) month periods after the End Date (and if so extended pursuant to this clause or Section 1.03, such later date being the End Date); provided, further, that neither the Company nor Parent may terminate this Agreement pursuant to this Section 8.01(b)(i) if it (or, in the case of Parent, Parent or Merger Sub) is in breach of any of its covenants or agreements and such breach has caused or resulted in either (1) the failure to satisfy the conditions to its obligations to consummate the Merger set forth in Article VII prior to the End Date or (2) the failure of the Closing to have occurred prior to the End Date;
(ii)    the condition set forth in Section 7.01(c) (No Legal Restraints) is not satisfied and the Legal Restraint giving rise to such nonsatisfaction has become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 8.01(b)(ii) shall not be available to any Party if such failure to comply with its obligations pursuant to Section 6.03 is the primary cause of the failure to satisfy the condition set forth in Section 7.01(c); or
(iii)    the Company Shareholder Approval is not obtained at the Company Shareholders Meeting duly convened and at which a vote on the approval of this Agreement was taken (unless such Company Shareholders Meeting has been adjourned, in which case at the final adjournment thereof).
(c)    Termination by the Company. The Company shall have the right to terminate this Agreement:
(i)    in the event that the Company Board has made a Company Adverse Recommendation Change with respect to a Superior Company Proposal and

Exhibit 2.1
shall have approved, and concurrently with the termination hereunder, the Company shall have entered into a Company Acquisition Agreement providing for the implementation of such Superior Company Proposal, so long as (1) the Company has complied in all material respects with its obligations under Section 5.03(c) and (2) the Company prior to or concurrently with such termination pays to Parent the Company Termination Fee in accordance with Section 8.02(c)(i) and the termination pursuant to this Section 8.01(c)(i) shall not be effective and the Company shall not enter into any such Company Acquisition Agreement until Parent is in receipt of the Company Termination Fee; provided, however, that the Company shall not have the right to terminate this Agreement under this Section 8.01(c)(i) after the Company Shareholder Approval is obtained at the Company Shareholders Meeting;
(ii)    if Parent or Merger Sub breaches or fails to perform any of its covenants or agreements contained herein, or if any of the representations or warranties of Parent or Merger Sub contained herein fails to be true and correct, which breach or failure to perform (1) would give rise to the failure of a condition set forth in Section 7.02(a) (Parent/Merger Sub Representations and Warranties) or Section 7.02(b) (Parent/Merger Sub Covenants), as applicable, and (2) is not reasonably capable of being cured by Parent or Merger Sub by the End Date (as it may be extended pursuant to Section 8.01(b)(i)) or is not cured by Parent within thirty (30) days after receiving written notice from the Company of such breach or failure; provided, however, that the Company shall not have the right to terminate this Agreement under this Section 8.01(c)(ii) if the Company is then in breach of any covenant or agreement contained herein or any representation or warranty of the Company contained herein then fails to be true and correct such that the conditions set forth in Section 7.03(a) (Company Representations and Warranties) or Section 7.03(b) (Company Covenants), as applicable, could not then be satisfied; or
(iii)    if (1) all of the conditions set forth in Section 7.01, Section 7.02 and Section 7.03 have been satisfied or waived in accordance with this Agreement as of the date that the Closing should have been consummated pursuant to Section 1.03 (except for those conditions that by their nature are to be satisfied at the Closing so long as such conditions would be able to be satisfied if the Closing Date were the date the notice in clause (3) of this Section 8.01(c)(iii) is received by Parent), (2) Parent and Merger Sub do not complete the Closing on the day that the Closing should have been consummated pursuant to Section 1.03, (3) the Company shall have delivered to Parent an irrevocable written notice that (A) it stands ready, willing and able to consummate the Closing on the date such notice is delivered and through the end of the next succeeding five (5) Business Days and (B) confirms the Closing is required to be consummated pursuant to Section 1.03, and (4) Parent and Merger Sub fail to consummate the Closing within five (5) Business Days following their receipt of such notice described in clause (3) from the Company.
(d)    Termination by Parent. Parent shall have the right to terminate this Agreement:
(i)    in the event that the Company Board or a committee thereof has made a Company Adverse Recommendation Change; provided, however, that Parent

Exhibit 2.1
shall not have the right to terminate this Agreement under this Section 8.01(d)(i) after the Company Shareholder Approval is obtained at the Company Shareholders Meeting; or
(ii)    if the Company breaches or fails to perform any of its covenants or agreements contained herein, or if any of the representations or warranties of the Company contained herein fails to be true and correct, which breach or failure (1) would give rise to the failure of a condition set forth in Section 7.03(a) (Company Representations and Warranties) or Section 7.03(b) (Company Covenants), as applicable, and (2) is not reasonably capable of being cured by the Company by the End Date (as it may be extended pursuant to Section 8.01(b)(i)) or is not cured by the Company within thirty (30) days after receiving written notice from Parent of such breach or failure; provided, however, that Parent shall not have the right to terminate this Agreement under this Section 8.01(d)(ii) if Parent or Merger Sub is then in breach of any representation, covenant or agreement contained herein such that the conditions set forth in Section 7.02(a) (Parent/Merger Sub Representations and Warranties) or Section 7.02(b) (Parent/Merger Sub Covenants), as applicable, could not then be satisfied.
Section 8.02    Effect of Termination; Termination Fees.
(a)    In the event of a valid termination of this Agreement by either Parent or the Company as provided in Section 8.01, this Agreement shall forthwith become void and have no force or effect, without any liability or obligation on the part of any Party (or any Company Related Party or Parent Related Party), whether arising before or after such termination, based on, arising out of or relating to this Agreement or the negotiation, execution, performance or subject matter hereof (whether in contract or in tort or otherwise, or whether at law, including at common law or by statute, or in equity), except for (i) Section 5.05(c), the last sentence of Section 6.02(a), the last sentence of Section 6.02(b), Section 6.08, this Section 8.02 and Article IX, which provisions shall survive such termination in accordance with their terms, (ii) subject to Section 8.02(e) and the Liability Limitation, liability of Parent for any Willful Breach of this Agreement prior to such termination but solely to the extent such liability arises out of a Willful Breach by Parent of any representation or warranty set forth in Article IV or any covenant or agreement set forth herein that gave rise to the failure of a condition set forth in Article VII, (iii) liability of the Company for any Willful Breach of this Agreement prior to such termination but solely to the extent such liability arises out of a Willful Breach by the Company of any representation or warranty set forth in Article III or any covenant or agreement set forth herein that gave rise to the failure of a condition set forth in Article VII or (iv) liability of any Party for damages to another Party for fraud. The liabilities described in the preceding sentence shall survive the termination of this Agreement; provided that, in each instance, any such liabilities with respect to Parent shall not exceed the Liability Limitation. Without limitation of the foregoing, neither the Company nor any Company Related Party shall be entitled to bring, and in no event shall the Company or any Company Related Party support, facilitate, encourage or take any action against Parent or any Parent Related Party with respect to, arising out of, relating to or in connection with this Agreement or the transactions contemplated hereby, other than (x) a claim for payment of monetary damages in accordance with this Section 8.02 following the termination of this Agreement (subject, for the avoidance of doubt, to the Liability Limitation) and (y) prior to the termination of this Agreement, a claim for specific performance pursuant to, and on the terms and subject to the conditions set forth in, Section 9.10 (the

Exhibit 2.1
foregoing clauses (x) and (y) being the sole and exclusive remedies for the Company and any Company Related Party in connection herewith).
(b)    Parent Termination Fee.
(i)    If (A) either Parent or the Company terminates this Agreement pursuant to Section 8.01(b)(i) (End Date) and, at the time of such termination, any of the conditions set forth in Section 7.01(b)(i), Section 7.01(b)(ii) or Section 7.01(b)(iv) (Required Approvals), Section 7.03(d) (Absence of Burdensome Condition) or Section 7.01(c) (No Legal Restraints), in each case, solely with respect to the Termination Fee Approvals, shall have not been satisfied or waived or (B) either Parent or the Company terminates this Agreement pursuant to Section 8.01(b)(ii) (Legal Restraint) (solely if the applicable Legal Restraint giving rise to such termination arises in connection with the Termination Fee Approvals) and in each case of the foregoing clauses (A) and (B), at the time of such termination, all other conditions to the Closing set forth in Section 7.01 (other than the conditions set forth in Section 7.01(b)(i), Section 7.01(b)(ii), Section 7.01(b)(iv) (Required Approvals) and Section 7.01(c) (No Legal Restraints), in each case, solely with respect to the Termination Fee Approvals) and Section 7.03 (other than the conditions set forth in Section 7.03(d) (Absence of Burdensome Condition), solely with respect to the Termination Fee Approvals) shall have been satisfied or waived (except for those conditions that by their nature are to be satisfied at the Closing but which conditions would be satisfied or would be capable of being satisfied if the Closing Date were the date of such termination), Parent shall pay the Parent Regulatory Termination Fee to the Company. Parent shall pay the Parent Regulatory Termination Fee to the Company (to an account designated in writing by the Company) prior to or concurrently with such termination of this Agreement by Parent or no later than three (3) Business Days after the date of the applicable termination by the Company.
(ii)    If (A) the Company terminates this Agreement in accordance with Section 8.01(c)(ii) (Parent Terminable Breach) based on a failure by Parent to perform its covenants or agreements under Section 6.03, solely with respect to the Termination Fee Approvals, such failure to perform has resulted in the failure of the conditions set forth in Section 7.01(b)(i), Section 7.01(b)(ii), Section 7.01(b)(iv) (Required Approvals) or Section 7.01(c) (No Legal Restraints), in each case, solely with respect to the Termination Fee Approvals, and at the time of such termination, all other conditions to the Closing set forth in Section 7.01 (other than the conditions set forth in Section 7.01(b)(i), Section 7.01(b)(ii), Section 7.01(b)(iv) (Required Approvals) and Section 7.01(c) (No Legal Restraints), in each case, solely with respect to the Termination Fee Approvals) and Section 7.03 (other than the conditions set forth in Section 7.03(d) (Absence of Burdensome Condition), solely with respect to the Termination Fee Approvals) shall have been satisfied or waived (except for those conditions that by their nature are to be satisfied at the Closing but which conditions would be satisfied or would be capable of being satisfied if the Closing Date were the date of such termination), or (B) the Company terminates this Agreement in accordance with Section 8.01(c)(iii) (Parent Failure to Close), then Parent shall pay the Parent General Termination Fee to the Company. Parent shall pay the Parent General Termination Fee to the Company (to an account designated in writing by the Company)

Exhibit 2.1
prior to or concurrently with such termination of this Agreement by Parent or no later than three (3) Business Days after the date of the applicable termination by the Company.
(iii)    Notwithstanding anything to the contrary set forth herein, in the event that a Parent Termination Fee is due and payable, Parent shall have the right, at its election, to offset and reduce any Parent Termination Fee otherwise due and payable pursuant to the terms hereof, in whole or in part, on a dollar-for-dollar basis, by all or any portion of the aggregate Liquidation Preference (as defined in Exhibit D) of all then-outstanding Preferred Stock held by Parent and any of its Affiliates, in exchange for the redemption of the applicable shares of Preferred Stock associated with such offset with no obligations thereunder outstanding. Without limitation of the foregoing and for the avoidance of doubt, in the event (x) the aggregate Liquidation Preference of all then-outstanding Preferred Stock held by Parent or any of its Affiliates equals or exceeds the applicable Parent Termination Fee otherwise due hereunder and (y) Parent elects to offset the full amount of the Parent Termination Fee by all or a portion of such aggregate Liquidation Preference pursuant to the preceding sentence, then neither Parent nor any of its Affiliates shall thereafter have any liability with respect to any such Parent Termination Fee.
(c)    Company Termination Fee.
(i)    If the Company terminates this Agreement in accordance with Section 8.01(c)(i) (Superior Company Proposal) or Parent terminates this Agreement pursuant to Section 8.01(d)(i) (Company Adverse Recommendation Change), the Company shall pay to Parent the Company Termination Fee. The Company shall pay the Company Termination Fee to Parent (to an account designated in writing by Parent) prior to or concurrently with such termination of this Agreement by the Company in accordance with Section 8.01(c)(i) (provided, in furtherance of Section 8.01(c)(i), the receipt of the Company Termination Fee by Parent shall be required to validly terminate this Agreement) or no later than three (3) Business Days after the date of such termination of this Agreement by Parent pursuant to Section 8.01(d)(i).
(ii)    If (1) either (A) Parent or the Company terminates this Agreement pursuant to Section 8.01(b)(i) (End Date) (but only if the Parent Termination Fee is not also payable under Section 8.02(b)(i) or Section 8.02(b)(ii)) or Section 8.01(b)(iii) (No Company Shareholder Approval) or (B) Parent terminates this Agreement pursuant to Section 8.01(d)(ii) (Company Terminable Breach), (2) a Company Takeover Proposal shall have been publicly disclosed or made to the Company or Company Board after the date hereof, and is not withdrawn, and in the case of a publicly disclosed Company Takeover Proposal, publicly withdrawn, (A) in the case of a termination pursuant to Section 8.01(b)(i) (End Date) or Section 8.01(d)(ii) (Company Terminable Breach), prior to the date of such termination, or (B) in the case of a termination pursuant to Section 8.01(b)(iii) (No Company Shareholder Approval), prior to the date of the Company Shareholders Meeting, and (3) within twelve (12) months after the termination of this Agreement, the Company shall have entered into any Company Acquisition Agreement, or consummated such Company Takeover Proposal, then the Company shall pay the Company Termination Fee to Parent (to an account designated in writing by

Exhibit 2.1
Parent) within three (3) Business Days after the earlier of the date the Company enters into such Company Acquisition Agreement or consummates such transaction. For purposes of clause (3) of this Section 8.02(c)(ii), the term “Company Takeover Proposal” shall have the meaning assigned to such term in Section 5.03(g)(i), except that the applicable percentage in the definition of “Company Takeover Proposal” shall be “more than fifty percent (50%)” rather than “twenty percent (20%) or more.”
(d)    The Parties acknowledge that the agreements contained in Section 8.02(b) and Section 8.02(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement. If Parent fails to promptly pay an amount due (and not otherwise set off against the Liquidation Preference in accordance with Section 8.02(b)(iii)) pursuant to Section 8.02(b)(i) or Section 8.02(b)(ii) or the Company fails to promptly pay an amount due pursuant to Section 8.02(c)(i) or Section 8.02(c)(ii) and, in order to obtain such payment, Parent, on the one hand, or the Company, on the other hand, commences a Claim that results in a Judgment against the Company for the amount set forth in Section 8.02(c)(i) or Section 8.02(c)(ii), or any portion thereof, or a Judgment against Parent for the amount set forth in Section 8.02(b)(i) or Section 8.02(b)(ii), or any portion thereof, the Company shall pay to Parent, on the one hand, or Parent shall pay to the Company, on the other hand, its costs and expenses (including reasonable attorneys’ fees and the fees and expenses of any expert or consultant engaged by the Company or Parent, as applicable) in connection with such Claim, together with interest on the amount of such payment from the date such payment was required to be made until the date of payment at the U.S. prime rate as quoted by The Wall Street Journal in effect on the date such payment was required to be made. Notwithstanding anything to the contrary, the Company acknowledges and agrees that in no event shall Parent’s liability under this Agreement, or otherwise in connection with the transactions contemplated hereby, exceed, in all cases, the Liability Limitation. Any amount payable pursuant to Section 8.02(b) or Section 8.02(c) shall be paid by the applicable Party by wire transfer of same-day funds prior to or on the date such payment is required to be made under such section.
(e)    Related Parties.
(i)    The Company acknowledges and agrees that the Parent Termination Fee, as applicable, is not intended to be a penalty, but rather is liquidated damages in a reasonable amount that will compensate the Company in the circumstances in which such applicable Parent Termination Fee is due and payable, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger and the other transactions contemplated by this Agreement, which amount would otherwise be impossible to calculate with precision. As such, without limiting the rights of the Company under Section 9.10 prior to the termination of this Agreement in accordance with Section 8.01, if this Agreement is terminated under circumstances in which Parent is obligated to pay any Parent Termination Fee under Section 8.02(b)(i) or Section 8.02(b)(ii), upon payment of the applicable Parent Termination Fee and, if applicable, the costs and expenses of the Company pursuant to Section 8.02(d) (but subject, in all cases, to the Liability Limitation) in accordance herewith, Parent, Merger Sub, the guarantors under the Guaranty or any of their respective Affiliates or any of its or their respective former, current or future general or limited partners, direct and indirect

Exhibit 2.1
equityholders, managers, members, directors, officers or Representatives and the Debt Financing Parties (collectively, the “Parent Related Parties”) shall have no further liability or obligation with respect to this Agreement or the transactions contemplated hereby to the Company (including, for the avoidance of doubt, with respect to any additional Parent Termination Fee), the Company Subsidiaries and any of their respective former, current or future officers, directors, partners, stockholders, managers, members or Affiliates (collectively, “Company Related Parties”), and payment of the applicable Parent Termination Fee and, if applicable, the costs and expenses of the Company pursuant to Section 8.02(d) (but subject, in all cases, to the Liability Limitation), by Parent shall be the Company Related Parties’ sole and exclusive remedy against the Parent Related Parties for any and all Claims, losses, liabilities, damages, judgments, inquiries, obligations, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, suffered or incurred by the Company Related Parties based on, arising out of or related to this Agreement, the Debt Letters, the Equity Commitment Agreement, the transactions contemplated hereby (and the termination or abandonment thereof), the negotiation, performance or subject matter hereof, or any matter forming the basis for such termination (including any Willful Breach), and the Company Related Parties shall not have, and each expressly waives and relinquishes, any other right, remedy or recourse (whether in contract or in tort or otherwise, or whether at law, including at common law or by statute, or in equity). Notwithstanding anything to the contrary in this Agreement, the Parties acknowledge and agree that the Parent, if required to pay a Parent Termination Fee, shall only be required to pay the Parent Regulatory Termination Fee or the Parent General Termination Fee (and never both), and in no event shall Parent be required to pay such Parent Termination Fee on more than one occasion, whether or not such Parent Termination Fee may be payable pursuant to more than one provision of this Agreement at the same time or at different times and upon the occurrence of different events.
(ii)    Parent acknowledges and agrees that the Company Termination Fee is not intended to be a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent in the circumstances in which the Company Termination Fee is due and payable, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger and the other transactions contemplated by this Agreement, which amount would otherwise be impossible to calculate with precision. As such, without limiting the rights of Parent under Section 9.10 prior to the termination of this Agreement in accordance with Section 8.01, if this Agreement is terminated under circumstances in which the Company is obligated to pay the Company Termination Fee under Section 8.02(c)(i) or Section 8.02(c)(ii), upon payment of the Company Termination Fee and, if applicable, the costs and expenses of Parent pursuant to Section 8.02(d) in accordance herewith, the Company Related Parties shall have no further liability or obligation with respect to this Agreement or the transactions contemplated hereby to the Parent Related Parties, and payment of the Company Termination Fee and, if applicable, the costs and expenses of Parent pursuant to Section 8.02(d) by the Company shall be Parent Related Parties’ sole and exclusive remedy against the Company Related Parties for any and all Claims, losses, liabilities, damages, judgments, inquiries, obligations, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, suffered or incurred by the

Exhibit 2.1
Parent Related Parties based on, arising out of, or related to this Agreement, the transactions contemplated hereby (and the termination or abandonment thereof), the negotiation, performance or subject matter hereof, or any matter forming the basis for such termination, and the Parent Related Parties shall not have, and each expressly waives and relinquishes, any other right, remedy or recourse (whether in contract or in tort or otherwise, or whether at law, including at common law or by statute, or in equity). Notwithstanding anything to the contrary in this Agreement, the Parties acknowledge and agree that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion, whether or not the Company Termination Fee may be payable pursuant to more than one provision of this Agreement at the same time or at different times and upon the occurrence of different events.
(f)    Notwithstanding anything to the contrary in this Agreement, the maximum aggregate liability of Parent and Merger Sub together for any losses, damages, costs or expenses of the Company or its Affiliates related to the failure of the transactions contemplated by this Agreement, or a breach of this Agreement by Parent or Merger Sub or otherwise (including a Willful Breach) shall be as set forth in Section 8.02(f) of the Parent Disclosure Letter (the “Liability Limitation”), and in no event shall the Company, its Subsidiaries or its Affiliates seek any amount in excess of the Liability Limitation (including consequential, indirect or punitive damages) in connection with this Agreement or the transactions contemplated by this Agreement or in respect of any other documents, whether in contract or in tort or otherwise, or whether at law, including at common law or by statute, or in equity; provided that, notwithstanding anything to the contrary, the Company and the Company Related Parties shall be deemed to irrevocably waive their right to any amounts due and owing under this Section 8.02 or otherwise in excess of the Liability Limitation, and none of Parent, any Parent Related Party or the guarantor under the Guaranty shall have any payment obligations in respect of any Parent Termination Fee in excess of the Liability Limitation. In furtherance of the foregoing, in no event shall Parent, any of its Affiliates or Representatives or the Debt Financing Parties be required to pay any amount of monetary losses under this Agreement if the Company is entitled to or has received any Parent Termination Fee.
(g)    For purposes of this Agreement, “Willful Breach” means a breach that is a consequence of a deliberate act or deliberate failure to act undertaken by the breaching Party with the Knowledge that the taking of, or failure to take, such act would, or would reasonably be expected to, cause or constitute a material breach of any covenants or agreements contained in this Agreement; provided that, without limiting the meaning of Willful Breach, the Parties acknowledge and agree that any failure by any Party to consummate the Merger and the other transactions contemplated hereby in accordance with Section 1.03 after the applicable conditions to the Closing set forth in Article VII have been satisfied or waived (except for those conditions that by their nature are to be satisfied at the Closing, which conditions would be capable of being satisfied at the time of such failure to consummate the Closing) shall constitute a Willful Breach of this Agreement, except for such failure by Parent to close due solely to the failure of the Debt Financing to be funded on the date the Closing should have occurred.
Section 8.03    Amendment. This Agreement may be amended by the Parties at any time before or after receipt of the Company Shareholder Approval; provided, however, that (a) after receipt of the Company Shareholder Approval, there shall be made no amendment that by Law requires further approval by the shareholders of the Company without the further approval of

Exhibit 2.1
such shareholders, (b) no amendment shall be made to this Agreement after the Effective Time, and (c) except as provided above, no amendment of this Agreement shall require the approval of the shareholders of Parent or the shareholders of the Company. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.
Section 8.04    Extension; Waiver. At any time prior to the Effective Time, the Parties may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant to this Agreement, (c) subject to Section 8.03(a), waive compliance with any covenants and agreements contained herein or (d) waive the satisfaction of any of the conditions contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.
Section 8.05    Procedures for Termination, Amendment, Extension or Waiver. Termination of this Agreement prior to the Effective Time shall not require the approval of the shareholders of any Party. The Party desiring to terminate this Agreement in accordance with Section 8.01 shall give written notice of such termination to the other Parties in accordance with Section 9.02, specifying the provision of this Agreement pursuant to which such termination is effected.
ARTICLE IX

GENERAL PROVISIONS
Section 9.01    Nonsurvival of Representations, Warranties, Covenants and Agreements; Contractual Nature of Representations and Warranties. None of the representations or warranties contained herein or in any instrument delivered pursuant to this Agreement shall survive, and all rights, Claims and causes of action (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) with respect thereto shall terminate at the Closing. Except for any covenant or agreement that by its terms expressly contemplates performance after the Closing, none of the covenants or agreements of the Parties contained herein shall survive, and all rights, Claims and causes of action (whether in contract or in tort or otherwise, or whether at law, including at common law or by statute, or in equity) with respect to such covenants and agreements shall terminate at, the Closing.
Section 9.02    Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered by hand, (b) when sent by email (to the extent no “bounce back” or similar message indicating non-delivery is received with respect thereto) or (c) one (1) Business Day following the day sent by an internationally recognized overnight courier (providing proof of delivery to the proper address), in each case, at the following addresses and email addresses (or to such other address or email address as a Party may have specified by notice given to the other Party pursuant to this provision), it being sufficient to prove service of a notice if such envelope or email message containing such notice was properly addressed and delivered to the relevant address set forth below (except with respect

Exhibit 2.1
to Section 5.01(b), Section 5.02(c) and Section 6.18(b) which shall be delivered to the Notice Individuals in accordance with Section 1.01(e) of the Parent Disclosure Letter):
To Parent or Merger Sub:

Alloy Parent LLC
c/o Global Infrastructure Management, LLC
1345 Avenue of the Americas, 30th Floor
New York, NY 10105
Attention:    Legal Department
            RD Gauss
        Julie Ashworth
    Email:        GIPLegal@global-infra.com
        RD.Gauss@global-infra.com
            Julie.ashworth@global-infra.com

and

c/o Canada Pension Plan Investment Board
    One Queen Street East, Suite 2500
Toronto, Ontario, M5C 2W5, Canada
Attention:    Legal Counsel
        Andrew Alley
        Palak Trivdi
Email:        legalnotice@cppib.com
        aalley@cppib.com
        ptrivedi@cppib.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
609 Main Street Houston, Texas 77002
Attention:     Andrew T. Calder, P.C.
        Emily Lichtenheld
Email:        andrew.calder@kirkland.com
        emily.lichtenheld@kirkland.com

Kirkland & Ellis LLP
4550 Travis Street
Dallas, Texas 75205
Attention:     Melissa D. Kalka, P.C.
Email:         melissa.kalka@kirkland.com

Exhibit 2.1
and
Latham & Watkins LLP
1271 Avenue of the Americas
New York City, New York 10020
Attention:     David S. Allinson, David Beller
Email         David.allinson@lw.com
        David.beller@lw.com
To the Company:
ALLETE, Inc.
30 West Superior Street
Duluth, Minnesota 55802
Attention:     Chief Legal Officer
Email:        LegalServices@allete.com
with a copy (which shall not constitute notice) to:
Skadden, Arps, Slate, Meagher & Flom LLP
1440 New York Avenue, N.W.
Washington, D.C. 20005
Attention:     Pankaj Sinha; Emily Prezioso Walsh
Email:         pankaj.sinha@skadden.com;
         emily.walsh@skadden.com
Section 9.03    Definitions. For purposes of this Agreement, each capitalized term has the meaning given to it herein or otherwise given to it or specified in Exhibit A.
Section 9.04    Interpretation.
(a)    Time Periods. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, (i) the date that is the reference date in calculating such period shall be included, (ii) other than with respect to any obligations set forth in Section 5.03, if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day and (iii) unless otherwise expressly stated, the words “to” and “until” each mean “to but excluding.”
(b)    Dollars. Unless otherwise specifically indicated, any reference herein to “$” means U.S. dollars.
(c)    Gender and Number. Any reference herein to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.
(d)    Articles, Exhibits, Sections and Headings. When a reference is made in this Agreement to an Article, Exhibit or Section, such reference shall be to an Article, Exhibit or a Section of this Agreement unless otherwise indicated. The table of contents and headings

Exhibit 2.1
contained in this Agreement or in any Exhibit are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
(e)    Include. Whenever the words “include,” “includes” or “including” are used herein, they shall be deemed to be followed by the words “without limitation.”
(f)    Hereof. The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used herein shall refer to this Agreement as a whole and not to any particular Article, section or other provision of this Agreement.
(g)    Extent. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”
(h)    Laws. Any Law defined or referred to herein means such Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated.
(i)    Persons. References to a person are also to its permitted successors and assigns.
(j)    Or. Unless otherwise specifically provided herein, the term “or” shall not be deemed to be exclusive.
(k)    Exhibits and Disclosure Letters. The Exhibits to this Agreement and the Disclosure Letters are hereby incorporated and made a part hereof and are an integral part of this Agreement. Each of the Company and Parent may, at its option, include in any section of Article III of the Company Disclosure Letter or in any section of Article IV of the Parent Disclosure Letter, respectively, items that are not material in order to avoid any misunderstanding, and such inclusion, or any references to dollar amounts herein or in the Disclosure Letters, shall not be deemed to be an acknowledgement or representation that such items are material, or to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement or otherwise. Any matter set forth in any section of the Disclosure Letters shall be deemed to be referred to and incorporated in any section to which it is specifically referenced or cross-referenced. Any matter set forth in any section of Article III of the Company Disclosure Letter shall be deemed to be referred to and incorporated in any other section of Article III of the Company Disclosure Letter to which such matter’s application or relevance is reasonably apparent on the face of such matter. Any matter set forth in any section of Article IV of the Parent Disclosure Letter shall be deemed to be referred to and incorporated in any other section of Article IV of the Parent Disclosure Letter to which such matter’s application or relevance is reasonably apparent on the face of such matter. Any capitalized term used in any Exhibit or any Disclosure Letter but not otherwise defined therein shall have the meaning given to such term herein.
(l)    Contracts. Except as otherwise specifically provided herein, all references in this Agreement to any Contract (including this Agreement) shall mean such Contract as amended, supplemented, qualified, modified, varied, restated or replaced from time to time in accordance with the terms thereof as of the date hereof, and includes all addenda, exhibits and schedules to it.

Exhibit 2.1
(m)    Made Available. The words “made available to Parent,” “delivered to Parent,” “furnished,” “provided” and words of similar import refer to documents (i) posted to the “Project Polaris” data room hosted by Intralinks by or on behalf of the Company at least twenty-four (24) hours prior to the execution of this Agreement or (ii) delivered in person or electronically to Parent or a Representative thereof at least twenty-four (24) hours prior to the execution of this Agreement.
Section 9.05    Severability. If any term or other provision of this Agreement is finally determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any applicable rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party or such Party waives its rights under this Section 9.05 with respect thereto. Upon any determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated by this Agreement are fulfilled to the extent possible.
Section 9.06    Counterparts. This Agreement may be executed in one or more counterparts (including by means of email in .pdf format), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.
Section 9.07    Entire Agreement; No Third-Party Beneficiaries. This Agreement, taken together with the Company Disclosure Letter, the Parent Disclosure Letter and the exhibits hereto and other instruments referred to herein, the Financing Commitment Letters, the Guaranty and the Confidentiality Agreement, constitute the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between or among the Parties with respect to the transactions contemplated by this Agreement, including the Merger. Except as provided in this sentence, Section 6.09 and Section 9.14, each Party agrees that (a) its respective representations, warranties, covenants and agreements set forth herein are solely for the benefit of the other Parties, in accordance with and subject to the terms of this Agreement and (b) this Agreement is not intended to, and does not, confer upon any Person other than the Parties any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein; provided, however, that (i) after the Effective Time (x) the rights of the holders of Company Common Stock, Company Restricted Stock Units or Company Performance Stock to receive the Merger Consideration and payments pursuant to Article II shall be for the benefit of, and shall be enforceable by, each such holder, (y) the provisions in Section 6.09 shall inure to the benefit of the Persons benefiting therefrom who are intended to be third party beneficiaries thereof and (z) the limitations on liability set forth in Section 8.02(e) and Section 8.02(f) shall inure to the benefit of Parent and the Company, and their respective Affiliates and Representatives, as applicable, and the Debt Financing Parties.
Section 9.08    Governing Law. This Agreement, and all Claims or causes of action of the Parties (whether in contract or in tort or otherwise, or whether at law, including at common law or by statute, or in equity) that may be based on, arise out of or relate to this Agreement or the negotiation, execution, performance or subject matter hereof, including matters of validity,

Exhibit 2.1
construction, effect, performance and remedies, shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to principles of conflict of laws, except that (a) any provisions of this Agreement which implicate the fiduciary duties of directors or officers of a corporation shall be governed by and in accordance with the Laws of Minnesota and (b) to the extent the authorization, effectiveness or effect of the Merger or the transactions are required by statute or public policy to be governed by the Laws of Minnesota, then the internal Laws of Minnesota shall govern and apply, but only as to such matters and to the limited extent necessary to comply with and cause the Merger to be effective under the Laws of Minnesota.
Section 9.09    Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by any of the Parties without the prior written consent of the other Parties. Any purported assignment without such consent shall be void; provided that Parent may make a collateral assignment of its rights (but may not assign any obligations) under this Agreement to any Debt Financing Party without the prior written consent of the Company. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.
Section 9.10    Specific Enforcement.
(a)    The Parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that monetary damages, even if available, would not be an adequate remedy therefor. Subject to the express terms of this Agreement (including Section 9.10(b)), it is accordingly agreed that the Parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement (including, at any time prior to the valid termination of this Agreement pursuant to Article VIII, the right of a Party to cause each other Party to consummate the Merger and the other transactions contemplated by this Agreement only when and if permitted under Section 9.10(b)) and any Guaranty, in any court referred to in Section 9.11 or Section 9.14, as applicable, without proof of actual damages (and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.
(b)    Notwithstanding anything to the contrary in Section 9.10(a) or elsewhere in this Agreement, it is explicitly agreed that the Company shall be entitled to seek specific performance of Parent’s obligation to cause the Equity Financing to be funded in accordance with terms of the Equity Commitment Agreement and to cause the consummation of the Merger, as applicable, to occur only if (i) this Agreement has not been terminated, (ii) Parent or Merger Sub fail to consummate the Closing by the date the Closing is required to have occurred pursuant to Section 1.03, (iii) the Debt Financing or Substitute Financing with respect to the Debt Financing is funded or the Debt Financing Parties have confirmed in writing that the Debt Financing or Substitute Financing with respect to the Debt Financing will be funded at the Closing if the Equity Financing is funded at the Closing (for purposes of this clause (iii), if any

Exhibit 2.1
amounts committed with respect to the Debt Financing have been funded into escrow, such amounts will be considered funded when the amounts under the Equity Commitment Agreements are funded (to the extent all other conditions to be satisfied under the Debt Commitment Letter for release from escrow have been satisfied)), and (iv) the Company has irrevocably confirmed in a written notice to Parent and Merger Sub that (x) all conditions set forth in Article VII have been satisfied or waived (except for those conditions that by their nature are to be satisfied at the Closing and which conditions are capable of being satisfied at the Closing) and (y) the Company stands ready, willing and able to consummate the Closing and if specific performance is granted and the Equity Financing and Debt Financing are funded, then it will take such actions that are required of it by the terms of this Agreement to cause the Closing to occur.
(c)    For the avoidance of doubt, in no event shall the exercise of the Company’s, any Company Subsidiary’s or Parent’s right to seek specific performance pursuant to this Section 9.10 reduce, restrict or otherwise limit the Company’s, such Company Subsidiary’s or Parent’s right, as applicable, to terminate this Agreement pursuant to Article VIII or pursue all applicable remedies at Law, including seeking payment of the Parent Termination Fee in connection with a termination. Notwithstanding the foregoing or elsewhere in this Agreement, while prior to the valid termination of this Agreement, the Company may pursue both a grant of specific performance to cause each other Party to consummate the Merger and the other transactions contemplated by this Agreement only when and if permitted under Section 9.10(b) and payment of the applicable Parent Termination Fee, if, as and when required under Section 8.02(b), in no event shall the Company, directly or indirectly, be permitted or entitled to receive both (i) a grant of specific performance that results in the Closing, on the one hand, and (ii) any monetary damages whatsoever, including payment of any Parent Termination Fee, on the other hand.
Section 9.11    Jurisdiction; Venue. All Claims or causes of action (whether in contract or in tort or otherwise, or whether at law, including at common law or by statute, or in equity) that may be based on, arise out of or relate to this Agreement or the negotiation, execution, performance or subject matter hereof, including matters of validity, construction, effect, performance and remedies shall be raised to and exclusively determined by the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the U.S. District Court for the District of Delaware or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware, to whose jurisdiction and venue the Parties unconditionally consent and submit. Each Party hereby irrevocably and unconditionally waives any objection to the laying of venue of Claim arising out of this Agreement in such court and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Claim brought in any such court has been brought in an inconvenient forum. Each Party further agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 9.02 shall be effective service of process for any Claim brought against such Party in any such court.
Section 9.12    Waiver of Jury Trial. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE MERGER. EACH

Exhibit 2.1
PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.12.
Section 9.13    Construction. Each of the Parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authorship of any of the provisions of this Agreement.
Section 9.14    Certain Debt Financing Provisions. Notwithstanding anything in this Agreement to the contrary, the Company on behalf of itself and each of its controlled Affiliates hereby: (a) agrees that any legal action, whether in law or in equity, whether in contract or in tort or otherwise, involving the Debt Financing Parties, arising out of or relating to, this Agreement, the Debt Financing, or any of the agreements (including, the Debt Letters, any Definitive Agreement or any other document related thereto) entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof, and the Company irrevocably submits itself and its property with respect to any such legal action to the exclusive jurisdiction of such court and irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such legal action in any such court; (b) agrees that any such legal action shall be governed by and construed in accordance with the Laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as otherwise provided in any agreement relating to the Debt Financing and except to the extent relating to the interpretation of any provisions in this Agreement (including any provision in any Debt Letter or any Definitive Agreement with respect to the Debt Financing that expressly specifies that the interpretation of such provisions shall be governed by and construed in accordance with any other Law); (c) agrees not to bring or support any legal action, whether in law or in equity, whether in contract or in tort or otherwise, involving the Debt Financing Parties, arising out of or relating to, this Agreement, the Debt Financing, or any of the agreements (including, the Debt Letters, any Definitive Agreement or any other document related thereto) entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any federal or state court in the Borough of Manhattan, New York, New York; (d) KNOWINGLY, INTENTIONALLY AND VOLUNTARILY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW TRIAL BY JURY IN ANY LEGAL ACTION BROUGHT AGAINST THE DEBT FINANCING PARTIES IN ANY WAY ARISING OUT OF OR RELATING TO, THIS AGREEMENT, THE DEBT FINANCING, OR ANY OF THE AGREEMENTS (INCLUDING, THE DEBT LETTERS, ANY DEFINITIVE AGREEMENT OR ANY OTHER DOCUMENT RELATED THERETO) ENTERED INTO IN CONNECTION WITH THE DEBT FINANCING OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR THE

Exhibit 2.1
PERFORMANCE OF ANY SERVICES THEREUNDER; (e) agrees that none of the Debt Financing Parties will have any liability to the Company, any Company Subsidiary or any of their respective Affiliates or shareholders relating to or arising out of this Agreement, the Debt Financing, nor shall the Company, any Company Subsidiary or any of their respective Affiliates or shareholders be entitled to specific performance of any commitment letter or similar agreement entered into by Parent for any Debt Financing against the Debt Financing Entities providing such Debt Financing (subject to the last sentence of this Section 9.14) or the Debt Letters; and (f) agrees that (and each other party hereto agrees that) the Debt Financing Parties are express third-party beneficiaries of, and may enforce, any of the provisions of Section 8.02(e)(i), Section 8.02(f) and this Section 9.14, and that Section 8.02(e)(i), Section 8.02(f) and this Section 9.14 may not be amended in any manner materially adverse to any Debt Financing Party without the written consent of such adversely affected Debt Financing Party. Notwithstanding the foregoing, nothing in this Section 9.14 shall in any way limit or modify the rights and obligations of Parent or Merger Sub under this Agreement or any Debt Financing Party’s obligation to Parent or Merger Sub under any Debt Letter or Definitive Agreement with respect to the Debt Financing or the rights of the Company or any of its Subsidiaries or any of their respective Affiliates and Representatives against the Debt Financing Parties with respect to the Debt Financing or any of the transactions contemplated thereby or any services thereunder following the Closing.
Section 9.15    No Reliance. Except for the representations and warranties expressly set forth in Article IV (as modified by the Parent Disclosure Letter) and in any certificate delivered by Parent to the Company in accordance with the terms hereof, the Company (a) specifically acknowledges and agrees that neither Parent nor any of its Affiliates, Representatives or shareholders or any other Person makes, or has made, any other express or implied representation or warranty whatsoever (whether at law, including at common law, or by statute, or in equity), including with respect to Parent or Merger Sub or any of Parent or Merger Sub’s respective businesses, assets, employees, Permits, liabilities, operations, regulatory matters, prospects or condition (financial or otherwise), and hereby expressly waives and relinquishes any and all rights, Claims or causes of action (whether in contract or in tort or otherwise, or whether at law, including at common law or by statute, or in equity) based on, arising out of or relating to any such other representation or warranty, (b) specifically acknowledges and agrees to Parent’s and Merger Sub’s express disclaimer and negation of any such other representation or warranty and of all liability and responsibility for any such other representation or warranty and (c) expressly waives and relinquishes any and all rights, Claims and causes of action (whether in contract or in tort or otherwise, or whether at law, including at common law or by statute, or in equity) against any Affiliate of Parent or Merger Sub or any of Parent’s or Merger Sub’s or any such Affiliate’s respective Representatives or shareholders or any other Person, and hereby specifically acknowledges and agrees that such Persons shall have no liability or obligations, based on, arising out of or relating to this Agreement or the negotiation, execution, performance or subject matter hereof, including for any alleged nondisclosure or misrepresentations made by any such Person. The Company acknowledges and agrees that (A) it has conducted to its satisfaction its own independent investigation of the transactions contemplated hereby (including with respect to the Parent and Merger Sub and their respective businesses, operations, assets and liabilities) and, in making its determination to enter into this Agreement and proceed with the transactions contemplated hereby, has relied solely on the results of such independent investigation and the representations and warranties of Parent and Merger Sub expressly set forth

Exhibit 2.1
in Article IV (as modified by the Parent Disclosure Letter), and (B) except for the representations and warranties of Parent and Merger Sub expressly set forth in Article IV (as modified by the Parent Disclosure Letter) and in any certificate delivered by the Parent to the Company in accordance with the terms hereof, it has not relied on, or been induced by, any representation, warranty or other statement of or by Parent, Merger Sub or any of their respective Affiliates, Representatives or shareholders or any other Person, with respect to Parent or Merger Sub or any of Parent’s or Merger Sub’s respective businesses, assets, employees, Permits, liabilities, operations, prospects or condition (financial or otherwise), in determining to enter into this Agreement and proceed with the transactions contemplated hereby.
[SIGNATURE PAGES FOLLOW]

Exhibit 2.1
IN WITNESS WHEREOF, the Parties have duly executed this Agreement, each as of the date first written above.
ALLETE, INC.
By:    Bethany Owen____________________
    Name: Bethany Owen
    Title: Chair, President and Chief
         Executive Officer
ALLOY PARENT LLC
By:    Jonathan Bram____________________
    Name:    Jonathan Bram
    Title:    Partner
ALLOY MERGER SUB LLC
By:    Jonathan Bram____________________
    Name:    Jonathan Bram
    Title:    Partner
    [SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

Exhibit 2.1

EXHIBIT A

DEFINED TERMS
Section 1.01    Certain Defined Terms. For purposes of this Agreement, each of the following terms has the meaning specified in this Section 1.01 of Exhibit A:
“2025 Notes” means the Company’s 2.65% Senior Notes due September 10, 2025, issued pursuant to that certain note purchase agreement, dated as of September 10, 2020, by and among the Company and the purchasers party thereto.
“AccommodationCo Share” means, if applicable, one share of Company Common Stock acquired by GIP, or one of its Affiliates, following the date hereof and prior to the Closing.
“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. For purposes of this definition, “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise; provided that, notwithstanding the foregoing, (a) solely for purposes of the first sentence of Section 6.03(c), “Affiliate” means, with respect to Parent, (i) Global Infrastructure Partners V-A/B, L.P., Global Infrastructure Partners V-C Intermediate, L.P., Global Infrastructure Partners V-C2 Intermediate, L.P. and Tower Bridge Infrastructure Partners, L.P. (but not including, for the avoidance of doubt, any other Affiliate of such entity) and (ii) CPPIB Infrastructure Group (but not including, for the avoidance of doubt, any other Affiliate of such entity) and (b) for purposes of Section 6.06(b)(iv) of the Company Disclosure Letter, Section 6.03(a) through (c) (other than the first sentence of Section 6.03(c)), Section 6.03(e) and Section 6.15 (x) none of the Sponsors or direct or indirect portfolio companies owned, managed, advised or controlled by any of the Sponsors shall be considered an Affiliate of Parent or Merger Sub and (y) none of the limited partner or other direct or indirect investors in any investment fund affiliated with, advised or managed by any Sponsor or any of its Affiliates, or any of the respective Affiliates of any such limited partners or investors shall be considered Affiliates of Parent or Merger Sub. With respect to CPPIB, nothing in this Agreement shall restrict (1) in any way the direct or indirect activities of any other investment department or group within CPPIB that is not the CPPIB Infrastructure Group or 12980037 Canada Inc., or (2) any Person whose investment decisions are not directed by, or subject to an approval by, CPPIB acting through the CPPIB Infrastructure Group or 12980037 Canada Inc.
“Air Emission Allowance” means any air emission allowance or emission reduction credit required to comply with Environmental Laws.
“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act of 2010, as amended, and all Laws of any jurisdiction applicable to the Company and its Affiliates concerning or relating to bribery or corruption.

Exhibit 2.1
“Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, all applicable state, foreign or supranational antitrust Laws and all other applicable Laws issued by a Governmental Entity that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.
“ATC” means American Transmission Company LLC, a Wisconsin limited liability company.
“Burdensome Condition” means any terms, conditions, liabilities, obligations, commitments or sanctions imposed upon or otherwise affecting Parent, the Company and their respective Affiliates in any Claim, judgment or order of any Governmental Entity with respect to the transactions contemplated by this Agreement, including any Antitrust Laws, that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on the financial condition, assets, liabilities, businesses or results of operations (a) of the Company and its Subsidiaries, taken as a whole, or (b) of Parent and its Affiliates, taken as a whole; provided, however, that for purposes of this definition only, Parent and its Affiliates shall be deemed a consolidated group of entities of the size and scale of a hypothetical company that is the size of the Company taken as a whole as of the date of this Agreement; provided, further, that the terms, conditions, obligations, commitments and other measures set forth in Section 6.06(b) shall not in and of themselves, individually or in the aggregate, constitute a Burdensome Condition, but, for the avoidance of doubt, each such term, condition, obligation, commitment and other measure set forth in Section 6.06(b) shall be taken into account, together with any other terms, conditions, obligations, commitments, liabilities, undertakings, sanctions or other measures, in determining whether there has been or is a Burdensome Condition.
“Business Day” means any day except for (a) a Saturday or a Sunday or (b) a day on which banking and savings and loan institutions are authorized or required by Law to be closed in Duluth, Minnesota or New York, New York.
“CFIUS Approval” means (a) CFIUS has concluded that none of the transactions contemplated hereunder are a “covered transaction” and not subject to review under the DPA; (b) CFIUS has issued a written notice that it has completed a review or investigation of the notification or declaration voluntarily provided pursuant to the DPA with respect to the transactions contemplated by this Agreement, and has concluded all action under the DPA; (c) on the basis of a CFIUS declaration, CFIUS has issued a written notice that it is not able to conclude action under the DPA with respect to the transactions contemplated by this agreement, but CFIUS has not requested that the parties submit a CFIUS notice in connection with those transactions, and has not initiated a unilateral CFIUS review; or (d) if CFIUS has sent a report to the President of the United States requesting the President’s decision and (i) the President has announced a decision not to take any action to suspend or prohibit the transactions contemplated by this Agreement or (ii) having received a report from CFIUS requesting the President’s decision, the President has not taken any action after fifteen (15) days from the earlier of the date the President received such report from CFIUS or the end of the investigation period.

Exhibit 2.1
“Claim” means any demand, claim, petition, charge, complaint, grievance, litigation, suit, audit, investigation, inquiry, action, legal proceeding (whether at law or in equity, civil, criminal, administrative or investigative and whether public or non-public) or arbitration.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company Benefit Plan” means each (a) employee benefit plan (as defined in Section 3(3) of ERISA, whether or not subject to ERISA) or retiree, post-retirement or post-employment health or medical, life or other welfare benefit plan, program, policy, agreement or arrangement, (b) bonus, incentive, commission, deferred compensation or equity or equity-based (including stock purchase and phantom equity) compensation plan, program, policy, agreement or arrangement, (c) employment, consulting, severance, termination, change-in control, retention or termination plan, program, policy, agreement or arrangement or (d) other compensation, pension, retirement, savings or other benefit or compensation plan, program, policy, agreement or arrangement, in each case, sponsored, maintained, contributed to or required to be maintained or contributed to by the Company or any Company Subsidiary, including for the benefit of any Company Personnel, or for or with respect to which the Company or any Company Subsidiary has any direct or indirect, absolute or contingent, liability or obligation, other than a Multiemployer Plan.
“Company Commonly Controlled Entity” means any Person or entity that, together with the Company or any Company Subsidiary, is (or at any relevant time has been or would be) treated as a single employer within the meaning of Section 414 of the Code or Section 4001(b) of ERISA.
“Company DRIP” means the Company’s Direct Stock Purchase and Dividend Reinvestment Plan, as amended and in effect from time to time.
“Company Equity Awards” means the Company Restricted Stock Units and the Company Performance Stock.
“Company ESPP” means the Company’s Employee Stock Purchase Plan, as amended and in effect from time to time.
“Company Material Adverse Effect” means any fact, circumstance, effect, change, event or development that has or would reasonably be expected to have a material adverse effect on the business, properties, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided that no fact, circumstance, effect, change, event or development resulting from or arising out of any of the following, individually or in the aggregate, shall constitute or be taken into account in determining whether a Company Material Adverse Effect has occurred: (a) any change or condition affecting any industry in which the Company or any Company Subsidiary operates, including electric generating, transmission or distribution, natural gas transmission and distribution, construction and performance contracting industries (including, in each case, any changes in the operations thereof); (b) any change affecting any economic, legislative or political condition or any change affecting any securities, credit, financial or other capital markets condition, in each case in the United States, in any foreign jurisdiction or in any specific geographical area; (c) any failure in and of itself by the Company or any Company Subsidiary to meet any internal or public projection, budget, forecast,

Exhibit 2.1
estimate or prediction in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taking into account in determining whether there has or will be, a Company Material Adverse Effect); (d) any change attributable to the announcement, execution or delivery of this Agreement or the pendency of the Merger, including (i) any action taken by the Company or any Company Subsidiary that is expressly required to be taken pursuant to this Agreement or is consented to in writing by Parent, or any action taken by Parent or any Affiliate thereof, to obtain any Required Approval to the consummation of the Merger and the result of any such actions, (ii) any Claim arising out of or related to this Agreement (including shareholder litigation) other than the obligations set forth in the first sentence of Section 5.01(a) and (iii) any adverse change in supplier, employee, financing source, shareholder, regulatory, partner or similar relationships solely to the extent resulting therefrom (provided, that this clause (d) shall not apply to any representation or warranty that is intended to address the consequences of the negotiation, execution, announcement or pendency of the transactions contemplated by this Agreement or with respect to any condition to Closing to the extent such condition relates to any such representation or warranty); (e) any change or condition affecting the market for commodities, including any change in the price or availability of commodities; (f) any change in and of itself in the market price, credit rating or trading volume of shares of Company Common Stock on the NYSE or any change affecting the ratings or the ratings outlook for the Company or any Company Subsidiary (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taking into account in determining whether there has or will be, a Company Material Adverse Effect); (g) any change in applicable Law, regulation or GAAP (or authoritative interpretation thereof); (h) geopolitical conditions, the outbreak or escalation of hostilities, any act of war, sabotage or terrorism, or any escalation or worsening of any such act of war, sabotage or terrorism threatened or underway as of the date of this Agreement; (i) any fact, circumstance, effect, change, event or development resulting from or arising out of or affecting the national, regional, state or local engineering or construction industries or the wholesale or retail markets for commodities, materials or supplies (including equipment supplies, steel, concrete, electric power, fuel, coal, natural gas, water or coal transportation) or the hedging markets therefor, including any change in commodity prices; (j) any hurricane, strong winds, ice event, fire, tornado, tsunami, flood, earthquake or other natural disaster or severe weather-related event, circumstance or development; (k) any epidemic, pandemic or disease outbreak (including the COVID-19 virus), or other public health condition, or any other force majeure event, or any escalation or worsening thereof; or (l) any change or effect arising from any requirements imposed by any Governmental Entities as a condition to obtaining the Required Approvals; provided, however, that any fact, circumstance, effect, change, event or development set forth in clauses (a), (b), (e), (g), (h), (i), (j) and (k) above may be taken into account in determining whether a Company Material Adverse Effect has occurred solely to the extent such fact, circumstance, effect, change, event or development has a disproportionate adverse effect on the Company and the Company Subsidiaries, taken as a whole, as compared to other companies operating in the industry in which the Company and the Company Subsidiaries operate (in which case, only the incremental disproportionate impact may be taken into account in determining whether there has been, or would be, a Company Material Adverse Effect, to the extent such change is not otherwise excluded from being taken into account by clauses (a)-(l) of this definition).

Exhibit 2.1
“Company Performance Stock” means any outstanding shares of Company Common Stock (including those attributable to dividend equivalents) that were granted under any of the Company Stock Plans and are subject to performance-based vesting.
“Company Personnel” means any current or former director, officer, employee of the Company or any Company Subsidiary.
“Company Restricted Stock Unit” means any outstanding restricted stock units that were granted under either of the Company Stock Plans and which represent the right to receive shares of Company Common Stock subject exclusively to time-based vesting (including those attributable to dividend equivalents converted into stock units), as well as vested restricted stock units and deferred compensation accounts denominated in shares of Company Common Stock.
“Company Stock Plans” means the Company’s Executive Long-Term Incentive Compensation Plan and the Company’s Non-Employee Director Stock Plan, each as amended and in effect from time to time.
“Company Termination Fee” means an amount in cash equal to $116,000,000.
“Company Utility Subsidiaries” means the Subsidiaries of the Company set forth in Section 3.19(a) of the Company Disclosure Letter.
“Contract” means any written or oral contract, lease, sublease, license, evidence of indebtedness, loan, debenture, note, bond, mortgage, indenture, purchase order, binding bid, letter of credit, security agreement, undertaking or other agreement that is legally binding.
“CPPIB” means Canada Pension Plan Investment Board.
“CPPIB Infrastructure Group” means the Infrastructure Investment group of CPPIB and any bona fide successor group(s) of the Infrastructure Investment group of CPPIB that result(s) from any CPPIB internal reorganization or group or department name change.
“Debt Financing Entities” has the meaning ascribed to such term in the definition of “Debt Financing Parties.”
“Debt Financing Parties” means each Person (including each agent and arranger) that commits to provide any of or that arranges any of the Debt Financing pursuant to the Debt Commitment Letter or any Definitive Agreement with respect to the Debt Financing (collectively, the “Debt Financing Entities”), and their respective Representatives and other Affiliates; provided that neither Parent, Merger Sub, nor any Affiliate thereof shall be a Debt Financing Party.
“Designated Person” means any Person listed on a Sanctions List.
“Disclosure Letters” means, collectively, the Company Disclosure Letter and the Parent Disclosure Letter.
“DPA” means Section 721 of the Defense Production Act of 1950, as amended (50 U.S.C. §4565), and all rules and regulations issued and effective thereunder.

Exhibit 2.1
“Encumbrance” means, with respect to real property, any mortgage, deed of trust, pledge, lien, encumbrance, charge, encroachment, security interest or other similar encumbrance.
“Environmental Attribute” means (a) renewable energy credits associated with the generation of energy by a renewable energy facility, offsets or similar benefits, (b) any emissions, air quality or other environmental attribute, aspect, characteristic, claim, credit, benefit, reduction, offset or allowance, howsoever entitled or designated, resulting from, attributable to or associated with the generation of the energy by a renewable energy facility or resulting from the reduction or removal of emissions and (c) the reporting rights related to any such attributes, aspects, characteristics, claims, credits, benefits, reductions, offsets or allowances, including, but not limited to, federal, state and local Tax credits and credits issued under any voluntary emissions reduction or removal program.
“Environmental Claim” means any Claim or proceeding with a Governmental Entity against, or any investigation as to which the Company or any Company Subsidiary has received written notice of, the Company or any Company Subsidiary asserted by any Person alleging liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) or responsibility arising out of, based on or resulting from (a) the presence, Release of, or exposure to any Hazardous Materials at any location, whether or not owned or operated by the Company or any Company Subsidiary, or (b) any violation or alleged violation of Environmental Law or any Environmental Permit.
“Environmental Laws” means all Laws relating to Environmental Attributes, Reclamation Activities, pollution or protection of the environment (including ambient air, surface water, groundwater, land surface, subsurface and sediments), natural resources, endangered or threatened species, the climate or human or worker health and safety as it relates to exposure to Hazardous Materials, including Laws relating to the generation, manufacture, use, labeling, treatment, storage, handling, disposal, transportation or Release of, or exposure to, Hazardous Materials.
“Environmental Permit” means any Permit issued or required pursuant to any Environmental Law and any Air Emission Allowance.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ESOP” means the ALLETE, Inc. and Affiliated Companies Retirement Savings and Stock Ownership Plan and, in particular, the portion of such plan that is intended to constitute an employee stock ownership plan as described in Section 4975(e)(7) of the Code.
“Financing Commitment Letters” means, collectively, the Equity Commitment Agreements and the Debt Letters.
“GIP” means Global Infrastructure Management, LLC, a Delaware limited liability company.
“Good Utility Practice” means (a) any of the practices, methods and acts engaged in or approved by a significant portion of the water or other electric generating, or gas or electric transmission or distribution industries, as applicable, during the relevant time period or (b) any of

Exhibit 2.1
the practices, methods or acts that, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, would reasonably have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety and expedition; provided that Good Utility Practice is not intended to be limited to optimum practices, methods or acts to the exclusion of all others but rather to be acceptable practices, methods or acts generally accepted in the geographic location of the performance of such practice, method or act.
“Governmental Entity” means any U.S. or foreign federal, state, provincial or local governmental authority, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing, including any governmental, quasi-governmental or nongovernmental body administering, regulating, or having general oversight over any energy-related markets, or any court, arbitrator or arbitration panel (whether public or private), or similar judicial body.
“Hazardous Materials” means (a) petroleum, coal tar and other hydrocarbons and any derivatives or by-products, coal, coal combustion products, residuals or emissions, bottom ash, flue gas desulfurization material, explosive or radioactive materials or wastes, asbestos in any form, polychlorinated biphenyls, per- and polyfluoroalkyl substances, urea formaldehyde insulation, chlorofluorocarbons and other ozone-depleting substances and (b) any other chemical, material, substance or waste that is listed, defined, classified or regulated, including as a pollutant, contaminant, hazardous substance, toxic substance, hazardous waste or special waste or words of similar meaning or regulatory effect under any Environmental Law.
“Indebtedness” means, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money (other than intercompany indebtedness), (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person evidenced by letters of credit, bankers’ acceptances or similar facilities to the extent drawn upon by the counterparty thereto, (d) all capitalized lease obligations of such Person and (e) all guarantees or other assumptions of liability for any of the foregoing.
“Insolvent” means, with respect to any Person, (a) the present fair saleable value of such Person’s assets is less than the amount required to pay such person’s total liabilities, including contingent liabilities, (b) the present fair saleable value of such Person’s assets is less than the amount required to pay the probable liability (subordinated, contingent or otherwise) of such Person on its debts, as such debts and liabilities become absolute and matured, (c) such Person intends to incur or believes that it will incur debts or liabilities that would be beyond its ability to pay such debts and liabilities as they mature, or (d) such Person has unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted.
“Intellectual Property” means all intellectual property and industrial property rights of any kind or nature, including all U.S. and foreign trademarks, service marks, service names, internet domain names, trade dress and trade names, and all goodwill associated therewith and symbolized thereby, patents and all related continuations, continuations-in-part, divisionals, reissues, reexaminations, substitutions, and extensions thereof, trade secrets, registered and unregistered copyrights and works of authorship, proprietary rights in databases to the extent

Exhibit 2.1
recognized in any given jurisdiction, and registrations and applications for registration of any of the foregoing.
“Judgment” means any decision, verdict, judgment, order, injunction, award, decree, ruling, writ, subpoena, assessment or arbitration award of a Governmental Entity of competent jurisdiction.
“Knowledge” means (a) with respect to the Company, the actual knowledge of the individuals listed in Section 1.01(a) of the Company Disclosure Letter and (b) with respect to Parent or Merger Sub, the actual knowledge of the individuals listed in Section 1.01(a) of the Parent Disclosure Letter.
“Law” means any domestic or foreign, federal, state, provincial or local statute, law, principles of common law, act, code, ordinance, rule, regulation, Judgment or other requirement of any Governmental Entity, including the orders, rules and regulations of the NYSE, the FERC, the MPUC and the PSCW.
“Material Company Subsidiary” means the Subsidiaries of the Company listed on Exhibit 21 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.
“Material Regulatory Proceeding” means (i) any Regulatory Proceeding that is not in the ordinary course of business of the Company, any Material Company Subsidiary or any other Company Subsidiary if such Regulatory Proceeding would be material to the Company taken as a whole, (ii) any Regulatory Proceeding or any settlement or stipulation in respect of any Regulatory Proceeding that, solely with respect to clause (ii), could reasonably be expected to (a) prevent or prohibit or impede or interfere with or delay or otherwise adversely affect the consummation of the transactions contemplated by this Agreement or (b) materially adversely affect (1) the business or operations of the Company, any Material Company Subsidiary or any other Company Subsidiary if such Regulatory Proceeding or any settlement or stipulation in respect of such Regulatory Proceeding would be material to the Company taken as a whole, or (2) any tax equity partnerships of the Company or any Company Subsidiary or (3) to the Knowledge of the Company, Parent or any of Parent’s Affiliates, following the consummation of the transactions contemplated by this Agreement or (iii) any Regulatory Proceeding or any settlement or stipulation in respect of any Regulatory Proceeding set forth on Section 1.01(d)(i) of the Company Disclosure Letter; provided that any Regulatory Proceeding or any settlement or stipulation in respect of any Regulatory Proceeding set forth on Section 1.01(d)(ii) of the Company Disclosure Letter shall not be deemed to be a Material Regulatory Proceeding unless such Regulatory Proceeding would otherwise be a Material Regulatory Proceeding pursuant to the foregoing clause (ii).
“Minnesota Power and SWL&P Business” means the business and operations of Minnesota Power, an operating division of the Company and the Company Subsidiaries, SWL&P and ATC.
“Multiemployer Plan” means any “multiemployer plan” as defined in Section 3(37) of ERISA.
“Notice Individuals” means, collectively, those individuals listed Section 1.01(e) of the Parent Disclosure Letter.

Exhibit 2.1
“NYSE” means the New York Stock Exchange.
“OFAC” means the Office of Foreign Assets Control.
“Organizational Documents” means any corporate, partnership or limited liability organizational documents, including certificates or articles of incorporation, bylaws, certificates of formation, operating agreements (including limited liability company agreement and agreements of limited partnership), certificates of limited partnership, partnership agreements, shareholder agreements and certificates of existence, or other similar agreements governing the rights and privileges of equityholders, as applicable.
“Other Business” means the business and operations of the Company and the Company Subsidiaries, other than the Minnesota Power and SWL&P Business.
“Parent General Termination Fee” means an amount in cash equal to $212,000,000.
“Parent Material Adverse Effect” means any fact, circumstance, effect, change, event or development that has or would reasonably be expected to have a material and adverse effect on the ability of Parent or Merger Sub to consummate, or that would reasonably be expected to prevent or materially impede, interfere with or delay Parent or Merger Sub’s consummation of, the transactions contemplated by this Agreement.
“Parent Regulatory Termination Fee” means an amount in cash equal to $164,000,000.
“Parent Termination Fee” means the Parent General Termination Fee and the Parent Regulatory Termination Fee, as applicable.
“Permit” means a franchise, license, permit, authorization, variance, exemption, registration, clearance, certificate, order, waiver or approval of a Governmental Entity.
“Permitted Encumbrances” means any (a) mechanic’s, materialmen’s, laborer’s, workmen’s, repairmen’s, carrier’s and similar liens, including all statutory liens, in each case arising or incurred in the ordinary course of business and not yet due and delinquent, (b) liens for Taxes not yet due and payable or being contested in good faith through appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (c) purchase money liens and liens securing capital lease arrangements securing obligations not exceeding $20 million in the aggregate, (d) deposits in connection with bids, tenders, leases, contracts or other agreements, including rent security deposits, (e) pledges or deposits to secure public or statutory obligations or appeal bonds, (f) Encumbrances referred to in the Company Reports, (g) Encumbrances that would be disclosed on current title reports or an accurate survey or by an inspection of such real property, (h) Encumbrances in favor of the Company or any Company subsidiary securing mortgage financing or similar financing, (i) easements, covenants, rights-of-way, zoning ordinances and other similar recorded Encumbrances or imperfections of title that, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect, (j) non-monetary Encumbrances consisting of (1) rights reserved to or vested in any Governmental Entity to control or regulate any property of the Company or any Company Subsidiary, or to limit the use of such property in any manner which does not materially impair the use of such property for the purposes for which it is held by the Company

Exhibit 2.1
or such Company Subsidiary, or (2) obligations or duties to any Governmental Entity with respect to any franchise, grant, license, lease or permit, and the rights reserved or vested in any Governmental Entity to terminate any such franchise, grant, license, lease or permit, or to condemn or expropriate any property, (k) Encumbrances arising under or created by any Real Property Lease (other than as a result of any breach thereof by the Company or any Company Subsidiary), (l) mineral rights and other subsurface rights in favor of third parties, (m) any liens or other Encumbrances affecting solely the landlord’s or any superior holder’s interest in any Real Property, (n) other non-monetary Encumbrances arising in the ordinary course of business consistent with past practice, (o) Encumbrances arising under this Agreement and (p) Encumbrances listed on Section 1.01(b) of the Company Disclosure Letter; provided, that Permitted Encumbrances shall not include any Encumbrance that is not permitted under the agreement listed as item 2 in Section 3.05(a)(ii) of the Company Disclosure Letter (as such agreement is in effect on the date hereof); provided, further, for purposes of clause (c), capitalized lease arrangements shall not include any lease that is or would have been characterized as an operating lease on December 31, 2018 in accordance with GAAP as in effect on such date, regardless of whether such lease was in effect on such date.
“Permitted Tax Credit Transfer Document” means any Tax Credit Transfer Document that is (1) existing as of the date of this Agreement or (2) entered into after the date of this Agreement in connection with, or otherwise in accordance with, any transaction that is consented to by Parent to the extent required by the terms herein (such consent not to be unreasonably withheld, delayed or conditioned).
“Person” means any natural person, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.
“Personal Information” means any information or data, in any form, that is considered “personal information,” “personal data,” “protected health information” or any similar term under Privacy Laws.
“Privacy Laws” means all Laws related to the privacy, security or processing of Personal Information; website and mobile application privacy policies and practices; wiretapping; the interception of electronic communications; the tracking or monitoring of online activity; and email, text message or telephone communications.
“Real Property Lease” has the meaning set forth in Section 3.16.
“Reclamation Activities” means all reclamation and closure measures, including backfilling, contouring, capping, grading, revegetation, soil compaction, stabilization or other measures that minimize water degradation, flooding, erosion and other adverse effects incidental to mines, which are required under Laws, including any federal and state mining reclamation Laws, to restore a mine property to a usable condition readily adaptable for alternate land uses.
“Regulatory Proceeding” means any proceeding (including any rate case) with a Governmental Entity.
“Release” means any release, spill, emission, leaking, emptying, dumping, injection, pouring, disposal, discharge, dispersal, leaching or migration into, on, under or through the

Exhibit 2.1
environment (including ambient air, surface water, groundwater, land surface, subsurface and sediments and any other environmental media).
“Representatives” means, with respect to any Person, such Person’s Affiliates or any of its and their respective officers, directors, principals, partners, managers, members, attorneys, accountants, agents, employees, consultants, financial advisors or other authorized representatives.
“Required Financial Information” means the financial statements required by Section 9 of Part 1 of Exhibit C to the Debt Commitment Letter.
“Sanctioned Country” means a country or territory which itself the target of comprehensive territory-wide Sanctions (currently, Cuba, Iran, North Korea, Syria and the so called People’s Luhansk Republic, People’s Donetsk Republic and Crimea regions of Ukraine).
“Sanctions” means (a) economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government and administered by OFAC, (b) economic or financial sanctions imposed, administered or enforced from time to time by the U.S. State Department, the U.S. Department of Commerce or the U.S. Department of the Treasury, and (c) economic or financial sanctions imposed, administered or enforced from time to time by the United Nations Security Council, the European Union, or Her Majesty’s Treasury.
“Sanctions List” means any of the lists of specially designated nationals or designated persons or entities (or equivalent) held by the U.S. government and administered by OFAC, the U.S. State Department, the U.S. Department of Commerce or the U.S. Department of the Treasury or any similar list maintained by any other U.S. government entity, the United Nations Security Council, the European Union, or Her Majesty’s Treasury, in each case as the same may be amended, supplemented or substituted from time to time.
“Specified Letter of Credit Agreements” means the agreements listed as items 1, 2 and 3 in Section 3.05(a)(ii) of the Company Disclosure Letter.
“Sponsors” means, collectively, Global Infrastructure Partners V-A/B, L.P., Global Infrastructure Partners V-C Intermediate, L.P., Global Infrastructure Partners V-C2 Intermediate, L.P., Tower Bridge Infrastructure Partners, L.P. and CPP Investment Board Private Holdings (6) Inc.; provided that, for purposes of Section 6.02(c), Section 6.03(c), Section 6.07 and the definition of “Affiliate”, “Sponsor” shall mean GIP and CPPIB.
“Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, more than fifty percent (50%) of the equity interests of which) is owned directly or indirectly by such first Person.
“SWL&P” means Superior Water, Light and Power Company, a Wisconsin corporation.
“Takeover Statute” means (a) the restrictions on a “control share acquisition” (as defined in Section 302A.011, Subd. 38, of the MBCA) set forth in Section 302A.671 of the MBCA, (b) the restrictions on “business combinations” with an “interested shareholder” (each as defined

Exhibit 2.1
in Section 302A.011, Subd. 46 and Subd. 49, respectively, of the MBCA) set forth in Section 302A.673 of the MBCA, (c) the “fair price requirement” set forth in Section 302A.675 of the MBCA and (d) any other anti-takeover or similar statute or regulation under the MBCA, other than Chapter 80B of the Minnesota Statutes.
“Tax” (and, with correlative meaning, “Taxes”) means any taxes, customs, tariffs, imposts, levies, duties, other like assessments or charges in the nature of a tax imposed by a Governmental Entity, together with all interest, penalties and additions imposed with respect to such amounts, including income, franchise, profits, corporations, gross receipts, transfer, excise, property, sales, use, value-added, ad valorem, license, capital, wage, employment, payroll, estimated, withholding, social security, severance, occupation, import, custom, stamp, alternative, add-on minimum, environmental or other governmental taxes or charges.
“Tax Credit” means a “renewable electricity production credit” under Section 45 of the Code or any successor section or an “energy credit” under Section 48 of the Code or any successor section.
“Tax Credit Transfer Document” means any agreement or arrangement entered into between the Company (or any of its Affiliates) and another Person for the purpose of transferring Tax Credits pursuant to Section 6418 of the Code.
“Tax Equity Transaction” means each of the entities set forth on Section 1.01(c) of the Company Disclosure Letter, which list includes any entity that is involved in a tax equity partnership flip transaction, lease pass-through transaction or sale leaseback transaction.
“Tax Equity Transaction Document” means any agreement or arrangement entered into between the Company (or any Company Subsidiary) and another Person for the purpose of such other Person investing in a Tax Equity Transaction (including any limited liability company agreement or other operating agreement of a Tax Equity Transaction) or relating to the lease of any energy property (as defined in Section 48(a) of the Code) or qualified facility (within the meaning of Section 45(d) of the Code), in connection with a Tax Equity Transaction, including in all cases any agreement or arrangement relating thereto (including any equity capital contribution agreement or purchase and sale agreement) and all amendments, waivers or other changes thereto.
“Tax Return” means any return, declaration, statement, report, schedule, form, document or similar statement required to be filed with a Governmental Entity with respect to any Tax, including any claim for refund or amended return and any schedule or attachment thereto.
“Termination Fee Approvals” means, collectively, all of the Required Approvals other than the CFIUS Approval or any Filing with, or Consent of, the U.S. Federal Communications Commission.
Other Defined Terms. In addition to the defined terms set forth in Section 1.01 of this Exhibit A, each of the following capitalized terms has the respective meaning specified in the Section set forth opposite such term below:
Acceptable Confidentiality Agreement    Section 5.03(g)(iv)
Agreement    Preamble

Exhibit 2.1
Antitrust Approvals    Section 4.03(b)(i)
Applicable Company Performance Stock    Section 2.04(b)
Articles of Merger    Section 1.02
Bankruptcy and Equity Exceptions    Section 3.04
Book-Entry Shares    Section 2.03(b)(iv)
Budget    Section 5.01(a)
Capitalization Date    Section 3.03(a)
Certificate    Section 2.03(b)(i)
Certificate of Merger    Section 1.02
CFIUS    Section 3.05(b)(v)
Class A Stock    Section 2.01(d)
Class B Stock    Section 2.01(e)
Closing    Section 1.03
Closing Date    Section 1.03
Company    Preamble
Company Acquisition Agreement    Section 5.03(b)
Company Adverse Recommendation Change    Section 5.03(b)
Company Articles    Section 3.01
Company Board    Recitals
Company Board Recommendation    Section 3.04
Company Bylaws    Section 3.01
Company Common Stock    Section 2.01(a)
Company Contract    Section 3.15(a)
Company Disclosure Letter    Article III
Company Employee    Section 6.10(a)
Company Financial Statements    Section 3.06(a)
Company Indemnified Parties    Section 6.09(a)
Company Intervening Event    Section 5.03(g)(iii)
Company Material Adverse Effect    Section 7.03(a)
Company Projections    Section 3.23
Company Recommendation Change Notice    Section 5.03(c)
Company Related Parties    Section 8.02(e)(i)
Company Reports    Section 3.06(a)
Company Required Approvals    Section 3.05(b)(iv)
Company Required Consents    Section 3.05(a)
Company Shareholder Approval    Section 3.04
Company Shareholders Meeting    Section 3.04
Company Subsidiaries    Section 3.01
Company Systems    Section 3.17(c)
Company Takeover Proposal    Section 5.03(g)(i)
Company Union Contracts    Section 3.11
Company Voting Debt    Section 3.03(b)
Confidentiality Agreements    Section 6.02(b)
Consent    Section 3.05(b)
Consent Solicitations    Section 5.05(h)
Continuation Period    Section 6.10(a)

Exhibit 2.1
Controlled Group Liability    Section 3.10(d)
Converted Cash Award    Section 2.04(a)
CPPIB Confidentiality Agreement    Section 6.02(b)
Data Partners    Section 3.17(d)
Debt Commitment Letter    Section 4.07(b)
Debt Financing    Section 4.07(b)
Debt Letters    Section 4.07(b)
Definitive Agreements    Section 5.04(a)
Dissenters’ Rights    Section 2.05
Dissenting Shares    Section 2.05
DLLCA    Recitals
Effective Time    Section 1.02
End Date    Section 8.01(b)(i)
Equity Commitment Agreement    Recitals
Equity Commitment Agreements    Recitals
Equity Financing    Recitals
Equity Securities    Section 3.03(b)
ESPP Exercise Date    Section 2.04(c)
Exchange Act    Section 3.05(b)(i)
Exchange Agent    Section 2.03(a)
Exchange Fund    Section 2.03(a)
Fee Letter    Section 4.07(b)
FERC    Section 3.05(b)(iv)
Filing    Section 3.05(b)
Final Order    Section 7.01(b)
Financing    Section 4.07(b)
First Call Period    Section 6.18(b)
First Tranche Investment    Section 6.18(b)
FPA    Section 3.05(b)(iv)
GAAP    Section 3.06(a)
GIP Confidentiality Agreement    Section 6.02(b)
Guarantees    Recitals
Guaranty    Recitals
HSR Act    Section 3.05(b)(ii)
HSR Approval    Section 4.03(b)(i)
Insurance Policies    Section 3.18
Interim Investment Documents    Section 6.18(a)
IRS    Section 3.10(b)
Legal Restraint    Section 7.01(c)
Liability Limitation    Section 8.02(f)
Liens    Section 3.02
Maximum Amount    Section 6.09(c)
MBCA    Recitals
Merger    Recitals
Merger Consideration    Section 2.01(a)
Merger Sub    Preamble

Exhibit 2.1
MPUC    Section 3.05(b)(iv)
Other Subsidiary    Section 5.01(b)(ii)
Parent    Preamble
Parent Disclosure Letter    Article IV
Parent Material Adverse Effect    Section 7.02(a)
Parent Related Parties    Section 8.02(e)(i)
Parent Required Approvals    Section 4.03(b)(iv)
Parent Required Consents    Section 4.03(a)
Parties    Preamble
Permitted Tax Equity Transaction Documents    Section 5.01(b)(i)
Plan of Merger    Section 1.07
Preferred Equity Investment    Section 6.18(b)
Preferred Stock    Section 3.03(a)
Privacy Policies    Section 3.17(d)
Privacy Requirements    Section 3.17(d)
Prohibited Modifications    Section 5.04(d)
Prohibited Terms    Section 5.01(b)(xii)
Proxy Statement    Section 6.01(a)
PSCW    Section 3.05(b)(iv)
Real Property    Section 3.16
Real Property Leases    Section 3.16
Represented Employee    Section 6.10(c)
Required Amount    Section 4.07(b)
Required Approvals    Section 4.03(b)(iv)
Required Consents    Section 4.03(a)
Required Debt Terms    Section 5.01(b)(xii)
SEC    Section 3.05(b)(i)
Second Call Period    Section 6.18(b)
Second Tranche Investment    Section 6.18(b)
Securities Act    Section 3.05(b)(i)
Security Incident    Section 3.17(e)
Specified Debt Agreements    Section 5.05(h)
Specified Employees    Section 5.01(b)(vii)
State Approvals    Section 4.03(b)(iii)
Substitute Financing    Section 5.04(e)
Superior Company Proposal    Section 5.03(g)(ii)
Surviving Corporation    Section 1.01
Title IV Plan    Section 3.10(d)
Transaction Litigation    Section 6.04
Transition Committee    Section 6.16
Willful Breach    Section 8.02(g)

Exhibit 2.1
EXHIBIT B

FORM OF SURVIVING CORPORATION ARTICLES OF INCORPORATION
[Attached.]
B-1

Exhibit 2.1

Final Form
SECOND AMENDED AND RESTATED
ARTICLES OF INCORPORATION OF
ALLETE, INC.
[●], 202[●]

1.Name. The name of the corporation is ALLETE, Inc. (the “Company”).
2.Registered Office. The address of the registered office of the Company in Minnesota is 30 West Superior Street, Duluth Minnesota 55802.
3.Authorized Shares. The total number of shares of capital stock which the Company is authorized to issue is [●] ([●]) shares of capital stock (the “Capital Stock”). The Capital Stock shall be divided into two classes consisting of [●] ([●]) shares designated as Class A stock, par value [$0.001] per share (the “Class A Stock”) and [●] ([●]) shares designated as Class B stock, par value [$0.001] per share (the “Class B Stock”). The rights, powers, privileges, preferences and restrictions of the Class A Stock and Class B Stock are as follows.
A.Class A Stock
i.Rights, Powers, Privileges, Preferences, and Restrictions. Except as provided in Section 3(B)(i) and Section 3(B)(ii) or as otherwise required by applicable law, all of the rights, powers, privileges, preferences, and restrictions of the Capital Stock, including, but not limited to, all voting rights; all rights to receive dividends, distributions, and other economic or non-economic benefits; and all rights, privileges, or preferences upon the liquidation, dissolution or winding up of the Company, including in the event of a merger, consolidation, asset sale, or other transaction, shall solely be vested in the Class A Stock and the holders thereof.
B.Class B Stock
i.Voting in Elections of Directors. Except as otherwise required by applicable law, the holders of Class B Stock, exclusively and as a separate class, shall be entitled to elect all of the directors of the Company at each meeting or pursuant to each consent of the Company’s shareholders for the election of directors. Any director may be removed during his or her term of office, either with or without cause, by, and only by, the affirmative vote of the holders of Class B Stock given either at a special meeting of such shareholders duly called for that purpose or pursuant to a written consent of the Company’s shareholders, and any vacancy thereby created may be filled by, and only by, the holders of Class B Stock represented at the meeting or pursuant to written consent.
ii.Liquidation, Dissolution, or Winding up of the Company. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, including in the event of a merger,

Exhibit 2.1

Final Form
consolidation, asset sale, or other transaction (each, a “Liquidation Event”), each holder of Class B Stock shall be entitled to a payment, in cash, of $[●] per share of Class B Stock held by such holder at the effective time of the Liquidation Event.
iii.No Other Rights, Powers, Privileges, Preferences, or Restrictions. Except as provided in Section 3(B)(i) and Section 3(B)(ii) or as otherwise required by applicable law, the Class B Stock, and the holders thereof, shall have no rights, powers, privileges, preferences, or restrictions, including, but not limited to, with respect to any other voting rights; any rights to receive dividends, distributions, or other economic or non-economic benefits; or any rights, privileges, or other preferences upon the liquidation, dissolution or winding up of the Company, including in the event of a merger, consolidation, asset sale, or other transaction.
4.No Cumulative Voting. There shall be no cumulative voting by the shareholders of the Company.
5.No Preemptive Rights. The shareholders of the Company shall not have any preemptive rights arising under the Minnesota Business Corporation Act. This provision is not applicable to rights arising in connection with a designation of rights and preferences of a series of preferred stock or arising under contract.
6.Limitation of Directors’ Liability. To the fullest extent permitted by the Minnesota Business Corporation Act as the same exists or may hereafter be amended, a director of the Company shall not be personally liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director. Neither the amendment, modification nor repeal of this Section 6 nor the adoption of any provision in these articles of incorporation inconsistent with this Section 6 shall adversely affect any right or protection of a director of the Company with respect to any act or omission that occurred prior to the time of such amendment, modification, repeal or adoption.
7.Written Action by Directors. An action required or permitted to be taken at a meeting of the board of directors of the Company may be taken by a written action signed, or consented to by authenticated electronic communication, by all of the directors unless the action need not be approved by the shareholders of the Company, in which case the action may be taken by a written action signed, or consented to by authenticated electronic communication, by the number of directors that would be required to take the same action at a meeting of the board of directors of the Company at which all of the directors were present. A written action may be signed in separate counterparts.
8.Written Action by Shareholders. At any time that the Company is not a “publicly held corporation” (as defined by Minnesota Statutes Section 302A.011, Subd. 40), an action required or permitted to be taken at a meeting of the shareholders of the Company may be taken without a meeting by written action signed, or consented to by authenticated electronic communication, by shareholders having voting power equal to the voting power that would be
2

Exhibit 2.1

Final Form
required to take the same action at a meeting of the shareholders at which all shareholders were present, but in no event may written action be taken by holders of less than a majority of the voting power of all shares entitled to vote on that action.
9.No Dissenters’ Rights for Articles Amendments. To the fullest extent permitted by the Minnesota Business Corporation Act as the same exists or may hereafter be amended, a shareholder of the Company shall not be entitled to dissent from, and obtain payment for the fair value of the shareholder’s shares in the event of, an amendment of the articles of incorporation.
10.Control Share Acquisitions. Minnesota Statutes Section 302A.449, Subd. 7, and 302A.671 (all as may be amended from time to time) concerning Control Share Acquisitions shall not apply to the Company.

3

Exhibit 2.1
EXHIBIT C

FORM OF SURVIVING CORPORATION BYLAWS
[Attached.]

C-1

Exhibit 2.1

Final Form

SECOND AMENDED AND RESTATED BYLAWS OF ALLETE, INC. AS ADOPTED ON [●], 202[●]

Exhibit 2.1

i

Exhibit 2.1

6.1	Books and Records	5
6.2	Fiscal Year	6
6.3	Corporate Seal	6
6.4	Amendment of Bylaws	6

ii

SECOND AMENDED AND RESTATED
BYLAWS
OF
ALLETE, INC.
ARTICLE 1.
SHAREHOLDERS
1.1    Place of Meetings. Except as provided otherwise by the Minnesota Business Corporation Act, regular meetings of the shareholders shall be held at such place, within or without the state of Minnesota, on such date and at such time as the board of directors may determine.
1.2    Regular Meetings. Regular meetings of the shareholders may be held on an annual or other less frequent basis but need not be held unless required by the Minnesota Business Corporation Act. At each regular meeting of the shareholders, the shareholders shall elect qualified successors for directors who serve for an indefinite term or whose terms have expired or are due to expire within six months after the date of the meeting and shall transact such other business as may properly come before them.
1.3    Special Meetings. Special meetings of the shareholders may be called for any purpose or purposes at any time by the board of directors, the chief executive officer or any other persons(s) specifically authorized under the Minnesota Business Corporation Act to call special meetings. Except as provided otherwise by the Minnesota Business Corporation Act, special meetings of the shareholders shall be held at such place, within or without the state of Minnesota, on such date and at such time as the person calling such meeting may determine.
1.4    Quorum, Adjourned Meetings. The holders of a majority of the voting power of the shares entitled to vote at the meeting shall constitute a quorum for the transaction of business at any regular or special meeting. Whether or not a quorum is present at the meeting, the chief executive officer may adjourn the meeting from time to time without notice other than announcement at the time of adjournment of the date, time and place of the adjourned meeting. At adjourned meetings at which a quorum is present, any business may be transacted which might have been transacted at the meeting as originally noticed. If a quorum is present when a duly called or held meeting is convened, the shareholders present may continue to transact business until adjournment even though the withdrawal of a number of shareholders originally present leaves less than the proportion otherwise required for a quorum.
1.5    Voting. At each meeting of the shareholders every shareholder having the right to vote shall be entitled to vote either in person or by proxy, with one vote for each share held. The shareholders shall take action by the affirmative vote of the holders of the greater of (i) a majority of the voting power of the shares present and entitled to vote on that item of business, or (ii) a majority of the voting power of the minimum number of the shares entitled to vote that would constitute a quorum for the transaction of business at the meeting, except to the extent that the Minnesota Business Corporation Act may require a larger proportion or number.
1.6    Record Date. The board of directors may fix, or authorize an officer to fix, a date not more than 60 days before the date of any meeting of shareholders, as a record date for the

Exhibit 2.1
determination of the shareholders entitled to notice of, and entitled to vote at, such meeting, notwithstanding any transfer of shares on the books of ALLETE, Inc. (the “Company”) after any record date so fixed.
1.7    Notice of Meetings. Notice of all meetings of shareholders shall be given to each holder of shares entitled to vote at the meeting, at such shareholder’s address as shown by the books of the Company, containing the date, time and place of the meeting at least 24 hours before the date of the meeting, except as otherwise provided in Section 1.4 with respect to an adjourned meeting and as otherwise provided by the Minnesota Business Corporation Act. Every notice of any special meeting shall state the purpose or purposes for which the meeting has been called, and the business transacted at all special meetings shall be confined to the purposes stated in the notice.
1.8    Written Action. Any action required or permitted to be taken at a meeting of the shareholders may be taken without a meeting by written action (which may be in counterparts) signed by all of the shareholders entitled to vote on that action. The written notice is effective when it has been signed by all of those shareholders, unless a different effective time is provided in the written action.
1.9    Chief Executive Officer; Secretary. The chief executive officer shall preside over any meeting of the shareholders and the secretary shall keep official records of all such meetings. In the absence of the secretary, the chief executive officer may appoint any person to act as secretary of the meeting.
ARTICLE 2.
DIRECTORS
2.1    Number, Qualifications and Term of Office. The number of directors of the Company shall be determined from time to time by the board of directors. A director must be a natural person and need not be a shareholder. Each of the directors shall hold office until the regular meeting of shareholders next held after such director’s election and until such director’s successor shall have been elected and shall qualify, or until the earlier death, resignation, removal or disqualification of such director.
2.2    Board Meetings. Meetings of the board of directors may be held from time to time at such time and place within or without the state of Minnesota as may be designated in the notice of such meeting.
2.3    Calling Meetings; Notice. Meetings of the board of directors may be called by any director by giving notice (i) in person or by telephone to the director at least 24 hours in advance of the meeting, or (ii) by personally delivering written notice to the director’s last known business or home address at least 48 hours in advance of the meeting. If the date, time and place of a meeting of the board of directors has been announced at a previous meeting of the board, no notice is required. Notice of an adjourned meeting of the board of directors need not be given other than by announcement at the meeting at which adjournment is taken.
2.4    Waiver of Notice. Notice of any meeting of the board of directors may be waived by any director either before, at or after such meeting orally or in a writing signed by such director.
2

Exhibit 2.1
2.5    Quorum. A majority of the directors holding office immediately prior to a meeting of the board of directors shall constitute a quorum for the transaction of business at such meeting. In the absence of a quorum, a majority of the directors present may adjourn a meeting from time to time until a quorum is present. If a quorum is present when a duly called or held meeting is convened, the directors present may continue to transact business until adjournment, even though the withdrawal of a number of directors originally present leaves less than the proportion or number otherwise required for a quorum.
2.6    Conference Communications. Any or all directors may participate in any meeting of the board of directors by any means of communication through which the directors may simultaneously hear each other during such meeting, and such participation constitutes presence in person at the meeting.
2.7    Vacancies; Newly Created Directorships. Vacancies on the board of directors by reason of death, resignation, removal or disqualification may be filled for the unexpired term by a majority of the remaining directors even though less than a quorum. Vacancies on the board of directors resulting from newly created directorships may be filled by the affirmative vote of a majority of directors serving at the time of such increase. Each such director appointed to fill a vacancy shall hold office for the term to which such director was appointed and until such director’s successor shall have been elected and qualified, or until the earlier death, resignation, removal or disqualification of such director.
2.8    Removal. A director may be removed at any time, with or without cause, by the affirmative vote of the shareholders holding a majority of the shares entitled to vote at an election of directors. A director named by the board of directors to fill a vacancy may be removed from office at any time, with or without cause, by the affirmative vote of the remaining directors if the shareholders have not elected such director to the board of directors in the interim between the time of the appointment to fill such vacancy and the time of the removal. New directors may be elected at a meeting at which directors are removed.
2.9    Act of the Board. The board of directors shall take action by the affirmative vote of (i) a majority of the directors present at a duly held meeting at the time the action is taken, or (ii) a majority of the minimum proportion or number of directors that would constitute a quorum for the transaction of business at the meeting, except to the extent that the Minnesota Business Corporation Act may require a larger proportion or number.
ARTICLE 3.
OFFICERS
3.1    Offices Created; Qualifications; Election. The corporation shall have a chief executive officer, a chief financial officer and such other officers, if any, as the board of directors from time to time may elect. Any number of offices or functions of those offices may be held or exercised by the same person. The board of directors may elect officers at any time.
3.2    Term of Office. Each officer shall hold office until his or her successor has been elected, unless a different term is specified in the resolution electing the officer, or until his or her earlier death, resignation or removal.
3

Exhibit 2.1
3.3    Removal of Officers. Any officer may be removed from office at any time, with or without cause, by the board of directors.
3.4    Resignation. An officer may resign at any time by giving written notice to the Company. A resignation will be effective upon its receipt by the Company unless the resignation specifies that it is to be effective at some later time or upon the occurrence of some specified later event.
3.5    Vacancies. A vacancy in any office may, or in the case of a vacancy in the office of chief executive officer or chief financial officer shall, be filled by the board of directors.
3.6    Powers. Unless otherwise specified by the board of directors, each officer shall have those powers and shall perform those duties that are (i) set forth in these bylaws, (ii) set forth in the resolution of the board of directors electing that officer or any subsequent resolution of the board of directors with respect to that officer’s duties, (iii) set forth in the Minnesota Business Corporation Act, or (iv) commonly incident to the office held.
3.7    Chief Executive Officer. The chief executive officer shall have general active management of the business of the Company. The chief executive officer shall preside at all meetings of the shareholders and board of directors. The chief executive officer shall see that all orders and resolutions of the board of directors are carried into effect. The chief executive officer shall execute and deliver, in the name of the Company, any deeds, mortgages, bonds, contracts or other instruments pertaining to the business of the Company unless the authority to execute and deliver is required by law to be exercised by another person or is expressly delegated by the articles of incorporation or bylaws or by the board of directors to some other officer or agent of the Company. The chief executive officer shall maintain records of and, whenever necessary, certify all proceedings of the board of directors and the shareholders, and in general, shall perform all duties usually incident to the office of the president. The chief executive officer shall have such other duties as may, from time to time, be prescribed by the board of directors.
3.8    Chief Financial Officer. The chief financial officer shall keep accurate financial records for the Company. The chief financial officer shall deposit all moneys, drafts and checks in the name of, and to the credit of, the Company in such banks and depositories as the board of directors shall, from time to time, designate. The chief financial officer shall have power to endorse for deposit, all notes, checks and drafts received by the Company. The chief financial officer shall disburse the funds of the Company, as ordered by the board of directors, making proper vouchers therefore. The chief financial officer shall render to the chief executive officer and the board of directors, whenever requested, an account of all transactions entered into as chief financial officer and of the financial condition of the Company, and shall perform such other duties as may, from time to time, be prescribed by the board of directors or by the chief executive officer.
3.9    Secretary. The secretary, if any, shall be subject to the direction and control of the board of directors, the chief executive officer and the chief financial officer, and shall have such powers and duties as the board of directors, the chief executive officer or the chief financial officer may assign to the secretary.
4

Exhibit 2.1
ARTICLE 4.
SHARES
4.1    Uncertificated Shares. All shares of the Company shall be uncertificated.
4.2    Share Register. The Company shall keep at its principal executive office, or at another place or places within the United States determined by the board of directors (i) a share register not more than one year old, containing the names and addresses of the shareholders, and (ii) the number of shares held by each shareholder and the dates of issue for such shares.
4.3    Transfer of Shares. The transfer of shares on the share transfer books of the Company may be authorized only by the shareholder of record thereof, who shall furnish proper evidence of authority to transfer. The Company may treat as the exclusive owner of shares of the Company for all purposes, the person or persons in whose name shares are registered on the books of the Company.
ARTICLE 5.
INDEMNIFICATION
5.1    Indemnification. The Company shall indemnify all officers and directors of the Company, for such expenses and liabilities, in such manner, under such circumstances and to such extent as required or permitted by the Minnesota Business Corporation Act, as now enacted or hereafter amended. Unless otherwise approved by the board of directors, the Company shall not indemnify any employee of the Company who is not otherwise entitled to indemnification pursuant to this bylaw.
5.2    Insurance and Advancement of Expenses. The board of directors may authorize the purchase and maintenance of insurance for the purpose of such indemnification, and the Company shall advance all reasonable costs and expenses (including attorneys’ fees) incurred in defending any action, suit or proceeding to all persons entitled to indemnification under this bylaw, all in the manner, under the circumstances and to the extent required or permitted by the Minnesota Business Corporation Act, as now enacted or hereafter amended.
ARTICLE 6.
GENERAL PROVISIONS
6.1    Books and Records. The Company shall keep at its principal executive office, or, if its principal executive office is not in Minnesota, shall make available at its Minnesota registered office within 10 days after receipt by an officer of the Company of a written demand by a shareholder, beneficial owner or a holder of a voting trust certificate, originals or copies of the books and records required to be kept and made available under the Minnesota Business Corporation Act, or any successor thereto.
6.2    Fiscal Year. The fiscal year of the Company shall be fixed by resolution of the board of directors.
6.3    Corporate Seal. The Company shall have no seal.
5

Exhibit 2.1
6.4    Amendment of Bylaws. These bylaws may be amended or repealed by the board of directors. Such authority of the board of directors is subject to the power of the shareholders, exercisable in the manner provided in the Minnesota Business Corporation Act to adopt, amend or repeal bylaws adopted, amended or repealed by the board of directors. After the adoption of the initial bylaws, the board of directors shall not adopt, amend or repeal a bylaw fixing a quorum for meetings of shareholders, prescribing procedures for removing directors or filling vacancies in the board of directors or fixing the number of directors or their classifications, qualifications or terms of office, except that the board of directors may adopt or amend any bylaw to increase the number of directors.
6

Exhibit 2.1
EXHIBIT D

PREFERRED TERM SHEET

[Attached.]

D-1

Exhibit 2.1

*Final Form*

# EXHIBIT D

## Preferred Investment
## Summary of Indicative Terms and Conditions

*This Summary of Indicative Terms and Conditions (this "**Term Sheet**") is intended as a proposal for discussion purposes only, and should not be construed as a commitment or agreement of the parties. Notwithstanding any past, present, or future action, course of conduct, or failure to act relating to the transactions described hereunder, no joint venture, partnership, commitment or obligation hereunder shall exist until such time as the parties enter into a commitment letter or definitive documentation for the financing contemplated herein. This Term Sheet does not create a duty to negotiate in good faith toward definitive documentation and shall not be relied upon by any person as the basis for any liability or the basis for a contract by estoppel, or otherwise. References herein to the "**Merger Agreement**" means the Agreement and Plan of Merger, to be entered into by and among the Company, Parent and Merger Sub (each, as defined therein).*

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| ITEM / TERM[1] | PROPOSED TERMS |
|---|---|
| **ISSUER:** | ALLETE, Inc., a Minnesota corporation (the "***Company***"). |
| **INVESTOR:** | An investment vehicle affiliated with one or more funds, accounts or other entities managed or advised by The Canada Pension Plan Investment Board and/or Global Infrastructure Management, LLC (the "***Investor***"). |
| **SECURITIES AND CAPITALIZATION:** | $300 million of Serial Preferred Stock A (the "***Preferred Shares***" and, such $300 million investment, the "***Preferred Investment Amount***"). |
| **MATURITY:** | Perpetual, subject to certain redemption rights (*see* "Redemption" paragraph). |

1 The following matters addressed in the Company Articles are not addressed in the term sheet and will govern the Preferred Investment vehicle (unless altered by amendment of the Company Articles pursuant to a shareholder vote): (i) Director Elections - Holders of Serial Preferred Stock A have the right to elect a majority of the board of directors if dividends are not paid on the Preferred Shares for four quarters (Art. III, paragraph 10-13); and (ii) Preemptive Rights - No shareholder, including holders of Serial Preferred Stock A, have preemptive rights (Art III, paragraph 15).

1

Exhibit 2.1

| ITEM / TERM[1] | PROPOSED TERMS |
|---|---|
| **CAPITAL CALL:** | Beginning July 1, 2025 through December 31, 2025, the Company may call capital (in an aggregate amount not to exceed the Preferred Investment Amount) from the Investor in exchange for Preferred Shares, subject to the terms and limitations below:<br>• *Timing / Minimum Capital Call*: The Company may only call capital once during the Third Quarter (as defined below) and once during the Fourth Quarter (as defined below), in each case, in an amount no less than $50 million.<br>• *Maximum Capital Call Per Quarter*:<br>o July 1, 2025 – September 30, 2025 (the "***Third Quarter***"): During the Third Quarter, the Company may not call capital in an amount exceeding $150 million; and<br>o October 1, 2025 – December 31, 2025 (the "***Fourth Quarter***" and, together with the Third Quarter, the "***Funding Period***"): During the Fourth Quarter, the Company may call an amount of capital equal to $300 million, *minus* the amount of capital called during the Third Quarter (if any).<br>For the avoidance of doubt, in no event will the Investor be required to fund capital (x) following, or in response to, a capital call by the Company (i.e., the Investor may, but is not required, to fund capital in response to a capital call by the Company), (y) in an aggregate amount greater than the Preferred Investment Amount or (z) prior to or following the Funding Period.[2] If Investor does not elect to invest in response to a capital call by the Company, the Company will, in its discretion, have the ability to access common equity from the capital markets within certain agreed upon parameters.[3] |
| **USE OF PROCEEDS:** | The net proceeds from the sale of the Preferred Shares will be used for working capital and general corporate purposes (the "***Merger Closing***"). |
| **RANKING:** | The Preferred Shares shall rank with respect to dividend rights and rights upon any liquidation, winding-up or dissolution of Company:<br>• *senior*, to the common shares of the Company ("***Common Shares***"); and<br>• *junior*, to all of the Company's existing and future indebtedness.<br>The Company shall not issue (i) preferred stock to any other person (other than the Investor) or (ii) any other capital stock or other equity interest that would be senior or *pari passu* to the Preferred Shares. |
| **ISSUE PRICE:** | $[1,000] per Preferred Share. |
| **LIQUIDATION PREFERENCE:** | $[1,000] per Preferred Share, plus any accrued and/or unpaid distributions (the "***Liquidation Preference***"), subject to applicable tax withholding. |

2 For clarity and illustrative purposes only, if the Company calls $150 million of capital in the Third Quarter, the Company may only call capital in the Fourth Quarter in an amount of between $50 million and $150 million. If the Company does not call capital in the Third Quarter, then the Company may call capital in the Fourth Quarter in the amount of up to $300 million.

3 Parameters include a cap on the amount of equity the Company can access from the capital markets equal to the amount requested as a capital call *minus* the amount funded by Investors in response to such request.

2

Exhibit 2.1

| ITEM / TERM[1] | PROPOSED TERMS |
|---|---|
| **DISTRIBUTIONS:** | The Company will pay a distribution in cash of 9% per annum (the "***Distribution Rate***") on any outstanding Preferred Shares quarterly in arrears, net of applicable withholding taxes, if any; *provided that* on the Listing Date, the Distribution Rate will be reset to a to-be-agreed upon spread to the five-year UST calculated on such date. |
| **VOTING RIGHTS:** | None. |
| **COVENANTS AND OTHER RIGHTS:** | Prior to the earlier of (i) the Merger Closing and (ii) the termination of the Merger Agreement in accordance with Article VIII thereof, the Company shall be subject to, and comply with, the interim operating covenants set forth in Section 5.01 of Merger Agreement.<br><br>If the Merger Agreement is terminated in accordance with Article VIII thereof, and for so long as any Preferred Shares are issued and outstanding thereafter, the Company shall be subject to, and comply with, certain customary maintenance and negative covenants for a transaction of this nature. |
| **TRANSFERABILITY; REGISTRATION RIGHTS; PUBLIC PREFERRED:** | Prior to the termination of the Merger Agreement, the Investor shall not transfer Preferred Shares, other than to a permitted transferee (e.g., an affiliate, including affiliates of Investor's direct and indirect equityholders).<br><br>In the event that the Merger Agreement is terminated in accordance with Article VIII thereof, the Company shall agree, upon receipt of a written request of the Investor to: (i) file, within 6 months of receipt of such written request, a registration statement registering the re-sale of the Preferred Shares by the Investor and to use reasonable best efforts to cause such registration statement to become effective, (ii) provide customary assistance to the Investor in conducting a to-be-agreed upon number of underwritten offerings of the Preferred Shares and (iii) use reasonable best efforts to list the Preferred Shares for trading on the NYSE (the date of such listing, the "***Listing Date***"). On the Listing Date, the terms of the Preferred Shares will become structured as a market-standard preferred equity investment consistent with similar utility transactions and the Preferred Shares will not be redeemable for five years from the Listing Date). The definitive agreements will contain customary a customary liquidated damages provision for a failure of a registration statement and listing to become effective and provisions related to cutbacks and suspension periods with respect to the registration of the Preferred Shares. |
| **BREAK FEE** | If the Merger Agreement is terminated in accordance with Article VIII and the Company is entitled to a Parent Termination Fee (as defined in the Merger Agreement) thereunder, payment of the Parent Termination Fee would be subject to the following terms and limitations (notwithstanding anything to the contrary in the Merger Agreement):<br><br>• If the applicable Parent Termination Fee that is due and payable by Investor is greater than the aggregate Liquidation Preference of all Preferred Shares held by the Investor, then Parent shall have the right, at its election, to reduce the Parent Termination Fee due and payable, in whole or in part. If Parent so elects, Parent will pay the Company an amount equal to the Parent Termination Fee due and payable *minus* the portion of the aggregate Liquidation Preference for all Preferred Shares held by the Investor so elected (the Preferred Shares associated with any such exercised offset by Investor, the "<u>Offset Preferred Shares</u>"). The Offset Preferred Shares shall be deemed redeemed with no obligations thereunder outstanding.[4] |

[4] For clarity and illustrative purposes only, if (1) the Parent Termination Fee due and payable by Investor is equal to $200 million, (2) the aggregate Liquidation Preference of all Preferred Shares held by Investor is equal to $100

3

Exhibit 2.1

| ITEM / TERM[1] | PROPOSED TERMS |
|---|---|
| | • If the applicable Parent Termination Fee that is due and payable by Investor is equal to the aggregate Liquidation Preference of all Preferred Shares held by Investor, then Parent shall have the right, at its election, to reduce the Parent Termination Fee due and payable, in whole or in part. If Parent so elects, Parent will pay the Company an amount equal to the Parent Termination Fee due and payable *minus* the portion of the aggregate Liquidation Preference for all Preferred Shares held by the Investor so elected. The Offset Preferred Shares shall be deemed redeemed with no obligations thereunder outstanding.[5]<br>• If the aggregate Liquidation Preference for all Preferred Shares held by the Investor is greater than the applicable Parent Termination Fee due and payable by Investor, then Parent shall have the right, at its election, to reduce the Parent Termination Fee due and payable, in whole or in part. If Parent so elects, Parent will pay the Company an amount equal to the Parent Termination Fee due and payable *minus* the portion of the aggregate Liquidation Preference for all Preferred Shares held by the Investor so elected. The Offset Preferred Shares shall be deemed redeemed with no obligations thereunder outstanding.[6] |
| **REDEMPTION** | If the Merger Agreement is terminated in accordance with Article VIII, any Preferred Shares issued and outstanding thereafter (after offset in accordance with "Termination Fee" paragraph, if applicable), may, if the Preferred Shares have not been registered, be redeemed by the Company for a price per Preferred Share equal to the Liquidation Preference, subject to applicable tax withholding (if such Preferred Shares have not been registered in accordance with the "Transferability; Registration Rights" paragraph). |
| **CLOSING OF THE MERGER** | As promptly as practicable after the Effective Time and on the Closing Date, each Preferred Share will, directly or indirectly, be contributed by the Investor to the Company (or any successor thereto) to capital or in exchange for common shares. |
| **DEFINITIVE DOCUMENTATION; ADDITIONAL TERMS:** | This Term Sheet does not purport to be complete, and is qualified by and subject to the definitive documentation with respect to the transaction contemplated hereby (to be negotiated by the relevant parties), which will include such other terms and conditions consistent with those set forth in the articles of incorporation of the Company and as would be customary for a transaction of this nature. |

million, and (3) Parent elects to offset the aggregate Liquidation Preference of all Preferred Shares held by Investor (i.e., $100 million), Investor will be required to pay the Company a termination fee equal to $100 million and the Offset Preferred Shares will be deemed redeemed with no obligations thereunder outstanding.

5 For clarity and illustrative purposes only, if (1) the Parent Termination Fee due and payable by Investor is equal to $200 million, (2) the aggregate Liquidation Preference of all Preferred Shares held by Investor is equal to $200 million, and (3) Parent elects to offset the aggregate Liquidation Preference of all Preferred Shares held by Investor (i.e., $200 million), then no Parent Termination Fee shall be due and payable, and the Preferred Shares held by Investor will be deemed fully redeemed with no obligations thereunder outstanding.

6 For clarity and illustrative purposes only, if (1) the aggregate Liquidation Preference of all Preferred Shares held by Investor is equal to $200 million, (2) the Parent Termination Fee due and payable by Investor is equal to $100 million, and (3) Parent elects to offset the $100 worth of the aggregate Liquidation Preference of all Preferred Shares held by Investor, then no Parent Termination Fee will be paid by Parent, and the Offset Preferred Shares subject to such offset will be deemed redeemed with no obligations thereunder outstanding.

4

Exhibit 2.1